EXHIBIT 10.1
CREDIT AGREEMENT
DATED AS OF NOVEMBER 20, 2009,
AMONG
CPM ACQUISITION CORP.,
CPM WOLVERINE PROCTOR, LLC
AND
CROWN IRON WORKS COMPANY,
AS BORROWERS,
CERTAIN AFFILIATES OF THE FOREGOING ENTITIES,
AS GUARANTORS,
THE LENDERS FROM TIME TO TIME PARTIES HERETO,
HARRIS N.A.,
AS ADMINISTRATIVE AGENT
* * * * * *
BMO CAPITAL MARKETS,
AS SOLE LEAD ARRANGER
AND
SOLE BOOKRUNNER

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-ii-

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EXHIBITS AND SCHEDULES

EXHIBIT A	—	Notice of Payment Request
EXHIBIT B	—	Borrowing Base Certificate
EXHIBIT C	—	Revolving Note
EXHIBIT D	—	Compliance Certificate
EXHIBIT E	—	Assignment and Acceptance

SCHEDULE 1	—	Revolving Credit Commitments
SCHEDULE 4.1	—	Existing Hedges
SCHEDULE 5.1	—	Existing Liens
SCHEDULE 6.2	—	Credit Parties
SCHEDULE 6.8	—	Intellectual Property and Licenses
SCHEDULE 6.22	—	Employee Controversies
SCHEDULE 6.23	—	Environmental Matters
SCHEDULE 8.7	—	Indebtedness
SCHEDULE 8.9	—	Investments

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CREDIT AGREEMENT
          This Credit Agreement is entered into as of November 20, 2009, by and among the persons designated as “Borrowers” on the signature pages hereto, the persons designated as “Guarantors” on the signature pages hereto, the several financial institutions from time to time party to this Agreement, as Lenders, and Harris N.A., as Administrative Agent as provided herein. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in Section 5.1 hereof.
PRELIMINARY STATEMENT
          The Borrowers desire that the Lenders make certain loans, advances and other financial accommodations to the Borrowers pursuant to the terms of this Agreement to refinance certain Indebtedness of the Borrowers, to satisfy the fees and expenses of the Borrowers owing in connection with the transactions contemplated by this Agreement, and to provide financing to the Borrowers for working capital and other lawful business purposes.
          NOW, THEREFORE, in consideration of the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE I
THE CREDIT FACILITIES.
          Section 1.1 Revolving Credit Commitments.
          (a) General Terms of Revolving Loans. Subject to the terms and conditions hereof, each Lender, by its acceptance hereof, severally agrees to make a loan or loans (individually, a “Revolving Loan” and collectively, the “Revolving Loans”) to each Borrower from time to time on a revolving basis in Dollars up to the amount of such Lender’s Revolving Credit Commitment before the Termination Date, subject to any reductions thereof pursuant to the terms hereof. The sum of the aggregate principal amount of the Revolving Loans, the L/C Obligations, the aggregate principal amount of the Swingline Loans and other extensions of credit hereunder, if any, by the Lenders to the Borrowers at any time outstanding shall not exceed the lesser of (i) the aggregate amount of Revolving Credit Commitments in effect at such time and (ii) the Borrowing Base as then determined and computed plus, in Administrative Agent’s sole discretion, any Permitted Overadvances then in effect. Each Borrowing of Revolving Loans shall be made ratably from the Lenders in proportion to their respective Revolver Percentages. As provided in Section 1.6(a) hereof, the Borrower Representative may elect that such Borrowing of Revolving Loans be either Base Rate Loans or Eurodollar Loans. Revolving Loans may be repaid and the principal amount thereof re-borrowed from time to time before the Termination Date, subject to the terms and conditions hereof.
          (b) Reserves. Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall have the right from time to time to establish reserves (including without limitation reserves with respect to the Funds Transfer and Deposit Account Liability and the Hedging Liability applicable to Borrowers) as the Administrative Agent shall deem necessary or appropriate in its reasonable credit judgment. The amount of all Monetary Reserves and all Non-Monetary Reserves shall be subtracted from the Borrowing Base and the amount of all Monetary Reserves (other than reserves with respect to Hedging Liability) shall be subtracted from the aggregate Revolving Credit Commitments when calculating the amount of availability under the Revolving Credit. By way of example and not by way of limitation, the Administrative Agent may from time to time establish reserves with respect to such matters as (i) amounts owing by any Borrower to any Person to the extent secured by a Lien on Receivables or Inventory of any Borrower, or that would otherwise adversely affect Administrative Agent’s rights in the Collateral, (ii) an increase in the percentage of the Inventory that is slow-moving, (iii) other matters adversely affecting Administrative Agent’s rights in or access to the Collateral, (iv) two months’ rental or other charges relating to leased locations of Inventory as to which a reasonably satisfactory landlord’s waiver has not been delivered to the Administrative Agent and two months’ charges relating to off-site warehouse locations of Inventory as to which a reasonably satisfactory warehouseman’s waiver has not been delivered to the Administrative Agent, in each case solely to the extent that any Eligible Inventory is located at such locations (provided, that if at any time any Borrower leases its corporate headquarters, and a satisfactory landlord’s waiver has not been delivered for such location, the Administrative Agent will be entitled to establish a reserve with respect to such location regardless of whether any Eligible Inventory is located at such location) and (v) other sums chargeable to the Borrowers as Revolving Loans under this Agreement. Notwithstanding the foregoing, the Administrative Agent will not impose any reserves under clause (iv) above until 30 days after the Closing Date.
          (c) Dilution. In addition to its right to establish reserves, as set forth above, the Administrative Agent shall have the right from time to time, upon not less than 5 days prior notice to Borrower Representative, to reduce any lending formula with respect to Eligible Accounts to the extent that the Administrative Agent determines in the exercise of its reasonable credit judgment that: (i) the dilution with respect to the Receivables for any period (based on the ratio of (1) the aggregate amount of reductions in Receivables other than as a result of payments in cash to (2) the aggregate amount of total sales) has increased or may be reasonably anticipated to increase above 5% or (ii) the general creditworthiness of Account Debtors has declined.
          Section 1.2 The Swingline.
          (a) Swingline Loans. Subject to all of the terms and conditions hereof, upon request by a Borrower, the Swingline Lender may in its discretion make loans in Dollars to the Borrowers (“Swingline Loans”), which shall not in the aggregate at any time outstanding exceed the lesser of (i) the Swingline Amount or (ii) the difference between (x) the Revolving Credit Commitments in effect at such time and (y) the sum of the principal amount of all Revolving Loans and Swingline Loans and the L/C Obligations outstanding at the time of computation. The Swingline Amount may be availed of by the Borrower from time to time and borrowings thereunder may be repaid and used again during the period ending on the day immediately preceding the Termination Date.
          (b) Requests for Swingline Loans. Swingline Loans shall be disbursed in the manner set forth in Section 1.6(h); provided, that the applicable Borrower may give the Administrative Agent prior notice (which may be written or oral) no later than 12:00 noon (Chicago time) on the date upon which such Borrower requests that any Swingline Loan be made, specifying in each case the amount and date of such Swingline Loan. The Administrative Agent shall promptly advise the Swingline Lender of any such notice. The Swingline Lender shall promptly advise the applicable Borrower of its election to make or not make the requested Swingline Loan. Without limiting the foregoing, the obligation of the Swingline Lender to make Swingline Loans shall be subject to all of the terms and conditions of this Agreement (provided that the Swingline Lender shall be entitled to assume that the conditions precedent to an advance of any Swingline Loan have been satisfied unless notified to the contrary by the Administrative Agent or the Required Lenders).
          (c) Interest on Swingline Loans. Each Swingline Loan shall be a Base Rate Loan, and as such, shall bear interest at the Base Rate plus the Applicable Margin for Base Rate Loans. Interest on each Swingline Loan shall be due and payable as provided in Section 1.4, and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand.
          (d) Refunding Loans. In its sole and absolute discretion, the Swingline Lender may at any time, on behalf of the applicable Borrower (which hereby irrevocably authorizes the Swingline Lender to act on its behalf for such purpose) and with notice to the Borrower Representative and the Administrative Agent, request each Lender to make a Revolving Loan in an amount equal to such Lender’s Revolver Percentage of the amount of the Swingline Loans outstanding on the date such notice is given. Borrowings of Loans under this Section 1.2(d) shall constitute Base Rate Loans. Unless an Event of Default described in Section 9.1(k) or 9.1(l) exists, regardless of the existence of any other Event of Default, each Lender shall make the proceeds of its requested Loan available to the Administrative Agent for the account of the Swingline Lender, in immediately available funds, at the principal office of the Administrative Agent in Chicago, Illinois, before 12:00 noon (Chicago time) on the Business Day following the day such notice is given. The proceeds of such Loans shall be immediately applied to repay the Swingline Loans. The Administrative Agent shall promptly remit the proceeds of such Borrowing to the Swingline Lender to repay such Swingline Loans.
          (e) Participations. If any Lender refuses or otherwise fails to make a Revolving Loan when requested by the Swingline Lender pursuant to Section 1.2(d) above (because an Event of Default described in Section 9.1(k) or 9.1(l) exists or otherwise), such Lender will, by the time and in the manner such Loan was to have been funded to the Swingline Lender, purchase from the Swingline Lender an undivided participating interest in the outstanding Swingline Loans in an amount equal to its Revolver Percentage of the aggregate principal amount of such Swingline Loans that were to have been repaid with such Loans. Each Lender that so purchases a participation in a Swingline Loan shall thereafter be entitled to receive its Revolver Percentage of each payment of principal received on such Swingline Loan and of interest received thereon accruing from the date such Lender funded to the Administrative Agent its participation in such Swingline Loan. The obligation of the Lenders to the Swingline Lender shall be absolute and unconditional and shall not be affected or impaired by any Default or Event of Default which may then be continuing hereunder.
          (f) Voluntary Prepayment of Swingline Loans. The Borrowers may voluntarily prepay any Swingline Loan at any time upon notice delivered to the Administrative Agent by the applicable Borrower no later than 12:00 noon (Chicago time) on the date of prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date fixed for prepayment.
          Section 1.3 Letters of Credit.
          (a) General Terms. Subject to the terms and conditions hereof, as part of the Revolving Credit, L/C Issuer shall issue standby and commercial letters of credit or guarantees or other credit support therefore (each, a “Letter of Credit”) for the Borrowers’ account having a Dollar Equivalent in an aggregate undrawn face amount at any one time issued and not expired up to the amount of the L/C Sublimit. Letters of Credit issued will be denominated in Dollars or an Alternative Currency. Notwithstanding anything contained herein to the contrary, L/C Issuer shall be obligated to issue any Letter of Credit if the issuance thereof would result in the violation of any borrowing limit set forth in Section 1.1 above. For such purposes, Letters of Credit denominated in an Alternative Currency will be valued at the Dollar Equivalent of the face amount of such Letters of Credit on a monthly basis or, if so determined by the Administrative Agent, on a more frequent basis. Each Letter of Credit shall be issued by L/C Issuer, but each Lender shall be obligated to reimburse L/C Issuer for such Lender’s applicable Revolver Percentage of the Dollar Equivalent of the amount of each drawing thereunder and, accordingly, each Letter of Credit shall constitute usage of the Revolving Credit Commitment of each Lender pro rata in an amount equal to its applicable Revolver Percentage of the L/C Obligations then outstanding.
          (b) Applications. At any time before the Termination Date, L/C Issuer shall, at the request of Borrower Representative, issue one or more Letters of Credit, in a form satisfactory to L/C Issuer, in an aggregate face amount as set forth above, upon the receipt of an application duly executed by the applicable Borrower for the relevant Letter of Credit in the form then customarily prescribed by L/C Issuer for the Letter of Credit requested (each, an “Application”). Notwithstanding anything contained in any Application to the contrary: (i) the Borrowers shall pay fees in connection with each Letter of Credit as set forth in Section 2.1 hereof, (ii) except as otherwise provided herein, before the occurrence of an Event of Default, L/C Issuer will not call for the funding by the Borrowers of any amount under a Letter of Credit before being presented with a drawing thereunder, and (iii) if L/C Issuer is not timely reimbursed for the amount of any drawing under a Letter of Credit on the date such drawing is paid (including without limitation pursuant to a Borrowing hereunder after notice to the Borrower Representative as provided in Section 1.3(c)), the applicable Borrower’s obligation to reimburse L/C Issuer for the amount of such drawing shall bear interest (which the Borrowers hereby promise to pay) from and after the date such drawing is paid at a rate per annum equal to the sum of 2.0% plus the Applicable Margin plus the Base Rate from time to time in effect (computed on the basis of a year of 360 days and the actual number of days elapsed). If L/C Issuer issues any Letter of Credit with an expiration date that is automatically extended, then such expiration date shall automatically extend, unless L/C Issuer gives notice that the expiration date will not so extend beyond its then scheduled expiration date, in which case L/C Issuer will give such notice of non-renewal before the time necessary to prevent such automatic extension if before such required notice date: (i) the Revolving Credit Commitments have been terminated, or (ii) a Default or an Event of Default exists and the Administrative Agent, at the request or with the consent of the Required Lenders, has given L/C Issuer instructions not to so permit the extension of the expiration date of such Letter of Credit.
          (c) The Reimbursement Obligations. Subject to Section 1.3(b) hereof, the obligation of the Borrowers to reimburse L/C Issuer for all drawings under a Letter of Credit (a “Reimbursement Obligation”) shall be governed by the Application related to Letter of Credit, except that reimbursement shall be made at the Administrative Agent’s principal office in Chicago, Illinois, in each case by no later than 1:30 p.m. (Chicago time) on the date when each drawing is paid if the Borrower Representative has been informed of such drawing by L/C Issuer on or before 10:00 a.m. (Chicago time) on the date when such drawing is paid or, if notice of such drawing is given to the Borrower Representative after 10:00 a.m. (Chicago time) on the date when such drawing is paid, by 1:30 p.m. (Chicago time) on the next Business Day thereafter, in immediately available funds. The Administrative Agent shall thereafter cause the funds received to be distributed to L/C Issuer in like funds. So long as all conditions to making advances set forth in this Agreement are satisfied at such time, the Administrative Agent agrees to promptly make Revolving Loans to Borrowers for such purposes in the manner set forth in Section 1.6(e). If the Borrowers do not make any such reimbursement payment on the date due and the Participating Lenders fund their participations therein in the manner set forth in Section 1.3(d) below, then all payments thereafter received by the Administrative Agent in discharge of any of the relevant Reimbursement Obligations shall be distributed in accordance with Section 1.3(d) below. All Reimbursement Obligations shall be valued in Dollar Equivalents as determined by the Administrative Agent at the time of drawing of the applicable Letter of Credit.
          (d) The Participating Interests. Each Lender (in each case, other than the Lender then acting as L/C Issuer in issuing the relevant Letters of Credit), by its acceptance hereof, severally agrees to purchase from L/C Issuer, and L/C Issuer hereby agrees to sell to each such Lender (a “Participating Lender”), an undivided percentage participating interest (a “Participating Interest”), to the extent of its applicable Revolver Percentage, in each Letter of Credit issued by, and each Reimbursement Obligation owed to, L/C Issuer. Upon any failure by the Borrowers to pay any Reimbursement Obligation at the time required on the date the related drawing is paid, as set forth in Section 1.3(c) above, or if L/C Issuer is required at any time to return to any Borrower or to a trustee, receiver, liquidator, custodian or other Person any portion of any payment of any Reimbursement Obligation, each Participating Lender shall, not later than the Business Day it receives a certificate in the form of Exhibit A hereto from L/C Issuer (with a copy to the Administrative Agent) to such effect, if such certificate is received before 1:30 p.m. (Chicago time), or not later than 1:30 p.m. (Chicago time) the following Business Day, if such certificate is received after such time, pay to the Administrative Agent for the account of L/C Issuer an amount equal to such Participating Lender’s applicable Revolver Percentage of such unpaid or recaptured Reimbursement Obligation, and such Participating Lender shall fund its applicable Revolver Percentage thereof together with interest on such amount accrued from the date the related payment was made by L/C Issuer to the date of such payment by such Participating Lender at a rate per annum equal to: (i) from the date the related payment was made by L/C Issuer to the date 2 Business Days after payment by such Participating Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Participating Lender, the Base Rate in effect for each such day. Each such Participating Lender shall thereafter be entitled to receive its applicable Revolver Percentage of each payment received in respect of the relevant Reimbursement Obligation and of interest paid thereon, with L/C Issuer retaining its applicable Revolver Percentage as a Lender hereunder.
          The several obligations of the Participating Lenders to L/C Issuer under this Section 1.3 shall be absolute, irrevocable and unconditional under any and all circumstances whatsoever and shall not be subject to any set-off, counterclaim or defense to payment which any Participating Lender may have or have had against any Borrower, L/C Issuer, the Administrative Agent, any Lender or any other Person whatsoever. Without limiting the generality of the foregoing, such obligations shall not be affected by any Default or Event of Default or by any reduction or termination of any Revolving Credit Commitment of any Lender, and each payment by a Participating Lender under this Section 1.3 shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Indemnification. The Participating Lenders shall, to the extent of their respective applicable Percentages, indemnify L/C Issuer (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from L/C Issuer’s gross negligence or willful misconduct) that L/C Issuer may suffer or incur in connection with any Letter of Credit issued by it. The obligations of the Participating Lenders under this Section 1.3(e) and all other parts of this Section 1.3 shall survive termination of this Agreement and of all Applications, Letters of Credit, and all drafts and other documents presented in connection with drawings thereunder.
          (f) Manner of Obtaining Letters of Credit. Borrower Representative shall provide at least 2 Business Days’ advance written notice to the Administrative Agent (by 12:00 noon (Chicago time)) of each request for the issuance of a Letter of Credit, such notice in each case to be accompanied by an Application for such Letter of Credit properly completed and executed by the applicable Borrower and, in the case of an extension or an increase in the amount of a Letter of Credit, a written request therefor, in a form acceptable to the Administrative Agent, in each case, together with the fees called for by this Agreement. Letters of Credit may have a tenor in excess of one year and may have one expiry date beyond the Termination Date, in each case, so long as Borrowers comply with

Section 9.4(b) to the extent applicable. The Administrative Agent shall promptly notify L/C Issuer of the Administrative Agent’s receipt of each such notice and L/C Issuer shall promptly notify the Administrative Agent and the Lenders of the issuance of the Letter of Credit so requested.
          Section 1.4 Applicable Interest Rates.
          (a) Base Rate Loans. Each Base Rate Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 365 days and the actual days elapsed) on the unpaid principal amount thereof from the date such Base Rate Loan is advanced, continued or created by conversion from a Eurodollar Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Base Rate from time to time in effect, payable on the first Business Day following the last day of its Interest Period and at maturity (whether by acceleration or otherwise).
          “Base Rate” means, for any day, the greater of: (i) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate, as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate), (ii) the LIBOR Quoted Rate for such day plus 1.00% and (iii) the sum of (x) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount owed to the Administrative Agent or its Affiliate for which such rate is being determined, plus (y) 1/2 of 1%.
          “LIBOR Quoted Rate” means, for any day, Adjusted LIBOR based upon LIBOR with an Interest Period of one month as reported on the Reuters Screen LIBOR 01 Page as of 11:00 a.m. (London, England time) on such day.
          (b) Eurodollar Loans. Each Eurodollar Loan made or maintained by a Lender shall bear interest during each Interest Period it is outstanding (computed on the basis of a year of 360 days and actual days elapsed) on the unpaid principal amount thereof from the date such Eurodollar Loan is advanced, continued or created by conversion from a Base Rate Loan until maturity (whether by acceleration or otherwise) at a rate per annum equal to the sum of the Applicable Margin plus the Adjusted LIBOR applicable for such Interest Period, payable on the last day of the Interest Period and at maturity (whether by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three months after the commencement of such Interest Period.

          “Adjusted LIBOR” means, for any Borrowing of Eurodollar Loans, a rate per annum determined in accordance with the following formula:

Adjusted LIBOR	=	LIBOR 1-Eurodollar Reserve Percentage
          “Eurodollar Reserve Percentage” means, for any Borrowing of Eurodollar Loans, the daily average for the applicable Interest Period of the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any supplemental, marginal, and emergency reserves) are imposed during such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto. For purposes of this definition, the Eurodollar Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D.
          “LIBOR” means, for an Interest Period for a Borrowing of Eurodollar Loans, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits in Dollars in immediately available funds are offered to the Administrative Agent at 11:00 a.m. (London, England time) 2 Business Days before the beginning of such Interest Period by 3 or more major banks in the interbank eurodollar market selected by the Administrative Agent for delivery on the first day of and for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the Eurodollar Loan scheduled to be made by the Administrative Agent as part of such Borrowing.
          “LIBOR Index Rate” means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in Dollars for a period equal to such Interest Period, which appears on the appropriate Reuters Page as of 11:00 a.m. (London, England time) on the day 2 Business Days before the commencement of such Interest Period.
          “Reuters Page” means the page designated on the Reuters Service (or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates) for the applicable currency.
          (c) Rate Determinations. The Administrative Agent shall determine each interest rate applicable to the Loans and the Reimbursement Obligations hereunder, and its determination thereof shall be conclusive and binding except in the case of manifest error.

          Section 1.5 Minimum Borrowing Amounts; Maximum Eurodollar Loans.
          Each Borrowing of Eurodollar Loans advanced, continued or converted shall be in an amount equal to $500,000 or such greater amount in excess thereof which is an integral multiple of $100,000. Without the Administrative Agent’s consent, there shall not be more than five (5) Borrowings of Eurodollar Loans outstanding hereunder at any one time.
          Section 1.6 Manner of Borrowing Revolving Loans and Designating Applicable Interest Rates.
          (a) Notice to the Administrative Agent. Solely with respect to Revolving Loans, Borrower Representative shall give notice to the Administrative Agent by no later than 12:00 noon (Chicago time): (A) at least 3 Business Days before the date on which Borrower Representative requests the Lenders to advance a Borrowing of Eurodollar Loans and (B) on the date Borrower Representative requests the Lenders to advance a Borrowing of Base Rate Loans. The Loans included in each Borrowing shall bear interest initially at the type of rate specified in such notice of a new Borrowing. Thereafter, subject to the terms and conditions hereof, the Borrower Representative may from time to time elect to change or continue the type of interest rate borne by such Borrowing or, subject to the minimum amount requirement set forth in Section 1.5 for each outstanding Borrowing of Eurodollar Loans, a portion thereof, as follows: (i) if such Borrowing is of Eurodollar Loans, on the last day of the Interest Period applicable thereto, Borrower Representative may continue part or all of such Borrowing as Eurodollar Loans or convert part or all of such Borrowing into Base Rate Loans or (ii) if such Borrowing is of Base Rate Loans, on any Business Day, Borrower Representative may convert all or part of such Borrowing into Eurodollar Loans for an Interest Period or Interest Periods specified by Borrower Representative. The Borrower Representative shall give all such notices requesting the advance, continuation or conversion of a Borrowing to the Administrative Agent by telephone, facsimile or email (which notice shall be irrevocable once given). Notice of the continuation of a Borrowing of Eurodollar Loans for an additional Interest Period or of the conversion of part or all of a Borrowing of Base Rate Loans into Eurodollar Loans must be given by no later than 12:00 noon (Chicago time) at least 3 Business Days before the date of the requested continuation or conversion. All such notices concerning the advance, continuation or conversion of a Borrowing shall specify the date of the requested advance, continuation or conversion of a Borrowing (which shall be a Business Day), the amount of the requested Borrowing to be advanced, continued or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurodollar Loans, the Interest Period applicable thereto. Unless otherwise agreed by Administrative Agent, no advance, continuation or conversion of a Borrowing of Eurodollar Loans may be made if a Default or Event of Default is then in existence. Each Borrower agrees that the Administrative Agent may rely on any such telephonic, facsimile or email notice given by any person the Administrative Agent in good faith reasonably believes is an Authorized Representative without the necessity of independent investigation, and in the event any such notice by telephone conflicts with any email confirmation such telephonic notice shall govern if the Administrative Agent has acted in reliance thereon.

          (b) Notice to the Lenders. The Administrative Agent shall give prompt telephonic or facsimile notice to the Lenders of any notice from Borrower Representative received pursuant to Section 1.6(a) above and, if such notice requests the Lenders to make Eurodollar Loans, the Administrative Agent shall give notice to the Borrower Representative and the Lenders by like means of the interest rate applicable thereto promptly after the Administrative Agent has made such determination.
          (c) Borrowers’ Failure to Notify; Automatic Continuations and Conversions. Any outstanding Borrowing of Base Rate Loans shall automatically be continued for an additional Interest Period on the last day of its then current Interest Period unless the Borrower Representative has notified the Administrative Agent within the period required by Section 1.6(a) that Borrowers intend to convert such Borrowing, subject to Section 7.1 hereof, into a Borrowing of Eurodollar Loans or such Borrowing is prepaid in accordance with Section 1.9(a). If the Borrower Representative fails to give notice pursuant to Section 1.6(a) above of the continuation or conversion of any outstanding principal amount of a Borrowing of Eurodollar Loans before the last day of its then current Interest Period within the period required by Section 1.6(a) or, whether or not such notice has been given, one or more of the conditions set forth in Section 7.1 for the continuation or conversion of a Borrowing of Eurodollar Loans would not be satisfied, and such Borrowing is not prepaid in accordance with Section 1.9(a), such Borrowing shall automatically be converted into a Borrowing of Base Rate Loans. In the event the Borrower Representative fails to give notice pursuant to Section 1.6(a) above of a Borrowing equal to the amount of a Reimbursement Obligation and has not notified the Administrative Agent by 12:00 noon (Chicago time) on the day such Reimbursement Obligation becomes due that it intends to repay such Reimbursement Obligation through funds not borrowed under this Agreement, the Borrowers shall be deemed to have requested a Borrowing of Base Rate Loans under the Revolving Credit on such day in the amount of the Reimbursement Obligation then due, which Borrowing shall be applied to pay the Reimbursement Obligation then due.
          (d) Disbursement of Loans. Not later than 1:00 p.m. (Chicago time) on the date of any requested advance of a new Borrowing (exclusive of Swingline Loans), subject to Section 7 hereof, each Lender shall make available its Loan comprising part of such Borrowing in funds immediately available at the principal office of the Administrative Agent in Chicago, Illinois. The Administrative Agent shall make the proceeds of each new Borrowing available to the Borrowers at the Administrative Agent’s principal office in Chicago, Illinois, in each case, upon receipt by the Administrative Agent from each Lender of its applicable Revolver Percentage of such Borrowing.
          (e) Authorization to Make Revolving Loans. The Borrowers hereby irrevocably authorize the Administrative Agent and the Lenders to make Revolving Loans from time to time hereunder for payment of any Obligation then due and payable (whether such Obligation is for interest then due on a Loan, payment of Reimbursement Obligations or otherwise), and any such Revolving Loan may be made without regard to the provisions of Section 7 hereof. In the event that any such Revolving Loans are to be made under this Section 1.6(e) in order to pay any Obligations (other than principal, interest or Reimbursement Obligations), unless an Event of Default is then continuing, the

Administrative Agent shall provide the Borrower Representative with 5 days’ notice prior to making any such Revolving Loans, and in the event that any such Revolving Loans are made in order to pay principal, interest or Reimbursement Obligations, the Administrative Agent shall provide the Borrower Representative with notice thereof as soon as reasonably practicable thereafter. The Borrowers acknowledge and agree, however, that neither the Administrative Agent nor the Lenders shall be under any obligation to make a Revolving Loan under this Section 1.6(e), and neither the Administrative Agent nor any Lender shall incur any liability to the Borrowers or any other Person for refusing to make a Revolving Loan under this Section 1.6(e).
          (f) Administrative Agent Reliance on Lender Funding. Unless the Administrative Agent shall have been notified by a Lender prior to (or, in the case of a Borrowing of Base Rate Loans, by 12:00 noon (Chicago time) (which notice shall be effective upon receipt) that such Lender does not intend to make such payment, the Administrative Agent may assume that such Lender has made such payment when due and the Administrative Agent may in reliance upon such assumption (but shall not be required to) make available to the Borrowers the proceeds of the Revolving Loan to be made by such Lender and, if any Lender has not in fact made such payment to the Administrative Agent, such Lender shall, on demand, pay to the Administrative Agent, the amount made available to the Borrowers attributable to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was made available to the Borrowers and ending on (but excluding) the date such Lender pays such amount to the Administrative Agent, at a rate per annum equal to: (i) from the date the related advance was made to the date 2 Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day. If such amount is not received from such Lender by the Administrative Agent immediately upon demand, the Borrowers will, no later than 3 Business Days following demand by Agent, repay to the Administrative Agent the proceeds of the Revolving Loan attributable to such Lender with interest thereon at a rate per annum equal to the interest rate applicable to the relevant Revolving Loan, but without such payment being considered a payment or prepayment of a Revolving Loan under Section 1.12 hereof so that the Borrowers will have no liability under such Section with respect to such payment.
          (g) Defaulting Lenders. If any Lender fails to timely fund any portion of a Borrowing or other amount which it is required to fund hereunder, as required under Section 1.6(f), Section 3.2 or elsewhere (a “Defaulting Lender”), the Administrative Agent shall not be obligated to transfer to such Defaulting Lender any payments made by any of the Borrowers to the Administrative Agent or through a Concentration Account for the Defaulting Lender’s benefit, nor shall such Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by the Administrative Agent. In its discretion, the Administrative Agent may loan a Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. Any amounts so loaned to such Borrower shall bear interest at the rate applicable to Base Rate Loans and for all other purposes of this Agreement shall be treated as if they were Revolving Loans to such Borrower. For purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender”. Until a Defaulting Lender cures its failure to fund its applicable share of any Borrowing, such Defaulting Lender shall not be entitled to any portion of the commitment fee payable under Section 2.1(a) or the letter of credit fee payable under Section 2.1(b) and such portion of the commitment fees and letter of credit fees shall be returned to the Borrowers unless, notwithstanding the existence of a Defaulting Lender, the Borrowers shall have received the full amount of any requested Borrowing, in which case such portion of the commitment fees and letter of credit fees shall accrue in favor of the Lenders that have funded their respective shares of such requested Borrowing and shall be allocated among such performing Lenders ratably based upon their relative Revolver Percentages. This Section 1.6(g) shall remain effective with respect to such Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement; provided, that any portion of any commitment fee or letter of credit fee that has been returned to the Borrowers or accrued in favor of any other Lender, as provided in the preceding sentence, shall be retained by the Borrowers or such other Lender, as the case may be. The terms of this Section 1.6(g) shall not be construed to increase or otherwise affect the Revolving Credit Commitment of any Lender or relieve or excuse the performance by any Borrower of its duties and obligations hereunder.
          (h) Authorized Advances. Each Borrower hereby irrevocably authorizes the Administrative Agent to make disbursements of Swingline Loans on such Borrower’s behalf on each Business Day on and after such time, if any, as such Borrower establishes controlled disbursement accounts with the Administrative Agent, in each case in an amount equal to the lesser of (i) the amount available to be borrowed by such Borrower on such Business Day under Section 1.2 and (ii) such Borrower’s cash needs on such Business Day based on the aggregate face amount of checks clearing such Borrower’s account on such Business Day (each such amount, a “Borrower’s Cash Requirements”). The Administrative Agent hereby agrees to make such Swingline Loans at such times, so long as all applicable conditions to making such Swingline Loans contained in Section 7.1 have been satisfied. All such Swingline Loans shall be disbursed by the Administrative Agent to the applicable Borrower’s operating account as described in Section 1.6(d). Each Borrower, the Administrative Agent and the Lenders agree that the foregoing authorization shall be deemed to be a continuing request by each Borrower for the advance by the Administrative Agent of Swingline Loans, that is remade on each Business Day on which the amount of each Borrower’s Cash Requirements is greater than zero. Each advance by the Administrative Agent under this Section 1.6(h) shall be deemed to have been made in response to a request therefor by the applicable Borrower. No telephonic or written request for advances shall be required in order to authorize the Administrative Agent, on behalf of the Lenders, to make the advances described in this Section 1.6(h).
          Section 1.7 Interest Periods.
          As provided in Section 1.6(a) hereof, at the time of each request to advance, continue or create by conversion a Borrowing of Eurodollar Loans, the Borrower

Representative shall select an Interest Period applicable to such Loans from among the available options. The term “Interest Period” means the period commencing on the date a Borrowing of Loans is advanced, continued or created by conversion and ending: (i) in the case of Base Rate Loans, on the last day of each calendar month in which such Borrowing is advanced, continued or created by conversion (or on the last day of the following calendar month if such Loan is advanced, continued or created by conversion on the last day of a calendar month) and (ii) in the case of a Eurodollar Loan, one, two, three, or six months thereafter; provided, however, that:
          (a) for purposes of determining the LIBOR Quoted Rate for any day, the term “Interest Period” shall mean a period of one month;
          (b) any Interest Period for a Borrowing of Loans consisting of Base Rate Loans that otherwise would end after the Termination Date shall end on the Termination Date;
          (c) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Termination Date;
          (d) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided that, if such extension would cause the last day of an Interest Period for a Borrowing of Eurodollar Loans to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and
          (e) for purposes of determining an Interest Period for a Borrowing of Eurodollar Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.
          Section 1.8 Maturity of Loans.
          Each Loan, both for principal and interest not sooner paid, shall mature and become due and payable by the Borrowers on the Termination Date.
          Section 1.9 Prepayments.
          (a) Optional. The Borrowers may prepay in whole or in part (but, if in part, then in an amount such that the minimum amount required for a Borrowing pursuant to Section 1.5 hereof remains outstanding, as applicable) any Borrowing at any time, such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of any Eurodollar Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Sections 1.12 and 2.1(c) hereof.

          (b) Mandatory.
          (i) If at any time the sum of the unpaid principal balance of any applicable Loans, L/C Obligations and any reserves taken pursuant to Section 1.1 (without duplication) then outstanding shall be in excess of any of the limitations set forth in any of Sections 1.1, 1.2 or 1.3 (without double counting any reserves), in each case as then determined and computed plus any Permitted Overadvances then in effect, the Borrowers shall immediately and without notice or demand pay over the amount of the excess to the Administrative Agent for the account of the applicable Lenders as and for a mandatory prepayment on such Obligations, with each such prepayment first to be applied to the Loans until payment in full thereof with any remaining balance to be held by the Administrative Agent in a Collateral Account as security for the Obligations owing with respect to the Letters of Credit.
          (ii) The Borrowers shall, on each date that any Revolving Credit Commitment is reduced pursuant to Section 1.13 hereof, prepay the Loans and, if necessary, cash collateralize Letters of Credit by the amount, if necessary, to reduce the sum of the aggregate outstanding principal amount of Loans and L/C Obligations then outstanding to the amount to which such Revolving Credit Commitments have been so reduced.
          (iii) Unless the Borrower Representative otherwise directs, prepayments of Loans under this Section 1.9(b) shall be applied first to Borrowings of Base Rate Loans until payment in full thereof with any balance applied to Borrowings of Eurodollar Loans in the order in which their Interest Periods expire. Each prepayment of Loans under this Section 1.9(b) shall be made by the payment of the principal amount to be prepaid and, in the case of Eurodollar Loans, accrued interest thereon to the date fixed for prepayment plus any amounts due the Lenders under Section 1.12 hereof. Each pre-funding of L/C Obligations shall be made in accordance with Section 9.4 hereof.
          (c) Proceeds of Collateral. Except as otherwise provided in the preceding clause (b), all proceeds of Collateral, including without limitation payments in respect of Receivables, shall be applied to the Obligations in the manner described in Section 3.1 hereof, immediately upon receipt by the Administrative Agent in a Concentration Account as provided in Section 4.2 hereof.
          Section 1.10 Default Rate.
          Notwithstanding anything to the contrary contained in Section 1.4 hereof, while any Event of Default exists or after acceleration, the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all Obligations owing by it at a rate per annum equal to:
          (a) for any Base Rate Loan (which includes all Swingline Loans), the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;

          (b) for any Eurodollar Loan, the sum of 2.0% plus the rate of interest in effect thereon at the time of such default until the end of the Interest Period applicable thereto and, thereafter, at a rate per annum equal to the sum of 2.0% plus the Applicable Margin for Base Rate Loans plus the Base Rate from time to time in effect;
          (c) for any Reimbursement Obligation, the sum of 2.0% plus the Applicable Margin for Base Rate Loans, plus the Base Rate from time to time in effect; and
          (d) for any Letter of Credit, the sum of 2.0% plus the Letter of Credit fee due under Section 2.1 with respect to such Letter of Credit;
provided, however, that in the absence of acceleration, any adjustments pursuant to this Section shall be made at the election of the Administrative Agent, acting at the request or with the consent of the Required Lenders. While any Event of Default exists or after acceleration, interest shall be paid on demand of the Administrative Agent or at the request of the Required Lenders.
          Section 1.11 The Notes.
          (a) The Revolving Loans made to the Borrowers by a Lender shall be evidenced by a single promissory note of the Borrowers issued to such Lender in the form of Exhibit C hereto. Each such promissory note is hereinafter referred to as a “Revolving Note” and collectively such promissory notes are referred to as the “Revolving Notes.”
          (b) At the request of any Lender and upon such Lender tendering to the Borrowers the appropriate Revolving Note to be replaced, the Borrowers shall furnish a new Revolving Note to such Lender to replace any outstanding Revolving Note.
          (c) The Swingline Lender may request that the Swingline Loans be evidenced by a single promissory note of the Borrowers issued to the Swingline Lender in a form comparable to Exhibit C hereto. Each such promissory note is hereinafter referred to as a “Swingline Note” and collectively such promissory notes are referred to as the “Swingline Notes”. In such event the Borrowers shall prepare, execute and deliver to the Swingline Lender a Swingline Note in a form supplied by the Administrative Agent. In the absence of any such Swingline Note, the Swingline Loans shall be evidenced by the books and records of the Swingline Lender as provided in Section 1.11(d) below.
          (d) Each Lender shall record on its books and records or on a schedule to its appropriate Note the amount of each Loan advanced, continued or converted by it, all payments of principal and interest and the principal balance from time to time outstanding thereon, the type of such Loan, and, for any Eurodollar Loan, the Interest Period and the interest rate applicable thereto. The record thereof, whether shown on such books and records of a Lender or on a schedule to the relevant Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of any Lender to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrowers to repay all Loans made to it hereunder together with accrued interest thereon.

          Section 1.12 Funding Indemnity.
          If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurodollar Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:
          (a) any payment, prepayment or conversion of a Eurodollar Loan on a date other than the last day of its Interest Period,
          (b) any failure (because of a failure to meet the conditions of Section 7 or otherwise) by the Borrowers to borrow or continue a Eurodollar Loan, or to convert a Base Rate Loan into a Eurodollar Loan, on the date specified in a notice given pursuant to Section 1.6(a) hereof,
          (c) any failure by the Borrowers to make any payment of principal on any Eurodollar Loan when due (whether by acceleration or otherwise), or
          (d) any acceleration of the maturity of a Eurodollar Loan as a result of the occurrence of any Event of Default hereunder, then, upon the demand of such Lender, the Borrowers shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower Representative, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail and the amounts shown on such certificate shall be conclusive if reasonably determined.
          Section 1.13 Revolving Credit Commitment Terminations/Reductions.
          (a) The Borrowers shall have the right at any time and from time to time, upon 5 Business Days’ prior written notice to the Administrative Agent (which notice shall be irrevocable), to terminate the Revolving Credit Commitments. The Administrative Agent shall give prompt notice to each Lender of any such termination of the Revolving Credit Commitments. If the Borrowers wish to terminate the Revolving Credit Commitments, the Borrowers shall prepay the Obligations in full on the date fixed for such termination, together with any amounts due the Lenders under Section 1.12 hereof and the Borrowers shall either cause all Letters of Credit to be returned for cancellation or provide the Administrative Agent with such security for existing Letters of Credit (in the amount of 105% of the applicable L/C Obligations) as the Administrative Agent shall reasonably require.
          (b) The Borrowers shall have the right at any time and from time to time, upon 3 Business Days’ prior written notice to the Administrative Agent (which notice shall be irrevocable), to reduce the Revolving Credit Commitments, provided that (i) any such reduction must be in an amount not less than $2,000,000 and in integral multiples in excess thereof of $500,000; (ii) in no event shall the Revolving Credit Commitments be reduced below $10,000,000; and (iii) the Revolving Credit Commitments shall not be reduced to an amount less than the sum of all outstanding Revolving Loans, Swingline Loans and L/C Obligations then outstanding. The Administrative Agent shall give prompt notice to each Lender of any such reduction.
          (c) Any termination or reductions of the Revolving Credit Commitments pursuant to this Section 1.13 may not be reinstated.
          Section 1.14 Substitution of Lenders.
          Upon the receipt by the Borrower Representative of (a) a claim from any Lender for compensation under Section 10.3 or 12.1 hereof or (b) in the event any Lender is a Defaulting Lender or is otherwise in default in any material respect with respect to its obligations under the Loan Documents or (c) in the event any Lender refuses to grant a requested amendment or waiver under Section 12.13 hereof after receiving a written request therefor from the Borrower Representative which is otherwise consented to by the Required Lenders (any such Lender referred to in clauses (a)-(c) above being hereinafter referred to as an “Affected Lender”), the Borrowers may, in addition to any other rights the Borrowers may have hereunder or under applicable law, require, at its expense, any such Affected Lender to assign, at par plus accrued interest and fees, if any, without recourse, all of its interest, rights and obligations hereunder (including all of its Revolving Credit Commitments and the Loans and participation interests in Swingline Loans and Letters of Credit and other amounts at any time owing to it hereunder and the other Loan Documents) to a bank or other institutional lender specified by the Borrowers; provided, that (i) such assignment shall not conflict with or violate any law, rule or regulation or order of any court or other governmental authority, (ii) the Borrower Representative shall have received the written consent of the Administrative Agent, which consent shall not be unreasonably withheld, to such assignment, (iii) the Borrowers shall have paid to the Affected Lender all monies other than such principal owing to it hereunder, and (iv) the assignment is entered into in accordance with the other requirements of Section 12.12 hereof.
          Section 1.15 Appointment of Borrower Representative.
          Each Borrower hereby designates CPM Acquisition Corp. as its representative and agent on its behalf for the purposes of requesting Loans, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, requesting Letters of Credit, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents. Borrower Representative hereby accepts such appointment. Notwithstanding anything to the contrary contained in this Agreement, no Borrower other than Borrower Representative shall be entitled to take any of the foregoing actions. The proceeds of each Loan made hereunder shall be advanced to or at the direction of Borrower Representative and if not used by Borrower Representative in its business shall be deemed to be advanced to the appropriate other Borrower. All Letters of Credit issued hereunder shall be issued at Borrower

Representative’s request therefor and shall be issued to the appropriate Borrower. Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or all Borrowers hereunder to Borrower Representative on behalf of such Borrower or all Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.
          Section 1.16 Guaranty.
          Subject to the limitations set forth below, each Borrower and each Guarantor acknowledges that it is jointly and severally liable for all of the Obligations, and as a result hereby unconditionally guaranties the full and prompt payment when due, whether at maturity or earlier, by reason of acceleration or otherwise, and at all times thereafter, of all indebtedness, liabilities and obligations of every kind and nature of the other Borrowers to Administrative Agent and Lenders and their Affiliates under the Loan Documents, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, joint or several, now or hereafter existing, or due or to become due, and howsoever owned, held or acquired by Lenders. Each Borrower and each Guarantor agrees that if this guaranty, or any Liens securing this guaranty, would, but for the application of this sentence, be unenforceable under applicable law, this guaranty and each such Lien shall be valid and enforceable to the maximum extent that would not cause this guaranty or such Lien to be unenforceable under applicable law, and this guaranty shall automatically be deemed to have been amended accordingly at all relevant times.
          Each Borrower and each Guarantor hereby agrees that its obligations under this guaranty shall be unconditional, irrespective of (a) the validity or enforceability of the Obligations or any part thereof, or of any promissory note or other document evidencing all or any part of the Obligations, (b) the absence of any attempt to collect the Obligations from a Borrower or any other guarantor or other action to enforce the same, (c) the waiver or consent by Administrative Agent or Lenders with respect to any provision of any agreement, instrument or document evidencing or securing all or any part of the Obligations, or any other agreement, instrument or document now or hereafter executed by a Borrower and delivered to Administrative Agent or Lenders, (d) the failure by Administrative Agent or Lenders to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or Collateral for the Obligations, for its benefit, (e) Administrative Agent or Lenders’ election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (f) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code, (g) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Lenders’ claim(s) for repayment of the Obligations, or (h) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Borrower or a guarantor.

          Each Borrower and each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of receivership or bankruptcy of a Borrower or another guarantor, protest or notice with respect to the Obligations and all demands whatsoever, and covenants that this guaranty will not be discharged, except by complete and irrevocable payment and performance of the Obligations. No notice to a Borrower or any other party shall be required for Administrative Agent or Required Lenders to make demand hereunder. Such demand shall constitute a mature and liquidated claim against a Borrower. Upon the occurrence of any Event of Default, Administrative Agent may, in its sole election, proceed directly and at once, without notice, against one or more Borrowers or other Persons to collect and recover the full amount or any portion of the Obligations, without first proceeding against any other Borrower, any other Person or any security or Collateral for the Obligations. Administrative Agent shall apply the proceeds of such payments or credits, if any, from any Borrower, any other Person or any security or Collateral for the Obligations, on account of the Obligations or of any other liability of a Borrower to Administrative Agent or Lenders in accordance with Section 3.1(c).
          At any time after and during the continuance of an Event of Default, Administrative Agent may, in its sole discretion, without notice to a Borrower or a Guarantor and regardless of the acceptance of any Collateral for the payment hereof, appropriate and apply toward payment of the Obligations (i) any indebtedness due or to become due from Administrative Agent to such Borrower or Guarantor and (ii) any moneys, credits or other property belonging to such Borrower or Guarantor at any time held by or coming into the possession of Administrative Agent or any affiliates thereof, whether for deposit or otherwise.
          Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Borrower (solely in its capacity as a guarantor hereunder and not as a Borrower) hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Borrower under applicable laws relating to the insolvency of debtors (after giving effect to all applicable rights of contribution).
ARTICLE II
FEES.
          Section 2.1 Fees.
          (a) Commitment Fee. The Borrowers shall pay to the Administrative Agent for the ratable account of the Lenders on a pro rata basis, a commitment fee at the per annum rate (computed on the basis of a year of 360 days and the actual number of days elapsed) equal to the Applicable Margin for commitment fees multiplied by the average daily Unused Revolving Credit Commitments. Such fee shall be payable quarterly in arrears on the first Business Day of each calendar quarter in each year (commencing on the first such date occurring after the date hereof) and on the Termination Date, unless the Revolving Credit Commitments are terminated in whole on an earlier date, in which event the commitment fee for the period to the date of such termination in whole shall be paid on the date of such termination.
          (b) Letter of Credit Fees. Quarterly in arrears, on the first Business Day of each calendar quarter (commencing on the first such date occurring after the date hereof), the Borrowers shall pay to the Administrative Agent, for the ratable benefit of the Lenders, on a pro rata basis, a letter of credit fee (i) with respect to Letters of Credit (other than Cash Collateralized Letters of Credit), at a rate per annum equal to the Applicable Margin for Letter of Credit fees (computed on the basis of a year of 360 days and the actual number of days elapsed) multiplied by the daily average Dollar Equivalent of the face amount of Letters of Credit (other than Cash Collateralized Letters of Credit) outstanding during such calendar quarter for which such Lender has a Participating Interest and (ii) with respect to Cash Collateralized Letters of Credit, at a rate per annum equal to two percent (2%) per annum (computed on the basis of a year of 360 days and the actual number of days elapsed) multiplied by the daily average Dollar Equivalent of the face amount of all Cash Collateralized Letters of Credit outstanding during such calendar quarter for which such Lender has a Participating Interest. In addition, the Borrowers shall pay to L/C Issuer for its own account a fronting fee of 0.25% of the Dollar Equivalent of the face amount of each Letter of Credit (payable upon the issuance thereof) and L/C Issuer’s standard issuance, drawing, negotiation, amendment, and other administrative fees for each Letter of Credit. Such standard fees referred to in the preceding sentence may be established by L/C Issuer from time to time.
          (c) Other Fees. The Borrowers shall pay to the Administrative Agent, for its own use and benefit, the fees agreed to between the Administrative Agent and the Borrowers in a fee letter dated the date hereof, or as thereafter amended in writing between them.
ARTICLE III
PLACE AND APPLICATION OF PAYMENTS.
          Section 3.1 Place and Application of Payments.
          (a) Place of Payment. All payments of principal of and interest on the Loans and the Reimbursement Obligations, and of all other Obligations payable by the Borrowers under this Agreement and the other Loan Documents, shall be made by the Borrowers to the Administrative Agent by no later than 1:00 p.m. (Chicago time) on the due date thereof at the office of the Administrative Agent in Chicago, Illinois (or such other location as the Administrative Agent may designate to the Borrower Representative in writing). Any payments received after such time shall be deemed to have been received by the Administrative Agent on the next Business Day. All such payments shall be made in Dollars, in immediately available funds at the place of payment. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest on Loans and on Reimbursement Obligations in which the Lenders have purchased Participating Interests ratably to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case, to be applied in accordance with the terms of this Agreement. If the Administrative Agent causes amounts to be distributed to any Lender in reliance upon the assumption that the Borrowers will make a scheduled payment and such scheduled payment is not so made, each Lender shall, on demand, repay to the Administrative Agent the amount distributed to such Lender together with interest thereon in respect of each day during the period commencing on the date such amount was distributed to such Lender and ending on (but excluding) the date such Lender repays such amount to the Administrative Agent, at a rate per annum equal to: (i) from the date the distribution was made to the date 2 Business Days after payment by such Lender is due hereunder, the Federal Funds Rate for each such day and (ii) from the date 2 Business Days after the date such payment is due from such Lender to the date such payment is made by such Lender, the Base Rate in effect for each such day.
          (b) Application of Collateral Proceeds Before Default. Prior to the occurrence of an Event of Default, all proceeds of Collateral shall (subject to the other terms of this Agreement) be applied by the Administrative Agent against the outstanding Obligations as determined by the Administrative Agent in its reasonable discretion.
          (c) Application After Default. Anything contained herein or in any other Loan Document to the contrary notwithstanding, all payments and collections received in respect of the Obligations and all proceeds of the Collateral received, in each instance, by the Administrative Agent or any of the Lenders after the occurrence and during the continuance of an Event of Default shall be remitted to the Administrative Agent and distributed as follows:
          (i) first, to the payment of any outstanding costs and expenses incurred by the Administrative Agent in monitoring, verifying, protecting, preserving or enforcing the Liens on the Collateral, and in protecting, preserving or enforcing rights under this Agreement or any of the other Loan Documents, and payable by the Borrowers under this Agreement, including without limitation under Section 12.15 hereof (such funds to be retained by the Administrative Agent for its own account unless it has previously been reimbursed for such costs and expenses by the Lenders, in which event such amounts shall be remitted to the Lenders to reimburse them for payments theretofore made to the Administrative Agent);
          (ii) second, to the payment of any outstanding interest or fees due under the Loan Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;
          (iii) third, to the payment of the principal balance of the Swingline Loans;
          (iv) fourth, to the payment of principal on the Revolving Loans, unpaid Reimbursement Obligations, together with amounts to be held by the Administrative Agent as collateral security for any outstanding L/C Obligations pursuant to Section 9.4 hereof (until the Administrative Agent is holding an amount of cash equal to 105% of the then outstanding amount of all such L/C Obligations), amounts owing with respect to Hedging Liability, the aggregate amount paid to, or held as collateral security for, the Lenders (and their Affiliates, as applicable in the case of Hedging Liability) to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof;
          (v) fifth, to the payment of all other unpaid Obligations (including without limitation Funds Transfer and Deposit Account Liability) and all other indebtedness, obligations, and liabilities of Borrowers and any other Credit Parties secured by the Collateral Documents to be allocated pro rata in accordance with the aggregate unpaid amounts owing to each holder thereof; and
          (vi) finally, to the Borrowers or otherwise as required by law or court order.
          (d) Except as otherwise specifically provided for herein, the Borrowers hereby irrevocably waive the right to direct the application of payments and collections at any time received by the Administrative Agent or any of the Lenders from or on behalf of the Borrowers, and the Borrowers hereby irrevocably agree that the Administrative Agent shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time by the Administrative Agent or any of the Lenders against the Obligations in the manner described above. In the event that the amount of any Hedging Liability is not fixed and determined at the time proceeds of Collateral are received which are to be allocated thereto, the proceeds of Collateral so allocated shall be held by the Administrative Agent as collateral security (in a non-interest-bearing account) until such Hedging Liability is fixed and determined and then the same shall (if and when, and to the extent that, payment of such liability is required by the terms of the relevant contractual arrangements) be applied to such liability.
          (e) The Borrowers hereby irrevocably authorize the Administrative Agent or any Lender, after the occurrence and during the continuance of an Event of Default, to charge any of the Borrowers’ deposit accounts (other than Excluded Accounts) maintained with the Administrative Agent or any Lender for the amounts from time to time necessary to pay any then due Obligations; provided that each Borrower acknowledges and agrees that neither the Administrative Agent nor any Lender shall be under an obligation to do so and neither the Administrative Agent nor any Lender shall incur any liability to the Borrowers or any other Person for the Administrative Agent’s or any Lender’s failure to do so. The Administrative Agent shall provide the Borrower Representative with notice of any such charge as soon as reasonably practicable thereafter.
          Section 3.2 Weekly Settlement.
          (a) Subject to the Administrative Agent’s right to require receipt of each Lender’s portion of each Revolving Loan, prior to the disbursement thereof to Borrowers, in order to minimize the frequency of transfers of funds between the Administrative Agent and each Lender, advances and repayments of Revolving Loans will be settled according to the procedures described in this Section 3.2. The Administrative Agent shall, once every 7 days, or sooner, if so elected by the Administrative Agent in its discretion, but in each case on a Business Day (each such day being a “Settlement Date”), distribute to each Lender a statement (the “Administrative Agent’s Report”) disclosing as of the immediately preceding

Business Day, the aggregate unpaid principal balance of Revolving Loans outstanding as of such date (including Revolving Loans made by the Administrative Agent under Section 3.2(e) hereof), repayments and prepayments of principal received from the Borrowers with respect to the Revolving Loans since the immediately preceding Administrative Agent’s Report, additional Revolving Loans made to the Borrowers since the date of the immediately preceding Administrative Agent’s Report and the Borrowing Base as of the most recent determination thereof. Each Administrative Agent’s Report shall disclose the net amount (the “Settlement Amount”) due to or due from the Lenders to effect a settlement of any Revolving Loan and the calculations therefor. The Administrative Agent’s Report submitted to a Lender shall be prima facie evidence of the amount due to or from such Lender to effect a settlement of any Revolving Loan. If the Administrative Agent’s Report discloses a net amount due from the Administrative Agent to any Lender to effect the settlement of any Revolving Loan, the Administrative Agent, concurrently with the delivery of the Administrative Agent’s Report to the Lenders, shall transfer, by wire transfer or otherwise, such amount to such Lender in funds immediately available to such Lender, in accordance with such Lender’s instructions. If the Administrative Agent’s Report discloses a net amount due to the Administrative Agent from any Lender to affect the settlement of any Revolving Loan, then such Lender shall wire transfer such amount, in funds immediately available to the Administrative Agent as instructed by the Administrative Agent. Such net amount due from a Lender to the Administrative Agent shall be due on the Settlement Date if such Administrative Agent’s Report is received before 12:00 noon (Chicago time) and such net amount shall be due on the first Business Day following the Settlement Date if such Administrative Agent’s Report is received after 12:00 noon (Chicago time). Notwithstanding the foregoing, payments actually received by the Administrative Agent with respect to the following items shall be distributed by the Administrative Agent to each Lender as follows:
          (i) as soon as possible, but in any event, within 1 Business Day after receipt thereof by the Administrative Agent, payments applicable to interest on the Loans shall be paid to each Lender in proportion to its pro rata share of such Loans, subject to any adjustments for any Revolving Loans made by the Administrative Agent under Section 3.2(e) hereof so that the Administrative Agent alone shall receive interest on the Revolving Loans so made until settlement with such Lender on such Revolving Loans and each Lender shall only receive interest on the amount of funds actually advanced by such Lender. Each Lender’s share of interest accruing each day on the Revolving Loans shall be based on such Lender’s daily funded loan balance; and
          (ii) as soon as possible, but in any event, within 1 Business Day after receipt thereof by the Administrative Agent payments applicable to the fees set forth in Section 2.1 hereof and expenses payable under this Agreement, shall in each case be paid to each Lender as set forth in the applicable Section hereof.
          (b) All funds advanced to the Borrowers by the Administrative Agent or a Lender pursuant to this Section 3.2 shall for all purposes be treated as a Revolving Loan made by such Lender against the Revolving Note of such Lender and all funds received by any Lender pursuant to this Section 3.2 shall for all purposes be treated as a repayment of amounts owed with respect to Revolving Loans made by such Lender against the Revolving Note of such Lender.
          (c) In the event that any bankruptcy, reorganization, liquidation, receivership or similar cases or proceedings in which any Borrower is a debtor prevents the Administrative Agent or any Lender from making any Revolving Loan to effect a settlement contemplated hereby, the Administrative Agent or such Lender, as the case may be, will make such dispositions and arrangements with the other Lenders with respect to such Revolving Loans, either by way of purchase of participations, distribution, pro tanto assignment of claims, subrogation or otherwise, as shall result in each Lender’s share of the applicable outstanding Revolving Loans being equal to its Revolver Percentage of such Revolving Loans.
          (d) Payments to effect a settlement shall be made without set-off, counterclaim or reduction of any kind. The failure or refusal of any Lender to make available to the Administrative Agent at the aforesaid time and place the amount of the Settlement Amount due from such Lender (i) shall not relieve any other Lender from its several obligation hereunder to make available to the Administrative Agent the amount of such other Lender’s Settlement Amount and (ii) shall not impose upon such other Lender any liability with respect to such failure or refusal or otherwise increase the relevant Revolving Credit Commitment of such other Lender.
          (e) Notwithstanding the notice requirements set forth in Section 1.6 above, the Administrative Agent may, in its sole discretion without conferring with the Lenders but on their behalf, make Revolving Loans in an amount requested by Borrower Representative, each of which shall constitute Base Rate Loans. Any such Revolving Loans so funded by the Administrative Agent shall be deemed Revolving Loans made by the Administrative Agent under its applicable Revolving Credit Commitment, except for purposes of Section 2.1(a) hereof. Each Lender’s obligation to fund its portion of any such Revolving Loan made by the Administrative Agent will commence on the date such Revolving Loan is actually so made by the Administrative Agent. However, until the date on which the settlement of such Revolving Loan is required in accordance with this Section 3.2 above, such obligation of such Lender shall be satisfied by the Administrative Agent making such Revolving Loan. Each Borrower acknowledges and agrees that the making of such Revolving Loans by the Administrative Agent under this Section 3.2(e) shall, in each case, be subject in all respects to the provisions of this Agreement as if each such Revolving Loan were made in response to a notice requesting such Revolving Loan made in accordance with Section 1.6 hereof, including, without limitation, the limitations set forth in Section 1.1 hereof and the requirements of Section 7.1 hereof (except that the parties hereto acknowledge and agree that the Administrative Agent may, in its sole discretion, without conferring with the Lenders, but on their behalf, elect to make Revolving Loans under this Section 3.2(e) notwithstanding the failure of the Borrowers to satisfy one or more of the conditions set forth in Section 7.1 until the Revolving Credit Commitments are suspended or terminated in accordance with Section 9.2 or 9.3 hereof, provided that the Administrative Agent shall not knowingly make an advance hereunder if after giving effect thereto the sum of the aggregate principal amount of Revolving Loans and Swingline Loans then outstanding and the L/C Obligations then outstanding plus any reserves taken pursuant to Section 1.1 hereof, would exceed any applicable borrowing limits set forth herein plus any then Permitted Overadvances). All actions taken by the Administrative Agent pursuant to the provisions of this Section 3.2(e) shall be conclusive and binding on the Borrowers and the Lenders in the absence of manifest error. Notwithstanding anything herein to the contrary, prior to the settlement with any Lender of any Revolving Loan funded by the Administrative Agent under this Section, interest payable on such Revolving Loan otherwise allocable to such Lender shall be for the sole account of the Administrative Agent and payment of principal on such Revolving Loan otherwise allocable to such Lender shall be for the sole account of the Administrative Agent.
          Section 3.3 Computation of Obligations Outstanding.
          For the purpose of calculating the aggregate principal balance of the Obligations outstanding hereunder, the Obligations shall be deemed to be paid on the date payments or collections, as the case may be, are applied by the Administrative Agent to such Obligations. The Administrative Agent shall apply all payments and collections received in respect of the Obligations, and all proceeds of Collateral, in each case, received by the Administrative Agent, in reduction of the Obligations immediately after the Administrative Agent deems such sums collected in good funds in accordance with its then standard criteria for determining availability of funds. Notwithstanding the foregoing, if any item credited by the Administrative Agent in reduction of the Obligations is not honored, the Administrative Agent may reverse any provisional credit which has been given for the item and make appropriate adjustments to the amount of interest and principal otherwise due hereunder.
ARTICLE IV
THE COLLATERAL AND GUARANTIES.
          Section 4.1 Collateral.
          The Obligations shall be secured by valid, perfected and enforceable Liens on all right, title and interest of each Borrower and each other Credit Party in all personal property and fixtures of such Person, including all Receivables, chattel paper, instruments, documents, general intangibles (including payment intangibles and software, all patents, trademarks, copyrights and similar intellectual property rights, and all application and registrations therefor, and all tax refunds), letter-of-credit rights, supporting obligations, deposit accounts, investment property, Inventory, equipment, fixtures, and commercial tort claims, whether now owned or hereafter acquired or arising, and all proceeds thereof. Each Borrower acknowledges and agrees that the Liens on the Collateral shall be granted to the Administrative Agent for the benefit of itself, L/C Issuer, the Lenders and their Affiliates, and shall be valid and perfected first priority Liens subject only to Permitted Liens and subject to the provisions of the Intercreditor Agreement, in each case, pursuant to one or more Collateral Documents from such Persons, each in form and substance reasonably satisfactory to the Administrative Agent. The Obligations shall be further secured by valid, perfected and enforceable Liens on all right, title and interest of Parent and each Borrower (or such other applicable Credit Party) in 100% of the equity securities of each Domestic Subsidiary of such Person, other than an Excluded Subsidiary.

          The Liens securing the Obligations shall be subject to the terms of the Intercreditor Agreement.
          Section 4.2 Collateral Proceeds.
          Each Borrower agrees to make, and to cause each other Credit Party to make, such arrangements as shall be necessary or appropriate to assure (through the use of one or more lockboxes or other similar accounts under the sole control of the Administrative Agent) that all proceeds of the First Priority Collateral are deposited (in the same form as received) in one or more remittance accounts maintained with or otherwise under the control of the Administrative Agent, all of which, other than the Wells Account, are maintained with the Administrative Agent (each special restricted account maintained with the Administrative Agent to be referred to herein as a “Concentration Account”). The Wells Account may be maintained by Crown, but shall be placed under the control of the Administrative Agent within 60 days after the Closing Date. For purposes hereof, “control by the Administrative Agent” shall mean control under the applicable agreements covering such lockboxes and other accounts sufficient to reflect the Administrative Agent’s Lien on such lockboxes and other accounts (and the amounts contained therein). Any proceeds of such Collateral received by any Borrower and any other Credit Party shall be held by such Borrower or such other Credit Party in trust for the Administrative Agent and the Lenders in the same form in which received, shall not be commingled with any assets of such Borrower or such other Credit Party, and shall be delivered immediately to the Administrative Agent (together with any necessary endorsements thereto) for deposit into a Concentration Account, or, in the case of proceeds received by Crown, the Wells Account. Prior to the establishment of control by the Administrative Agent of the Wells Account, Crown will promptly (and in any event within 3 Business Days), cause all funds in the Wells Account to be transferred to a Concentration Account at any time that funds in the Wells Account exceed $50,000. The control agreement relating to the Wells Account shall provide that (i) absent an Event of Default, at any time that funds in the Wells Account exceed $50,000, all funds then contained in the Wells Account shall be immediately wire transferred to a Concentration Account and (ii) during the continuance of an Event of Default, all funds in the Wells Account shall be wire transferred at the end of each Business Day to a Concentration Account. The Borrowers acknowledge (on behalf of themselves and additional Credit Parties) that the Administrative Agent has (and is hereby granted to the extent it does not already have) a Lien on each Concentration Account and the Wells Account and all funds contained therein to secure the Obligations. No amounts deposited in any Concentration Account shall be released to the Borrowers, but shall instead be treated as a payment hereunder and shall be applied, on a daily basis, to the outstanding Obligations to the extent and as set forth in Section 3.1 hereof, it being understood and agreed that the Borrowers, notwithstanding such application, shall have the right to obtain additional Revolving Loans and Letters of Credit under this Agreement subject to the terms and conditions hereof. If at any time after the application of such amounts to the Obligations as set forth in Section 3.1, any additional amounts remain, (a) if no Event of Default is then in existence, such additional amounts shall be promptly transferred to an interest-bearing investment account at the Administrative Agent or other investment or other account specified by the Borrower

Representative (including without limitation any Borrower’s operating account) or (b) if an Event of Default is then in existence, such additional amounts shall be held as cash Collateral for the Letters of Credit (in the amount of 105% of the face amount of the outstanding Letters of Credit) other than the Cash Collateralized Letters of Credit and any excess amount shall be promptly transferred to an interest-bearing investment account at the Administrative Agent or other investment or other account specified by the Borrower Representative (including without limitation any Borrower’s operating account). Any such account, other than an operating account or an Excluded Account, shall be subject to a control agreement in favor of the Administrative Agent. Notwithstanding the foregoing, (1) the Borrowers need not have completed the process of instructing all of their Account Debtors (other than the Account Debtors of Crown who make payment to the Wells Account) to make payments through the aforementioned lockboxes until 30 days after the Closing Date, (2) the Borrowers need not have completed control agreements for their existing deposit accounts located at the Administrative Agent until 30 days after the Closing Date and (3) the Borrowers need not execute and deliver a control agreement in favor of the Administrative Agent with respect to any Excluded Account.
          Section 4.3 Guaranties.
          The payment and performance of the Obligations shall at all times be guaranteed by the Guarantors, pursuant to the provisions of Section 1.16 hereof and one or more Guaranties in form and substance reasonably acceptable to the Administrative Agent as the Administrative Agent may require from time to time.
          Section 4.4 Control Accounts.
          Each Borrower agrees to make, and to cause each other Credit Party to make, such arrangements as shall be necessary or appropriate to assure (through the use of one or more control agreements or other similar agreements in favor of the Administrative Agent, each in form and substance reasonably acceptable to the Administrative Agent, or as is otherwise required by applicable law, in any case as described in Section 4.2), that all cash and Cash Equivalents of each such Credit Party are subject to the control of the Administrative Agent for purposes of perfecting the Administrative Agent’s Lien on such cash and Cash Equivalents. This Section 4.4 shall not apply to (x) cash and Cash Equivalents consisting of proceeds of Collateral other than First Priority Collateral or (y) Excluded Accounts.
          Section 4.5 Further Assurances.
          Each Borrower agrees that it shall, and shall cause each other Credit Party to, from time to time at the request of the Administrative Agent, execute and deliver such documents and do such acts and things as the Administrative Agent may reasonably request in order to provide for or perfect or protect the Liens of the Administrative Agent on the Collateral. In the event any Borrower or any other Credit Party forms or acquires any Domestic Subsidiary (other than an Excluded Subsidiary) after the date hereof the applicable Borrower or other applicable Credit Party shall promptly upon such formation or acquisition cause such newly formed or acquired Domestic Subsidiary (other than an Excluded Subsidiary) to execute a Guaranty and such Collateral Documents as the Administrative Agent may then require (in each case consistent with the terms hereof), and the Borrowers or other applicable Credit Party shall also deliver to the Administrative Agent, or cause such Domestic Subsidiary (other than an Excluded Subsidiary) to deliver to the Administrative Agent, at the Borrowers’ cost and expense, such other instruments, documents, certificates, and opinions reasonably required by the Administrative Agent in connection therewith, including without limitation a Pledge Agreement relating to the equity of such new Domestic Subsidiary (other than an Excluded Subsidiary), appropriate Uniform Commercial Code financing statements, evidence of corporate authority and appropriate legal opinions.
ARTICLE V
DEFINITIONS; INTERPRETATION.
          Section 5.1 Definitions.
          The following terms when used herein shall have the following meanings:
          “Account Debtor” means the Person who is obligated on a Receivable.
          “Acquired Debt” means, with respect to any specified Person:
          (a) Indebtedness for Borrowed Money of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness for Borrowed Money is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and
          (b) Indebtedness for Borrowed Money secured by a Lien encumbering any asset acquired by such specified Person.
          “Adjusted LIBOR” is defined in Section 1.4 hereof.
          “Administrative Agent” means Harris N.A., in its capacity as Administrative Agent hereunder, and any successor pursuant to Section 11.7 hereof.
          “Administrative Agent’s Report” is defined in Section 3.2(a) hereof.
          “Affiliate” means any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, 10% or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or 10% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.
          “Agreement” means this Credit Agreement, as the same may be amended, modified, or supplemented from time to time pursuant to the terms hereof.
          “Alternative Currencies” means each of (a) the Euro (the lawful currency of the Participating Member States of the European Union) and (b) the Sterling (the lawful currency of the United Kingdom).
          “Applicable Margin” means with respect to Loans, Reimbursement Obligations and commitment fees and letter of credit fees payable under Section 2.1 hereof with respect to Letters of Credit (other than Cash Collateralized Letters of Credit), in each case until the first Pricing Date, the rates per annum shown opposite Level II below, and thereafter from one Pricing Date to the next, the Applicable Margin means the rates per annum determined in accordance with the following schedule:

		Applicable Margin	Applicable Margin	Applicable
		for Base Rate Loans	for Eurodollar Loans	Margin for
	Fixed Charge	and Reimbursement	and Letter of	Commitment
Level	Coverage Ratio	Obligations	Credit Fees	Fees
III	Less than or equal to 1.5 to 1.0	3.25%	4.25%	0.750%
II	Greater than 1.5 to 1.0 but less than or equal to 2.0 to 1.0	3.00%	4.00%	0.750%
I	Greater than 2.0 to 1.0	2.75%	3.75%	0.625%
          For purposes hereof, the term “Pricing Date” means, for any fiscal quarter of the Borrowers ending on or after December 31, 2009, the date on which the Administrative Agent is in receipt of the Borrowers’ most recent financial statements (and, in the case of the year-end financial statements, audit report) for the fiscal quarter then ended, pursuant to Section 8.5 hereof. The Applicable Margin shall be established based on the Fixed Charge Coverage Ratio measured as of the last day of each fiscal quarter, commencing with the fiscal quarter ending December 31, 2009. The Applicable Margin established on a Pricing Date shall remain in effect until the next Pricing Date. If the Borrowers have not delivered their financial statements by the date such financial statements (and, in the case of the year-end financial statements, audit report) are required to be delivered under Section 8.5 hereof, until such financial statements and audit report are delivered, the Applicable Margin shall be based on Level III pricing. If the Borrowers subsequently deliver such financial statements before the next Pricing Date, the Applicable Margin established by such late delivered financial statements shall take effect from the date of delivery until the next Pricing Date. In all other circumstances, the Applicable Margin established by such financial statements shall be in effect from the Pricing Date that occurs immediately after the end of the fiscal quarter covered by such financial statements until the next Pricing Date. Each determination of the

Applicable Margin made by the Administrative Agent in accordance with the foregoing shall be conclusive and binding on the Borrowers and the Lenders, subject to adjustment for manifest error.
          “Application” is defined in Section 1.3(b) hereof.
          “Asset Sale” means:
          (a) the sale, transfer, lease, conveyance or other disposition of any assets or rights by any Credit Party; and
          (b) the issuance of Equity Interests by any of any Credit Party or the sale by any Credit Party of Equity Interests in any of such Credit Party’s Domestic Subsidiaries (in each case, other than directors’ qualifying shares or shares required by applicable law to be held by a Person other than a Credit Party).
          Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:
          (1) any single transaction or series of related transactions that involves assets (other than Equity Interests of any Borrower or First Priority Collateral) having a Fair Market Value of less than $1,000,000, including transfers of assets from one or more Credit Parties to a Foreign Subsidiary;
          (2) transfers of assets between or among the Credit Parties;
          (3) sales of Inventory by any Credit Party to a Foreign Subsidiary in the ordinary course of business, on terms and conditions, including without limitation payment terms and margins, consistent with historical practices among the Companies;
          (4) an issuance of Equity Interests by a Domestic Subsidiary of Parent (other than an Excluded Subsidiary) to Parent or to another Domestic Subsidiary of Parent (other than an Excluded Subsidiary);
          (5) the sale, lease or other transfer of products, services, Inventory, accounts receivable or other assets or rights in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;
          (6) licenses and sublicenses by any Credit Party of intellectual property in the ordinary course of business;
          (7) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;
          (8) the granting of Permitted Liens;
          (9) the sale or other disposition of cash or Cash Equivalents;

          (10) the sale or other disposition of assets or Equity Interests of an Excluded Subsidiary, including any issuance of Equity Interests of an Excluded Subsidiary; and
          (11) a Restricted Payment that does not violate the provisions of this Agreement.
          “Authorized Representative” means those persons shown on the list of officers and employees of the Borrower Representative provided by the Borrowers pursuant to Section 7.2(h) hereof or on any update of any such list provided by the Borrowers to the Administrative Agent, or any further or different officers and employees of the Borrowers so named by any Authorized Representative of the Borrowers in a written notice to the Administrative Agent.
          “Bankruptcy Code” means Title 11 of the United States Code or any other similar federal or state statute.
          “Base Rate” is defined in Section 1.4(a) hereof.
          “Base Rate Loan” means a Loan bearing interest at a rate specified in Section 1.4(a) hereof.
          “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.
          “Borrower Representative” means CPM Acquisition Corp. in its capacity as Borrower Representative pursuant to the provisions of Section 1.15, or any successor Borrower Representative selected by Borrowers and approved by Administrative Agent.
          “Borrowers” means the Persons identified on the signature pages hereto as “Borrowers”.
          “Borrowing” means the total of Loans of a single type advanced, continued for an additional Interest Period, or converted from a different type into such type by the Lenders under the Revolving Credit Commitments on a single date and, in the case of Eurodollar Loans, for a single Interest Period. Borrowings of Loans are made and maintained ratably from each of the Lenders under the Revolving Credit Commitments according to their Revolver Percentages of the Revolving Credit Commitments. A Borrowing is “advanced” on the day Lenders (or Administrative Agent on their behalf) advance funds comprising such Borrowing to the Borrowers, is “continued” on the date a new Interest Period for the same type of Loan commences for such Borrowing, and is “converted” when such Borrowing is changed from one type of Loan to the other, all as determined pursuant to Sections 1.2 and 1.6 hereof.

          “Borrowing Base” means, as of any time it is to be determined, the result of:
          (a) 85% of the then outstanding unpaid amount of Eligible Receivables; plus
          (b) the lesser of (i) the Eligible Inventory Cap and (ii) the lesser of (A) the sum of 60% of the value, computed at the lower of cost or market using the first-in first-out method of Inventory valuation applied by the Borrowers in accordance with GAAP, of Eligible Inventory and (B) the sum of 85% of the Net Orderly Liquidation Value, based on the then most recent appraisal, of such Eligible Inventory; minus
          (c) reserves established pursuant to Section 1.1(b);
provided, that the Borrowing Base shall be computed only as against and on so much of the Collateral as is included on the Borrowing Base Certificates furnished from time to time by the Borrower Representative pursuant to the terms hereof and, if required by the Administrative Agent pursuant to any of the terms hereof or any Collateral Document, as verified by such other evidence reasonably required to be furnished to the Administrative Agent pursuant hereto or pursuant to any such Collateral Document.
          “Borrowing Base Certificate” means the certificate in the form of Exhibit B hereto, or in such other form acceptable to the Administrative Agent, to be delivered to the Administrative Agent pursuant to Section 8.5 hereof.
          “Business Day” means any day (other than a Saturday or Sunday) on which banks are not authorized or required to close in Chicago, Illinois and, if the applicable Business Day relates to the advance or continuation of, or conversion into, or payment of a Eurodollar Loan, on which banks are dealing in Dollar deposits in the interbank market in London, England.
          “CAC” means Crown Acquisition Corp., a Delaware corporation.
          “Capital Expenditures” means, with respect to any Person for any period, the aggregate amount of all expenditures (whether paid in cash or accrued as a liability in accordance with GAAP) by such Person during that period for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to property, plant, or equipment (including replacements, capitalized repairs, and improvements) which should be capitalized on the balance sheet of such Person in accordance with GAAP.
          “Capital Lease” means any lease of Property which in accordance with GAAP is required to be capitalized on the balance sheet of the lessee.
          “Capital Stock” means:
          (a) in the case of a corporation, corporate stock;

          (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
          (c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
          (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing (x) any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock and (y) any compensation agreement, plan or arrangement conferred upon employees of any Credit Party to the extent such agreement, plan or arrangement provides for payments tied to measures of operating performance.
          “Capitalized Lease Obligation” means, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.
          “Cash Collateralized Letters of Credit” means Letters of Credit issued under this Agreement that are 100% secured by cash deposited in an interest-bearing cash collateral account with the Administrative Agent.
          “Cash Equivalents” means:
          (a) Dollars;
          (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;
          (c) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any domestic commercial bank having capital and surplus in excess of $500,000,000;
          (d) fully collateralized repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;
          (e) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within 270 days after the date of acquisition; and
          (f) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.

          “Change of Control” means the occurrence of any of the following:
          (a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Credit Parties taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than the Principal;
          (b) the adoption of a plan relating to the liquidation or dissolution of Parent;
          (c) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that the Principal ceases to collectively be the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent, measured by voting power rather than number of shares;
          (d) the first day on which a majority of the members of the board of directors of Parent are not Continuing Directors; or
          (e) Parent fails to own, directly or indirectly, 100% of the Equity Interests of any Borrower.
          “Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 7.2 shall be satisfied or waived in a manner acceptable to the Administrative Agent and the Lenders in their reasonable discretion.
          “Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.
          “Collateral” means all properties, rights, interests and privileges from time to time subject to the Liens granted to the Administrative Agent, or any security trustee therefor, by the Collateral Documents.
          “Collateral Account” is defined in Section 9.4 hereof.
          “Collateral Documents” means the Pledge Agreements, the Security Agreements, and all other security agreements, pledge agreements, assignments, financing statements and other documents as shall from time to time secure or relate to the Obligations, or any part thereof.
          “Companies” means the Credit Parties and all other Subsidiaries of Parent, including without limitation any Excluded Subsidiaries.
          “Concentration Account” is defined in Section 4.2 hereof.
          “Continuing Directors” means, as of any date of determination, any member of the board of directors of Parent who: (a) was a member of such board of directors on the date of this Agreement, or (b) was nominated for election or elected to such board of directors with the approval of the Principal or a majority of the Continuing Directors who are members of such board of directors at the time of such nomination or election.
          “Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with a Credit Party, are treated as a single employer under Section 414 of the Code.
          “Credit Parties” means the Borrowers, Parent, the other Guarantors and all other Domestic Subsidiaries of Parent, other than any Excluded Subsidiaries.
          “Credit Event” means the advancing of any Loan, the continuation of or conversion into a Eurodollar Loan, or the issuance of, or extension of the expiration date or increase in the amount of, any Letter of Credit.
          “Crown” means Crown Iron Works Company, a Delaware corporation.
          “Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.
          “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Obligations mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Parent to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Parent may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with this Agreement. The amount of Disqualified Stock deemed to be outstanding at any time for purposes hereof will be the maximum amount that the Credit Parties may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
          “Dollar Equivalent” means (a) the amount of any Reimbursement Obligation or Letter of Credit denominated in Dollars, (b) in relation to any Reimbursement Obligation or Letter of Credit denominated in an Alternative Currency, the amount of Dollars which would be realized by converting an Alternative Currency into Dollars at the exchange rate quoted to the Administrative Agent, at approximately 11:00 a.m. (London time) 3 Business Days prior to the date on which a computation thereof is required to be made, in each case by major banks in the interbank foreign exchange market for the purchase of Dollars for such Alternative Currency.

          “Dollars” and “$” each means the lawful currency of the United States of America.
          “Domestic Subsidiary” means any Subsidiary of Parent that was organized, incorporated or otherwise formed under the laws of the United States, any state of the United States or the District of Columbia.
          “EBITDA” means the sum of Net Income, taxes, interest expense, depreciation and amortization, the EBITDA of the Target (as defined in the first paragraph of the definition of the term “Permitted Acquisition”) of a Permitted Acquisition during all relevant periods, other non-recurring extraordinary non-cash losses, adjustments or charges (other than any such non-cash loss, adjustment or charge to the extent that it represents a write-down or write-off of a current asset or an accrual of or reserve for cash expenditures in any future period) and other non-recurring extraordinary cash losses which are acceptable to the Administrative Agent. Pro forma adjustments to EBITDA of a Target relating to any Permitted Acquisition shall not be applicable to the calculation of EBITDA absent the prior written consent of the Administrative Agent, in its reasonable credit judgment.
          “Eligible Inventory” means any Inventory of any applicable Borrower in which the Administrative Agent has a perfected first priority security interest (subject only to Permitted Liens under clauses (d), (g), (h) and (n) of the definition of such term) and which complies with each of the following requirements:
          (a) it consists of raw materials or finished goods Inventory which is not damaged or obsolete and is readily saleable by such Borrower in the ordinary course of its business;
          (b) it does not consist of finished goods intended for sale by a Borrower to a Foreign Subsidiary;
          (c) it substantially conforms to such Borrower’s advertised or represented specifications, all applicable federal and state government standards and regulations and other quality standards and has not been determined by the Administrative Agent, in its reasonable credit judgment, to be unacceptable due to type, variety, quality or quantity;
          (d) it is not slow-moving Inventory or goods returned or rejected by a Borrower’s customers;
          (e) it is not covered by a warehouse receipt or similar document, unless the same has been delivered to the Administrative Agent and unless the issuer thereof has waived any Liens it might have to secure charges owing to such issuer in a manner reasonably satisfactory to the Administrative Agent;
          (f) it has not been consigned to a third party;
          (g) all warranties of the Borrowers in the Loan Documents are true and correct in all material respects with respect thereto;

          (h) it has been identified to the Administrative Agent in the manner required by the Administrative Agent pursuant to the applicable Security Agreement;
          (i) it is located at a location in the United States that in any such case has been disclosed in writing to the Administrative Agent, and, if requested by the Administrative Agent, any Person (other than the Borrowers) owning or controlling such location shall have waived all right, title and interest in and to such Inventory in a manner reasonably satisfactory to the Administrative Agent (it being agreed that no such waiver shall be required from any such third-party if and to the extent that a reserve therefor has been established and is being maintained in accordance with Section 1.1 hereof), in which case such Inventory shall be deemed to be Eligible Inventory so long as it satisfies the other provisions of this definition;
          (j) it is not in-transit, unless (i) it is in-transit between two of the Borrowers’ locations and (ii) its value, together with the value of all such in-transit inventory, does not exceed $1,000,000;
          (k) it is free and clear of all Liens other than Liens granted in favor of the Administrative Agent and Liens permitted by clause (h) of the defined term Permitted Liens hereof;
          (l) it does not consist of packaging and shipping materials, supplies used or consumed in a Borrower’s business;
          (m) its value is expressed net of any customer deposits held by the applicable Borrower; and
          (n) it is otherwise deemed to be Eligible Inventory in the reasonable credit judgment of the Administrative Agent.
Notwithstanding clause (n) above, the criteria for Eligible Inventory set forth above may only be changed and new criteria for Eligible Inventory may only be established by the Administrative Agent in the exercise of good faith and in its reasonable credit judgment based on either: (i) an event, condition or other circumstance arising after the Closing Date, or (ii) an event, condition or other circumstance existing on the Closing Date to the extent that the Administrative Agent has no written notice thereof from a Borrower prior to the Closing Date, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of the Administrative Agent; provided that the Administrative Agent shall notify the Borrower Representative of any such changed or new criteria and the reasons therefor following the Administrative Agent’s determination thereof.
          “Eligible Inventory Cap” means $11,000,000.
          “Eligible Receivables” means any Receivable of any applicable Borrower in which the Administrative Agent has a first priority perfected Lien (subject only to Permitted

Liens under clauses (d), (g), (h) and (n) of the definition of such term) and which complies with each of the following requirements:
          (a) it is not owing in respect of sales agency commissions payable to such Borrower;
          (b) it is payable in Dollars and arises out of a bona fide sale of Inventory delivered to the Account Debtor, or the provision of services which have been fully performed for the Account Debtor, on said Receivable in the ordinary course of business on ordinary trade terms;
          (c) all warranties of the Borrowers in the Loan Documents are true and correct in all material respects with respect thereto;
          (d) it has been identified to the Administrative Agent in the manner required by the Administrative Agent pursuant to the applicable Security Agreement;
          (e) the invoice relates to Inventory that has been shipped to the applicable Account Debtor;
          (f) it has not remained unpaid more than 120 days past the original invoice date or 90 days past the original due date;
          (g) it is net of any credit or allowance given by any Borrower to such Account Debtor;
          (h) it is not owing by an Account Debtor who (i) has become insolvent, (ii) is the subject of any bankruptcy, arrangement, reorganization proceedings or other proceedings for relief of debtors, (iii) has admitted its inability to pay its debt generally or has stopped paying its debts generally or (iv) is an Affiliate of a Borrower;
          (i) the Account Debtor is not principally located outside the United States of America or Canada, in each case unless such Receivable is either (i) secured by an irrevocable letter of credit issued by a commercial bank located in the United States or located outside of the United States if such letter of credit has been confirmed by a commercial bank located in the United States, and in each case which is on terms and conditions reasonably acceptable to the Administrative Agent, and which has been assigned or transferred to the Administrative Agent on terms and conditions reasonably acceptable to the Administrative Agent or (ii) secured by an insurance policy issued by an insurer reasonably satisfactory to the Administrative Agent, and which has been assigned or transferred to the Administrative Agent on terms and conditions reasonably acceptable to the Administrative Agent;
          (j) it is not owing by the United States of America, Canada or any other national, state or province or political subdivision, or any government department, agency or instrumentality, unless the Administrative Agent shall have received evidence satisfactory to the Administrative Agent of compliance with the Assignment of Claims Act or similar national, state or local or provincial statute;
          (k) it is not owing by an Account Debtor if 50% or more of all Receivables owed by such Account Debtor are ineligible for any reason;
          (l) it is not subject to any counterclaim or defense asserted by the Account Debtor thereunder, it is not subject to any offset or contra account payable to the Account Debtor and it is not subject to any deposit paid by the Account Debtor to the applicable Borrower (in any case, unless the amount of such Receivable is net of such counterclaim, defense, offset, contra account or deposit established to the reasonable satisfaction of the Administrative Agent);
          (m) it is not evidenced by an instrument or chattel paper;
          (n) it does not arise from a sale to an Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or other repurchase or return basis;
          (o) it is free and clear of all Liens other than Liens granted in favor of the Administrative Agent and Liens permitted by clause (h) of the defined term Permitted Liens;
          (p) it has not been pre-billed or progress-billed by such Borrower;
          (q) it is not owing by an Account Debtor whose total Receivables owed to the Borrowers exceed 15% of the aggregate amount of all Eligible Receivables (but the portion of such Receivables not in excess of such percentage shall not be deemed ineligible under this clause (q)); and
          (r) it is otherwise deemed to be an Eligible Receivable in the reasonable credit judgment of the Administrative Agent.
Notwithstanding clause (r) above, the criteria for Eligible Receivables set forth above may only be changed and new criteria for Eligible Receivables may only be established by the Administrative Agent in the exercise of good faith and in its reasonable credit judgment based on either (i) an event, condition or other circumstance arising after the Closing Date, or (ii) an event, condition or other circumstance existing on the Closing Date to the extent that the Administrative Agent has no written notice thereof from a Borrower prior to the Closing Date, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Receivables in the good faith determination of the Administrative Agent; provided that the Administrative Agent shall notify the Borrower Representative of any such changed or new criteria and the reasons therefor following the Administrative Agent’s determination thereof.
          “Environmental Laws” means all federal, state, local and foreign laws, statutes, rules, regulations, ordinances, programs, permits, guidances, orders and consent decrees relating to health, safety and environmental matters applicable to the business and property of any Credit Party. Such laws and regulations include but are not limited to the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended; the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq., as amended; the Toxic Substance Act, 15 U.S.C. § 2601 et seq., as amended; the Clean Water Act, 33 U.S.C. § 466 et seq., as amended; the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; state and federal superlien and environmental cleanup programs; and U.S. Department of Transportation regulations.
          “Environmental Notice” means any summons, citation, directive, information request, notice of potential responsibility, notice of violation or deficiency, order, claim, complaint, investigation, proceeding, judgment, letters or other written communication, actual or threatened, from the United States Environmental Protection Agency or other federal, state, local or foreign agency or authority, or any other entity or individual, public or private, concerning any intentional or unintentional act or omission which involves Management of Hazardous Substances on or off the property of any Credit Party; the imposition of any Lien on Property, including but not limited to Liens asserted by government entities in connection with Responses to the presence or Release of Hazardous Substances; any alleged violation of or responsibility under Environmental Laws; and, after due inquiry and investigation, any knowledge of any facts which could give rise to any of the above.
          “Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.
          “Eurodollar Loan” means a Loan bearing interest at the rate specified in Section 1.4(b) hereof.
          “Eurodollar Reserve Percentage” is defined in Section 1.4(b) hereof.
          “Event of Default” means any event or condition identified as such in Section 9.1 hereof.
          “Excess Availability” means, as of any time the same is to be determined, the aggregate amount of additional Loans which may be immediately borrowed by the Borrowers hereunder.
          “Exchange Act” means the Securities Exchange Act of 1934 and the rules promulgated thereunder.
          “Excluded Account” means any (a) Fiduciary Account, (b) any petty cash account with an average daily balance over each 5 Business Day period not in excess of $30,000 at any time and not in excess of $75,000 in the aggregate at any time for all such petty cash accounts and (c) any account containing cash or Cash Equivalents that is pledged to another Person as a Permitted Lien under clause (v) of the definition of such term.
          “Excluded Subsidiary” means a newly formed Domestic Subsidiary established by a Credit Party in order to acquire the assets or Capital Stock of a Target in a Permitted Acquisition, and, in the case of a Capital Stock acquisition, the Target thereof (if such Target is a Domestic Subsidiary), in each case if such Domestic Subsidiary is so designated in writing as an Excluded Subsidiary by the Borrower Representative to the Administrative Agent at least 10 days prior to the consummation of such Permitted Acquisition.
          “Existing Hedges” means the hedging arrangements listed on Schedule 4.1 hereto, all of which were entered into prior to the Closing Date between Harris N.A., Bank of Montreal or one of their Affiliates and any of the Credit Parties, and none of which were fully cash collateralized on or before the Closing Date.
          “Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the board of directors of Parent; provided, however, that, except in the case of determining the Fair Market Value of assets in connection with an Asset Sale not involving the sale of Assets to an Affiliate, the board of directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10,000,000.
          “Federal Funds Rate” means the fluctuating interest rate per annum described in part (x) of clause (iv) of the definition of Base Rate appearing in Section 1.4(a) hereof.
          “Fiduciary Accounts” means payroll, payroll tax, employee wage and benefit payment and other similar fiduciary accounts.
          “First Priority Collateral” shall have the meaning assigned to the term “ABL Priority Collateral” in the Intercreditor Agreement.
          “Fixed Charge Coverage Ratio” means, at any time the same is to be determined, the ratio of (a) EBITDA for the twelve then most recently completed calendar months, minus Capital Expenditures during such period to the extent not financed with the proceeds of Indebtedness for Borrowed Money, to (b) Fixed Charges for the same twelve calendar months then ended, all determined for the Companies on a consolidated basis and in accordance with GAAP. In calculating the Fixed Charge Coverage Ratio for any period, (i) EBITDA of any Subsidiary shall not be included to the extent that such Subsidiary is restricted (by contract, agreement or law) from upstreaming such amounts to a Credit Party and (ii) EBITDA and Fixed Charges of any Excluded Subsidiaries shall not be included.
          “Fixed Charges” means, with reference to any period, the sum (without duplication) of (a) the aggregate amount of payments required to be made during such period in respect of principal on all Indebtedness for Borrowed Money (whether at maturity, as a result of mandatory sinking fund redemption, mandatory prepayment, acceleration or otherwise, but excluding payments made on the Loans), plus (b) Interest Expense payable in cash for such period, plus (c) federal, state, local and foreign income taxes paid in cash during such period, net of income tax refunds received in cash during such period, plus (d) all Restricted Payments paid in cash during such period, other than management fees, all determined for the Companies (other than any Excluded Subsidiaries) on a consolidated basis and in accordance with GAAP; provided, that (i) Fixed Charges shall not include any fees or expenses incurred through the Closing Date in connection with this Agreement and the Indenture; and (ii) for all testing dates occurring during the 12 months after the Closing Date, Interest Expense will be calculated for the period from August 18, 2009 through and including the testing date and annualized.
          “Foreign Subsidiary” means any Subsidiary of Parent that is not a Domestic Subsidiary.
          “Funds Transfer and Deposit Account Liability” means the liability of any Credit Party owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of such Credit Party now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to such Credit Party by any of such Lenders or their Affiliates.
          “GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
          “Guaranties” means any guaranty of the Obligations now or hereafter delivered to the Administrative Agent, as each of the same may be amended, modified, supplemented or restated from time to time. An acknowledgment by any Person to be bound by the guarantee provisions of this Agreement shall constitute a Guaranty.
          “Guarantors” means each Guarantor identified on the signature pages hereto as a “Guarantor” and each other Person that at any time executes and delivers a Guaranty to the Administrative Agent.
          “Hazardous Substances” means hazardous substances, hazardous wastes, hazardous waste constituents and reaction by-products, hazardous materials, pesticides, oil and other petroleum products, and toxic substances, including asbestos and PCBs, as those terms are defined pursuant to Environmental Laws.

          “Hedging Liability” means the liability of any Credit Party under any agreements with respect of any interest rate, foreign currency and/or commodity exchanges, swaps, caps, collars, floors, forwards, options, or other similar arrangements as any Credit Party may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates for the purpose of hedging or otherwise protecting against interest rate, foreign currency and/or commodity exposure, and shall specifically include the liabilities of Borrowers under the Existing Hedges.
          “Indebtedness for Borrowed Money” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:
          (1) in respect of borrowed money;
          (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);
          (3) in respect of banker’s acceptances;
          (4) obligations in respect of Capital Leases;
          (5) representing the balance deferred and unpaid of the purchase price of any property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business, which accounts payable and accrued obligations are not more than 90 days past due) due more than six months after such property is acquired or such services are completed; or
          (6) any Hedging Liability,
if and to the extent any of the preceding items (other than letters of credit and Hedging Liability) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness for Borrowed Money” includes all Indebtedness for Borrowed Money of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness for Borrowed Money is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness for Borrowed Money of any other Person. Indebtedness for Borrowed Money shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for Borrowed Money for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness for Borrowed Money.
          “Indenture” means the Indenture dated as of August 18, 2009 among Parent, the Guarantors party thereto and Wilmington Trust FSB, as Trustee and Collateral Agent.
          “Intercreditor Agreement” means that certain Intercreditor Agreement of even date herewith between the Administrative Agent and Wilmington Trust FSB, as Trustee and

Collateral Agent, as the same may be amended, modified, or supplemented from time to time pursuant to the terms thereof.
          “Interest Expense” means, with reference to any Person for any period, the sum of all interest expense of such Person determined in accordance with GAAP.
          “Interest Period” is defined in Section 1.7 hereof.
          “Inventory” means all finished goods, work-in-progress and raw materials (other than packaging, crating, and supplies inventory) held for sale in which any Borrower now has or hereafter acquires title.
          “L/C Issuer” means Harris N.A.
          “L/C Obligations” means the Dollar Equivalent of aggregate undrawn face amounts of all outstanding Letters of Credit issued for the account of Borrowers and the Dollar Equivalent of all unpaid Reimbursement Obligations owing by Borrowers.
          “L/C Sublimit” means the Dollar Equivalent of $10,000,000, as reduced from time to time pursuant to the terms hereof.
          “Lenders” means and includes Bank of Montreal, Chicago Branch, and the other financial institutions from time to time party to this Agreement, including each assignee Lender pursuant to Section 12.12 hereof. As applicable, the term Lender shall include the Swingline Lender.
          “Lending Office” is defined in Section 10.4 hereof.
          “Letter of Credit” is defined in Section 1.3(a) hereof.
          “LIBOR” is defined in Section 1.4(b) hereof.
          “LIBOR Index Rate” is defined in Section 1.4(b) hereof.
          “LIBOR Quoted Rate” is defined in Section 1.4(b) hereof.
          “Lien” means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in the nature of the foregoing in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.
          “Liquidity Test” means that after giving effect to a transaction or other action contemplated by this Agreement, Borrower has satisfied both the US Liquidity Requirement and the Overall Liquidity Requirement.
          “Loan” means any Revolving Loan or Swingline Loan, whether outstanding as a Base Rate Loan or Eurodollar Loan, each of which is a “type” of Loan hereunder.

          “Loan Documents” means this Agreement, the Notes, the Applications, the Collateral Documents, the Guaranties, the fee letter agreement described in Section 2.1(c), and each other instrument or document to be delivered hereunder or thereunder or otherwise in connection therewith.
          “Manage” or “Management” means to generate, handle, manufacture, process, treat, store, use, re-use, refine, recycle, reclaim, blend or burn for energy recovery, incinerate, accumulate speculatively, transport, transfer, dispose of, release, threaten to release or abandon Hazardous Substances.
          “Management Agreement” means the certain Amended and Restated Management and Advisory Services Agreement and Expense Sharing Agreement dated August 18, 2009 among GGEP Management, L.L.C., GGEP Management (Bermuda) Ltd., Gilbert Global Equity Capital LLC, Parent, CAC and CPM Acquisition Corp.
          “Material Adverse Effect” means (a) a material adverse change in, or material adverse effect upon, the operations, business, Properties, financial condition or performance of the Borrowers and/or the Credit Parties, in either case taken as a whole, (b) a material impairment of the ability of any Borrower or any Credit Party to perform its material obligations under any material Loan Document, or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against any Borrower or any Credit Party of any material Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder or (ii) the perfection or priority of any Lien granted under any Collateral Document with respect to any material portion of the Collateral.
          “Material Default” means an Event of Default described in Section 9.1(a); Section 9.1(b), solely as a result of a breach of any of Sections 8.4, 8.5(a) that continues for 5 Business Days, Section 8.5(b), (c) or (d) that continues for 10 Business Days, 8.7, 8.8, 8.9, 8.10, 8.12, 8.18, 8.24, 8.25 and 8.26; Section 9.1(k); and Section 9.1(l).
          “Monetary Reserves” means all reserves under Section 1.1(b) that represent monetary obligations or that otherwise relate to amounts that may be or are to be paid.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Net Income” means, with reference to any Person for any period, the net income (or net loss) of such Person for such period computed in accordance with GAAP, but exclusive of noncash extraordinary gains and losses.
          “Net Orderly Liquidation Value” means, at any time, the amount of the projected recovery in respect of Inventory at such time on a net orderly liquidation value basis as set forth in the most recent acceptable appraisal of Inventory received by the Administrative Agent that has been conducted by an appraiser reasonably acceptable to the Administrative Agent pursuant to a methodology reasonably acceptable to the Administrative Agent in accordance with the Loan Documents, and includes a liquidation period not in excess of 120 days, net of operating expenses, liquidation expenses and commissions.

          “Non-Monetary Reserves” means all reserves under Section 1.1(b) or (d), as applicable, other than Monetary Reserves.
          “Notes” means the Revolving Notes and any Swingline Note.
          “Obligations” means all obligations of the Borrowers to pay principal and interest on the Loans, all Reimbursement Obligations, all fees and charges payable hereunder, and all other payment obligations of the Borrowers or any other Credit Party arising under or in relation to any Loan Document, all obligations of any Borrower in respect of any Letter of Credit, all obligations of any Borrower or any other Credit Party in respect of Hedging Liability and all obligations of any Borrower or any other Credit Party in respect of Funds Transfer and Deposit Account Liability, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.
          “Overall Liquidity Requirement” means that the sum of (i) Excess Availability, plus cash and Cash Equivalents of the Credit Parties (solely to the extent unrestricted and subject to a perfected first priority Lien (other than Permitted Liens set forth in clauses (a), (g) and (n) of the definition of such term) in favor of the Administrative Agent), (ii) aggregate immediately available and unborrowed amounts under the credit facilities of the Foreign Subsidiaries and (iii) aggregate unrestricted cash and Cash Equivalents of the Foreign Subsidiaries, exceeds $10,000,000.
          “Parent” means CPM Holdings, Inc., a Delaware corporation.
          “Participating Interest” is defined in Section 1.3(d) hereof.
          “Participating Lender” is defined in Section 1.3(d) hereof.
          “PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.
          “Permitted Acquisition” means the acquisition by any Credit Party or an Excluded Subsidiary of all or substantially all of the assets, or all (but not less than all) of the Capital Stock, of any Person (the “Target”) if either (1) the Required Lenders have approved such acquisition or (2) each of the following conditions has been satisfied:
          (a) The Administrative Agent shall have received not less than 10 days’ prior written notice of such proposed Permitted Acquisition, which notice shall include the following materials, to the extent available to the Credit Parties:
     (i) copies of the Target’s three most recent annual income statements, cash flow statements and balance sheets, together with the audit opinions thereon, if any, of the Target’s independent accountants, together with available interim financial statements,

     (ii) a description of the method of financing such acquisition, including sources and uses,
     (iii) a listing of locations of all personal and real property to be acquired,
     (iv) draft copies of all proposed acquisition agreements and all related transaction documents for such acquisition, together with all schedules thereto (followed by updated drafts as the same are generated and fully executed copies thereof within 5 Business Days after the closing of such acquisition), and
     (v) a copy of any third party due diligence report conducted with respect to the Target that is permitted by such third party to be shared with the Administrative Agent; provided, that the Credit Parties will use reasonable efforts (which shall not include material out-of-pocket costs) to obtain the consent of such third party to sharing such report with the Administrative Agent.
          Notwithstanding the foregoing, if (A) the total consideration for any such Permitted Acquisition (including without limitation amounts paid, Indebtedness for Borrowed Money assumed and deferred and contingent purchase price payments) is less than $2,500,000 and (B) no Revolving Loans are outstanding prior to, or would be outstanding immediately after giving effect to, such Permitted Acquisition, and no Letters of Credit (exclusive of Cash Collateralized Letters of Credit) are outstanding prior to, or would be outstanding immediately after giving effect to, such Permitted Acquisition, unless the Credit Parties have unrestricted cash on their balance sheets in at least the aggregate amount of such outstanding Letters of Credit, the materials described in this clause (a) need not be delivered.
          (b) Concurrently with delivery of the notice and materials referred to in clause (a) above, or if such items are not required to be delivered, not less than 10 days prior to the consummation of such Permitted Acquisition, the Borrowers shall have delivered to the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent, a pro forma consolidated and consolidating balance sheet, income statement and cash flow statement of the Companies and pro forma projections for the next twelve-month period, each based on most recently available financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of the Companies in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition, the funding of all Loans and the incurrence or assumption of all other Indebtedness for Borrowed Money and repayment of Indebtedness for Borrowed Money in connection therewith, and such pro forma projections shall reflect that (x) no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition, the funding of all Loans and the incurrence or assumption of all other Indebtedness for Borrowed Money and repayment of Indebtedness for Borrowed Money in connection therewith, including without limitation no breach of the Fixed Charge Coverage Ratio covenant contained in Section 8.22 as of the most recent prior testing date, but calculated on a pro forma basis reflecting the consummation of such Permitted Acquisition and all related transactions, as if they had occurred at the beginning of the testing period, (y) the Fixed Charge Coverage Ratio after giving effect to such Permitted Acquisition, the funding of all Loans and the incurrence or assumption of all other Indebtedness for Borrowed Money and repayment of Indebtedness for Borrowed Money in connection therewith, and as of the end of each calendar quarter for the one-year period immediately following the consummation of such Permitted Acquisition, shall not be less than 1.25 to 1.00 and (z) immediately after consummation of such Permitted Acquisition, the funding of all Loans and the incurrence or assumption of all other Indebtedness for Borrowed Money and repayment of Indebtedness for Borrowed Money in connection therewith, Excess Availability is at least $5,000,000; provided, (I) that when calculating Excess Availability for purposes of this clause (b), any deferred or contingent payments that will be paid or will reasonably be expected to be paid to the applicable sellers during the one-year period following the consummation of such Permitted Acquisition, as reasonably determined by the Administrative Agent, shall be subtracted from Excess Availability, other than earnouts calculated solely based on the cash flow of the applicable Credit Parties and up to $1,500,000 in the aggregate at any time of earnouts calculated on performance-based metrics other than cash flow; and (II) that if the total consideration for any such Permitted Acquisition (including without limitation amounts paid, Indebtedness for Borrowed Money assumed and deferred and contingent purchase price payments) is less than $7,500,000, the materials described in this clause (b) need not be delivered and the Borrowers shall not be required to satisfy the test in clause (y) above; rather, the Borrowers need comply with clauses (x) and (z) above and shall deliver to the Administrative Agent evidence reasonably satisfactory to the Administrative Agent that such conditions have been satisfied.
          (c) Such Permitted Acquisition shall only involve assets comprising a business, or those assets of a business, or Capital Stock of a Person that is in business, of the type engaged in by the Borrowers as of the Closing Date or businesses reasonably related thereto.
          (d) Such Permitted Acquisition shall be consensual (it being agreed that an acquisition from, or of, a Target which is subject to a bankruptcy proceeding shall not be deemed hostile), shall have been approved by the Target’s board of directors (or comparable governing board) and shall be consummated in accordance with the terms of the agreements and documents related thereto, and in compliance with all applicable laws.
          (e) If such Permitted Acquisition involves an Excluded Subsidiary, (i) immediately before and after consummation of such Permitted Acquisition, no Revolving Loans shall be outstanding and no Letters of Credit shall be outstanding unless the Credit Parties have unrestricted cash on their balance sheets in at least the aggregate amount of such outstanding Letters of Credit, (ii) the Credit Parties shall not have assumed or incurred any Indebtedness for Borrowed Money in connection with or in contemplation of such Permitted Acquisition, (iii) any deferred or contingent purchase price payments (involving earnouts) to be made in connection with such Permitted Acquisition shall be obligations of such Excluded Subsidiary and Foreign Subsidiaries only and not of the Credit Parties.

          (f) Within 30 days after the closing of such Permitted Acquisition, if the acquirer or the Target is or will become a Domestic Subsidiary, the Administrative Agent will be granted a first priority perfected Lien (subject to Permitted Liens and to the Intercreditor Agreement) in all assets acquired pursuant thereto or, as contemplated by Section 4 hereof, in the assets and capital stock or other equity interests of the Target, and the Credit Parties and the Target shall have executed such documents and taken such actions (including without limitation, the delivery of (i) certified copies of the resolutions of the board of directors (or comparable governing board) of the Credit Parties and the Target authorizing such Permitted Acquisition and the granting of Liens described herein, (ii) legal opinions, in form and content reasonably acceptable to the Administrative Agent, with respect to the transactions described herein and (iii) evidence of insurance of the business to be acquired consistent with the requirements of Section 8.4) as may be required by the Administrative Agent in connection therewith.
          (g) Within 30 days after the closing of such Permitted Acquisition, the Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, amendments to the Schedules hereto and the Schedules to the other Loan Documents, to the extent necessary to make the representations and warranties in this Agreement and the other Loan Documents true and correct after giving effect to the consummation of such Permitted Acquisition.
          (h) If the Permitted Acquisition is consummated pursuant to a merger involving any Borrower, such Borrower is the surviving Person in such merger.
          (i) At the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing.
          (j) Any Inventory or Receivables purchased in connection with such Permitted Acquisition and owned by a Borrower may be considered as Eligible Inventory or Eligible Receivables, as applicable, only after the Administrative Agent has completed a field audit of the Target and, in the Administrative Agent’s discretion, a Net Orderly Liquidation Value inventory appraisal of the Inventory of the Target, each with results reasonably satisfactory to the Administrative Agent, and only after the applicable Borrower has satisfied clause (g) above, to the extent applicable.
          “Permitted Liens” means:
          (a) Liens to secure the Obligations;
          (b) Liens in favor of any Credit Party, but if in favor of a Credit Party and covering First Priority Collateral, only if collaterally assigned to Administrative Agent;
          (c) Liens on property of a Person existing at the time such property is acquired by a Credit Party or at the time such Person becomes a Domestic Subsidiary of Parent (other than an Excluded Subsidiary) or is merged with or into or consolidated with any Credit Party, in each case pursuant to a Permitted Acquisition, other than Liens on First

Priority Collateral; provided that such Liens were in existence prior to the contemplation of such property being acquired or such Person becoming a Domestic Subsidiary (other than an Excluded Subsidiary) or such merger or consolidation and do not extend to any assets other than those of the property acquired or the Person that becomes a Domestic Subsidiary (other than an Excluded Subsidiary) or is merged with or into or consolidated with any Domestic Subsidiary of Parent (other than an Excluded Subsidiary);
          (d) Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);
          (e) Liens to secure Indebtedness for Borrowed Money (including Capital Lease Obligations) permitted by Section 8.7(c) hereof covering only the assets acquired with or financed by such Indebtedness for Borrowed Money;
          (f) Liens existing on the Closing Date and which are listed on Schedule 5.1;
          (g) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;
          (h) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business and not overdue;
          (i) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness for Borrowed Money and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;
          (j) Liens created for the benefit of (or to secure) the notes (or the guarantees thereof) issued pursuant to the Indenture; provided that such Liens are subject to the Intercreditor Agreement;
          (k) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred hereunder; provided, however, that:
     (i) the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

     (ii) the Indebtedness for Borrowed Money secured by the new Lien is not increased to any amount greater than the sum of (A) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness for Borrowed Money renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (B) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;
          (l) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;
          (m) any interest or title of a lessor, sublessor or licensor entered into in the ordinary course of business and covering only the assets so leased or licensed, as the case may be, and including any Liens arising from the filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;
          (n) bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;
          (o) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness for Borrowed Money;
          (p) Liens on specific items of Inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such Inventory or other goods (it being agreed that none of such Inventory shall constitute Eligible Inventory);
          (q) grants of software and other technology licenses in the ordinary course of business;
          (r) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business (it being agreed that none of such Inventory shall constitute Eligible Inventory);
          (s) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customer duties in connection with the importation of goods;
          (t) Liens against assets subject to an Asset Sale permitted hereunder to the extent a Credit Party has entered into a binding commitment to dispose of such assets and such Liens do not apply to any assets of such Credit Party other than the assets to be disposed;
          (u) Liens arising under ERISA and not constituting a breach of Section 8.13;

          (v) Liens on cash and Cash Equivalents securing obligations permitted under Section 8.7(n); and
          (w) Liens with respect to obligations that do not exceed $1,500,000 at any one time outstanding; provided that if such Liens encumber First Priority Collateral such Liens will be contractually subordinated (pursuant to terms satisfactory to Administrative Agent) to the Liens of Administrative Agent.
          “Permitted Overadvance” means an amount approved in the sole discretion of the Administrative Agent not to exceed $1,000,000 at any one time outstanding by which the outstanding principal balance of Revolving Loans, L/C Obligations, Swingline Loans and reserves taken pursuant to Section 1.1(b) hereof knowingly exceeds the Borrowing Base as then determined and computed and/or subsequent to the occurrence of a Default or Event of Default; provided, however, that (a) Permitted Overadvances shall not knowingly be permitted to be outstanding for a period exceeding 60 consecutive days (herein a “Permitted Overadvance Period”), (b) each Permitted Overadvance Period shall be separated from all other Permitted Overadvance Periods by at least 30 consecutive days, and (c) no more than 2 such Permitted Overadvance Periods shall be permitted to occur in any period of 365 consecutive days.
          “Permitted Refinancing Indebtedness” means any Indebtedness for Borrowed Money of any Credit Party issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness for Borrowed Money of any Credit Party (other than intercompany Indebtedness for Borrowed Money); provided that:
          (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness for Borrowed Money renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness for Borrowed Money and the amount of all fees and expenses, including premiums, incurred in connection therewith);
          (b) such Permitted Refinancing Indebtedness has a final maturity date later than the earlier of (i) the final maturity date of the Indebtedness for Borrowed Money being renewed, refunded, refinanced, replaced, defeased or discharged, or (ii) 90 days after the final maturity date of the Obligations, and has a weighted average life to maturity that is equal to or greater than the weighted average life to maturity of, the Indebtedness for Borrowed Money being renewed, refunded, refinanced, replaced, defeased or discharged; and
          (c) if the Indebtedness for Borrowed Money being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness for Borrowed Money being renewed, refunded, refinanced, replaced, defeased or discharged.
          “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.
          “Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
          “Pledge Agreements” means, collectively, (a) that certain Pledge Agreement of even date herewith between Parent and the Administrative Agent, and (b) each other Pledge Agreement now or at any time hereafter delivered by any other Credit Party to the Administrative Agent with respect to the equity of any other Credit Party, as each of the same may be amended, modified, supplemented or restated from time to time.
          “Principal” means, collectively, Gilbert Global Equity Partners, L.P. and its Affiliates.
          “Pro Forma Fixed Charge Coverage Ratio Test” means Fixed Charge Coverage Ratio for Parent’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which the transaction or other action requiring a calculation of the pro forma Fixed Charge Coverage Ratio Test would have been at least 1.25 to 1.00, determined on a pro forma basis as if such transaction or other action had occurred at the beginning of such four-quarter period.
          “Property” means, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.
          “Receivables” means all rights to the payment of a monetary obligation, now or hereafter owing to a Borrower, evidenced by accounts, contract rights, instruments, chattel paper or general intangibles.
          “Reimbursement Obligation” is defined in Section 1.3(c) hereof.
          “Related Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an

Affiliate of a Lender or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.
          “Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the environment, as “environment” is defined in CERCLA.
          “Required Lenders” means, as of the date of determination thereof, (a) so long as there are only two or fewer Lenders, all Lenders and (b) to the extent there are more than two Lenders, Lenders whose outstanding Loans and interests in Letters of Credit and Unused Revolving Credit Commitments constitute more than 50% of the sum of the total outstanding Loans, interests in Letters of Credit, and Unused Revolving Credit Commitments of the Lenders.
          “Respond” or “Response” means any action taken pursuant to Environmental Laws to correct, remove, remediate, cleanup, prevent, mitigate, monitor, evaluate, investigate or assess the Release of a Hazardous Substance.
          “Restricted Payments” is defined in Section 8.12 hereof.
          “Revolver Percentage” means, for each Lender, the percentage of the Revolving Credit Commitments represented by such Lender’s Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the percentage held by such Lender (including through participation interests in Swingline Loans and Reimbursement Obligations with respect to L/C Obligations) of the aggregate principal amount of all Revolving Loans, Swingline Loans and L/C Obligations then outstanding.
          “Revolving Credit” means the credit facility for making Revolving Loans and Swingline Loans and issuing Letters of Credit described in Sections 1.1 and 1.2 hereof.
          “Revolving Credit Commitment” means, as to any Lender, the obligation of such Lender to make Revolving Loans and to participate in Swingline Loans and Letters of Credit issued for the account of the Borrowers hereunder in an aggregate principal or face amount at any one time outstanding not to exceed the applicable amount set forth opposite such Lender’s name on Schedule 1 attached hereto and made a part hereof, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof. The Borrowers and the Lenders acknowledge and agree that the Revolving Credit Commitments aggregate $14,500,000 on the date hereof.
          “Revolving Loan” is defined in Section 1.1 hereof and, as so defined, includes a Base Rate Loan or a Eurodollar Loan, each of which (as so defined) is a “type” of US Revolving Loan hereunder.
          “Revolving Note” is defined in Section 1.11 hereof.
          “S&P” means Standard & Poor’s Ratings Services Group, a division of The McGraw-Hill Companies, Inc.

          “Security Agreements” means, collectively, (a) that certain Pledge and Security Agreement of even date herewith among the Credit Parties and the Administrative Agent, and (b) each other security agreement now or at any time hereafter executed by a Credit Party and delivered to the Administrative Agent, as each of same may be amended, modified, supplemented or restated from time to time.
          “Settlement Amount” is defined in Section 3.2(a) hereof.
          “Settlement Date” is defined in Section 3.2(a) hereof.
          “Subordinated Debt” means Indebtedness for Borrowed Money owing to any Credit Party on terms and conditions, and in such amounts, reasonably acceptable to the Administrative Agent and the Required Lenders and which is subordinated in right of payment to the prior payment in full of the Obligations pursuant to written subordination provisions approved in writing by the Administrative Agent and the Required Lenders.
          “Subsidiary” means, as to any particular parent corporation or organization, any other corporation or organization more than 50% of the outstanding Voting Stock of which is at the time directly or indirectly owned by such parent corporation or organization or by any one or more other entities which are themselves subsidiaries of such parent corporation or organization. Unless otherwise specifically referred to herein, the term “Subsidiary” means a Subsidiary of Parent or of any of Parent’s direct or indirect Subsidiaries.
          “Swingline Amount” means $5,000,000 as the same may be reduced from time to time pursuant to Section 1.13 hereof.
          “Swingline Lender” means Harris N.A., acting in its capacity as the lender of Swingline Loans hereunder, or any successor Lender acting in such capacity appointed pursuant to Section 12.12 hereof.
          “Swingline Loans” is defined in Section 1.2 hereof.
          “Swingline Note” is defined in Section 1.11 hereof.
          “Termination Date” means April 20, 2013, or such earlier date on which the Revolving Credit Commitments are terminated in whole pursuant to Section 1.13, 9.2 or 9.3 hereof. At the written request of the Borrower Representative, the Termination Date will be extended to the date set forth in such notice subject to the written consent of the Required Lenders, provided that one or more Persons satisfactory to the Administrative Agent agree to become Lender(s) hereunder and acquire, at par, the Loans, Revolving Credit Commitments and other rights and duties of each Lender that does not consent to the extension of the Termination Date, all pursuant to one or more Assignment and Acceptances in the form of Exhibit E (each, an “Assignment and Acceptance”) hereto and such other agreements, instruments and documents as Administrative Agent may request to accomplish the foregoing.

          “Unfunded Vested Liabilities” means, for any Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.
          “Unused Revolving Credit Commitments” means, at any time, the difference between the Revolving Credit Commitments then in effect and the aggregate outstanding principal amount of all Loans and L/C Obligations.
          “US Liquidity Requirement” means that the sum of Excess Availability, plus cash and Cash Equivalents of the Credit Parties (solely to the extent unrestricted and subject to a perfected first priority Lien (other than Permitted Liens set forth in clauses (a), (g) and (n) of the definition of such term) in favor of the Administrative Agent) exceeds $5,000,000.
          “Voting Stock” of any Person means capital stock or other equity interests of any class or classes (however designated) having ordinary power for the election of directors or other similar governing body of such Person, other than stock or other equity interests having such power only by reason of the happening of a contingency.
          “Welfare Plan” means a “welfare plan” as defined in Section 3(1) of ERISA.
          “Wells Account” means deposit account no. 2-9962005112 of Crown established and maintained at Wells Fargo Bank, N.A. in Minneapolis, Minnesota for receipt of payments from certain non-United States customers of Crown.
          Section 5.2 Interpretation.
          The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein”, and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to Chicago, Illinois time unless otherwise specifically provided. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement.
          Section 5.3 Change in Accounting Principles.
          If, after the date of this Agreement, there shall occur any change in GAAP from those used in the preparation of the financial statements referred to in Section 6.5 hereof and such change shall result in a change in the calculation of any financial covenant, standard or term found in this Agreement, either the Borrower Representative or the Required Lenders may by notice to the Lenders and the Borrower Representative, respectively, require that the Lenders and the Borrowers negotiate in good faith to amend such covenants, standards, and term so as equitably to reflect such change in accounting principles, with the desired result being that the criteria for evaluating the financial condition of the Companies shall be the same as if such change had not been made. No delay by the Borrower Representative or the Required Lenders in requiring such negotiation shall limit their right to so require such a negotiation at any time after such a change in accounting principles. Until any such covenant, standard, or term is amended in accordance with this Section 5.3, financial covenants shall be computed and determined in accordance with GAAP in effect prior to such change in accounting principles. Without limiting the generality of the foregoing, the Borrowers shall neither be deemed to be in compliance with any financial covenant hereunder nor out of compliance with any financial covenant hereunder if such state of compliance or noncompliance, as the case may be, would not exist but for the occurrence of a change in accounting principles after the date hereof.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES.
          The Borrowers represent and warrant to the Administrative Agent and the Lenders as follows:
          Section 6.1 Organization and Qualification.
          Each Borrower is duly organized, validly existing and in good standing as an organization under the laws of its state of organization, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect.
          Section 6.2 Credit Parties.
          Each Credit Party (other than the Borrowers) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized, as the case may be, has full and adequate power to own its Property and conduct its business as now conducted, and is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business conducted by it or the nature of the Property owned or leased by it requires such licensing or qualifying, except where the failure to do so would not have a Material Adverse Effect. Schedule 6.2 hereto identifies each Credit Party, the jurisdiction of its incorporation or organization, as the case may be, and the number and description of issued and outstanding shares of each class of Capital Stock and all other outstanding Equity Interests of each Credit Party and except in the case of Parent, the owners thereof. All of the outstanding shares of Capital Stock and other Equity Interests of each Credit Party are validly issued and outstanding and fully paid and nonassessable and all such shares and other Equity Interests indicated on Schedule 6.2 as owned by any Credit Party are owned, beneficially and of record, by such Credit Party free and clear of all Liens other than Permitted Liens. As of the date hereof, except as set forth on Schedule 6.2, there are no outstanding commitments or other obligations of any Credit Party to issue, and no options, warrants or other rights of any Person to acquire, any shares of any class of Capital Stock or other Equity Interests of any Credit Party.
          Section 6.3 Authority and Validity of Obligations.
          Each Borrower has full right and authority to enter into this Agreement and the other Loan Documents executed by it, to make the borrowings herein provided for, to issue its Notes in evidence thereof, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Borrower, and to perform all of its obligations hereunder and under the other Loan Documents executed by it. Each Credit Party (other than the Borrowers) has full right and authority to enter into the Loan Documents executed by it, to guarantee the obligations of the Borrowers, to grant to the Administrative Agent the Liens described in the Collateral Documents executed by such Person, and to perform all of its obligations under the Loan Documents executed by it. The Loan Documents delivered by each Credit Party have been duly authorized, executed, and delivered by such Person and constitute valid and binding obligations of such Person enforceable against it in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy laws and laws affecting creditors’ rights generally; and this Agreement and the other Loan Documents do not, nor does the performance or observance by any Credit Party of any of the matters and things herein or therein provided for, (a) contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon any Credit Party or any provision of the organizational documents (e.g., charter, articles of incorporation or by-laws, articles of association or operating agreement, or partnership agreement, or other similar constituent document) of any Credit Party, (b) contravene or constitute a default under any covenant, indenture or agreement of or affecting any Credit Party or any of its Property, which default could reasonably be expected to have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien on any Property of any Credit Party other than the Liens granted in favor of the Administrative Agent pursuant to the Collateral Documents.
          Section 6.4 Use of Proceeds; Margin Stock.
          The Borrowers shall use the proceeds of the Loans made available hereunder for general working capital purposes, for financing Permitted Acquisitions, and for such other legal and proper purposes as are consistent with this Agreement and all applicable laws. No Credit Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan or any other extension of credit made hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock. Margin stock (as hereinabove defined) constitutes less than 25% of those assets of the Credit Parties which are subject to any limitation on sale, pledge, or other restriction hereunder.

          Section 6.5 Financial Reports.
          The audited consolidated balance sheet of the Companies as at September 30, 2008, and the related consolidated statements of income, retained earnings and cash flows of the Companies for the fiscal year then ended, and accompanying notes thereto, and the unaudited interim consolidated balance sheet of the Companies as at July 31, 2009, and the related consolidated statements of income, retained earnings and cash flows of the Companies for the ten months then ended, heretofore furnished to the Administrative Agent and the Lenders, fairly present in all material respects the consolidated financial condition of the Companies as at said dates and the consolidated results of their operations and cash flows for the periods then ended in conformity with GAAP applied on a consistent basis (and, in the case of interim financial statement, subject to the absence of footnote disclosures and normal year-end adjustments). No Credit Party has contingent liabilities which could reasonably be expected to have a Material Adverse Effect, other than as indicated on such financial statements (or the notes thereto) or, with respect to future periods, on the financial statements furnished pursuant to Section 8.5 hereof.
          Section 6.6 No Material Adverse Change.
          Since June 30, 2009, there has been no change in the financial condition or business prospects of any Credit Party that could reasonably be expected to result in a Material Adverse Effect.
          Section 6.7 Full Disclosure.
          The written statements and information furnished to the Administrative Agent and the Lenders in connection with the negotiation of this Agreement and the other Loan Documents and the commitments by the Lenders to provide all or part of the financing contemplated hereby do not contain any untrue statements of a material fact or omit a material fact necessary to make the material statements contained therein, in light of the circumstances under which it was made, not materially misleading.
          Section 6.8 Intellectual Property and Licenses.
          Each Credit Party owns, possesses, or has the right to use all necessary patents, licenses, franchises, trademarks, trade names, trade styles, copyrights, trade secrets, know how and confidential commercial and proprietary information material to the conduct of its businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade name, trade style, copyright or other proprietary right of any other Person, which conflict could reasonably be expected to have a Material Adverse Effect, all of which as of the Closing Date are described in Schedule 6.8 hereto.
          Section 6.9 Governmental Authority and Licensing.
          Each Credit Party has received all licenses, permits, and approvals of all federal, state, and local governmental authorities, if any, necessary to conduct their businesses, in each case where the failure to obtain or maintain the same could reasonably be expected to have a Material Adverse Effect. No investigation or proceeding which, if adversely determined, could reasonably be expected to have a Material Adverse Effect is pending or, to the knowledge of the Borrowers, threatened.
          Section 6.10 Good Title.
          Each Credit Party has good and defensible title (or valid leasehold interests) to all of its material assets as reflected on the most recent consolidated balance sheet of the Companies furnished to the Administrative Agent and the Lenders (except for sales of assets in the ordinary course of business and dispositions of Property permitted pursuant to Section 8.10), subject to no Liens other than Permitted Liens.
          Section 6.11 Litigation and Other Controversies.
          No judgments are outstanding against any Credit Party, nor is there any litigation or governmental or arbitration proceeding or labor controversy pending, nor to the knowledge of the Borrowers threatened, against any Credit Party, except judgments, litigations, proceedings and controversies which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          Section 6.12 Taxes.
          All tax returns required to be filed by any Credit Party in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges in excess of $250,000 upon any Credit Party or upon any of its Property, income or franchises, which are shown to be due and payable in such returns, have been paid, except such taxes, assessments, fees and governmental charges, if any, as are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and as to which adequate reserves established in accordance with GAAP have been provided. No Borrower knows of any proposed additional tax assessment against any Credit Party for which adequate provisions in accordance with GAAP have not been made on their accounts. Adequate provisions in accordance with GAAP for taxes on the books of each Credit Party have been made for all open years, and for its current fiscal period.
          Section 6.13 Approvals.
          No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by any Credit Party of any Loan Document, except for such approvals which have been obtained prior to the date of this Agreement and remain in full force and effect.
          Section 6.14 Affiliate Transactions.
          Except as permitted in Section 8.15, no Credit Party is a party to any contracts or agreements with any of its Affiliates on terms and conditions which are less favorable to such Credit Party than would be usual and customary in similar contracts or agreements between Persons not affiliated with each other.
          Section 6.15 Investment Company.
          No Credit Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
          Section 6.16 ERISA.
          Each Credit Party and each other member of its Controlled Group has fulfilled its obligations under the minimum funding standards of and is in compliance in all material respects with ERISA and the Code to the extent applicable to it and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA. No Credit Party has any contingent liabilities with respect to any post-retirement benefits under a Welfare Plan, other than liability for continuation coverage described in article 6 of Title I of ERISA.
          Section 6.17 Compliance with Laws.
          Each Credit Party is in compliance with the requirements of all federal, state and local laws, rules and regulations applicable to or pertaining to their Property or business operations (including, without limitation, the Occupational Safety and Health Act of 1970 and the Americans with Disabilities Act of 1990) where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          Section 6.18 Other Agreements.
          No Credit Party is in default under the terms of any covenant, indenture or agreement of or affecting such Person or any of its Property, which default if uncured could reasonably be expected to have a Material Adverse Effect. There is no dispute regarding any agreement, contract, lease or commitment of or affecting any Credit Party, which dispute could reasonably be expected to have Material Adverse Effect.
          Section 6.19 Solvency.
          Each Credit Party is solvent, able to pay its debts as they become due, and has sufficient capital to carry on its business and all businesses in which it is about to engage, and now owns Property having a value both at fair valuation, and at present fair saleable value, greater than the amount required to pay its debts, including without limitation the Obligations. The Eligible Inventory, and Eligible Receivables supporting the Loans and Letters of Credit to the Borrowers are sufficient in value to provide the Borrowers and the other Credit Parties taken as a whole with sufficient working capital to enable them to profitably operate their businesses, meet all debt amortization requirements and perform their obligations under the Loan Documents and the other agreements evidencing Indebtedness for

Borrowed Money of the Credit Parties. No Credit Party will be rendered insolvent by the execution and delivery of any of the Loan Documents or by consummation of the transactions contemplated hereunder or thereunder.
          Section 6.20 No Event of Default.
          No Event of Default has occurred and is continuing.
          Section 6.21 Budgets.
          The Companies’ budgets furnished on the date hereof have been, and the Companies’ budgets to be furnished in accordance with Section 7.1 will be, prepared by Borrowers and their financial personnel in light of the past business of the Companies and represent or will represent, as applicable, as of the date thereof, the reasonable good faith belief of Borrowers and such personnel as to the probable course of the business of the Companies, subject to the assumptions and qualifications stated therein, it being understood that no assurance is given that the actual financial results of the Companies will not be materially different from the projected results set forth in such budgets as a result of events or factors that impact or effect the assumptions and qualifications underlying such business plans.
          Section 6.22 Employee Controversies.
          Except as disclosed on Schedule 6.22 attached hereto, (a) there are no controversies pending or, to the best of the Borrowers’ knowledge, threatened, between any Credit Party and any of its respective employees, other than employee grievances and controversies arising in the ordinary course of business which would not, in the aggregate, be reasonably likely to have a Material Adverse Effect, (b) each Credit Party is in material compliance with all federal and state laws respecting employment and employment terms, conditions and practices, except for such noncompliance as would not be reasonably likely to have a Material Adverse Effect and (c) as of the date hereof, no Credit Party has any union representation questions, grievances, discrimination or unfair labor practice complaints pending or threatened against it which would be reasonably likely to have a Material Adverse Effect.
          Section 6.23 Environmental Matters.
          Except as disclosed on Schedule 6.23 attached hereto, (a) no Credit Party has Managed Hazardous Substances on or off its property other than in compliance with Environmental Laws, except for such noncompliance as could not be reasonably likely to have a Material Adverse Effect; (b) each Credit Party has complied in all material respects with Environmental Laws regarding transfer, construction on and operation of its business and property, including but not limited to notifying authorities, observing restrictions on use, transferring, modifying or obtaining permits, licenses, approvals and registrations, making required notices, certifications and submissions, complying with financial liability requirements, Managing Hazardous Substances and Responding to the presence or Release of Hazardous Substances connected with operation of the business or property, except where the noncompliance by such Credit Party with Environmental Laws would not be reasonably likely to have a Material Adverse Effect; (c) no Credit Party has any material contingent liability with respect to the Management of any Hazardous Substance; (d) no Credit Party shall permit others to Manage, whether on or off its respective property, Hazardous Substances connected with the operation of its business or property, except in compliance with Environmental Laws, except for such noncompliance as could not be reasonably likely to have a Material Adverse Effect; (e) each Credit Party shall take prompt action in compliance with Environmental Laws to Respond to the on-site or off-site Release of Hazardous Substances connected with the operation of its business or property; and (f) no Credit Party has received any Environmental Notice, a copy of which has not been promptly forwarded to the Administrative Agent.
          Section 6.24 Fees to Third Parties.
          As of the date hereof, no Credit Party is in any way obligated to any Person in respect of any finder’s or broker’s fee or similar commission in connection with the closing of the transactions evidenced by the Loan Documents. Each Borrower agrees to indemnify the Administrative Agent and each Lender and hold the Administrative Agent and each Lender harmless from any claims for any finder’s or broker’s fees or similar commissions from any Persons.
          Section 6.25 Subsidiaries; Joint Ventures; Partnerships.
          As of the date hereof, no Credit Party has any Subsidiaries except as set forth on Schedule 6.2 attached hereto. No Credit Party is engaged in any joint venture or partnership with any other Person, except as set forth on Schedule 6.2 attached hereto.
          Section 6.26 Holding Companies.
          As of the date hereof, each of Parent, CAC and CPM SA, LLC, is a holding company with no material operations, business, assets, liabilities (other than in the case of Parent, the Indebtedness for Borrowed Money under the Indenture) or contingent liabilities (other than its guaranty of all or a portion of the Obligations, and in the case of CAC and CPM SA, LLC, its guaranty of Parent’s Indebtedness for Borrowed Money under the Indenture. Borrowers will promptly notify the Administrative Agent if any such Persons at any time has any material operations, business, assets, liabilities or contingent liabilities, which notice shall include a description of the same.
ARTICLE VII
CONDITIONS PRECEDENT.
          The obligation of each Lender to advance any Loan or of L/C Issuer to issue, extend the expiration date (including by not giving notice of non-renewal) of or increase the amount of any Letter of Credit under this Agreement, shall be subject to the following conditions precedent:

          Section 7.1 All Credit Events.
          At the time of each Credit Event hereunder, with respect to each Lender and L/C Issuer:
          (a) each of the representations and warranties set forth herein and in the other Loan Documents shall be and remain true and correct in all material respects as of said time, except to the extent the same expressly relate to an earlier date;
          (b) no Default or Event of Default shall have occurred and be continuing or would occur as a result of such Credit Event; provided, however, that the Lenders (or the Administrative Agent, in the case of Revolving Loans made pursuant to Section 3.2(e) hereof), in their sole discretion, may continue to make advances with respect to a Credit Event notwithstanding the existence of any Default or Event of Default and any such advances so made shall not be deemed a waiver of any such Default or Event of Default;
          (c) after giving effect thereto, the aggregate principal amount of all Revolving Loans, L/C Obligations, and any reserves taken pursuant to Section 1.1 hereof (without duplication) shall not exceed any of the limitations set forth in this Agreement (without double counting any reserves) after giving effect to any then Permitted Overadvances; and
          (d) in the case of a Borrowing the Administrative Agent or the Swingline Lender shall have received the applicable notice required hereunder, in the case of the issuance of any Letter of Credit L/C Issuer shall have received a duly completed Application for such Letter of Credit together with any fees called for by Section 2.1 hereof, and, in the case of an extension or increase in the amount of a Letter of Credit, a written request therefor in a form reasonably acceptable to L/C Issuer together with fees called for by Section 2.1 hereof.
          Each request for a Borrowing hereunder and each request for the issuance of, increase in the amount of, or extension of the expiration date of, a Letter of Credit shall be deemed to be a representation and warranty by the Borrowers on the date on such Credit Event as to the facts specified in subsections (a) through (d), both inclusive, of this Section.
          Section 7.2 Initial Credit Event.
          Before or concurrently with the initial Credit Event:
          (a) the Administrative Agent shall have received for each Lender this Agreement duly executed by the Borrowers and the Lenders;
          (b) the Administrative Agent shall have received for each Lender such Lender’s duly executed Notes of the Borrowers dated the date hereof and otherwise in compliance with the provisions of Section 1.11 hereof;

          (c) the Administrative Agent shall have received duly executed Collateral Documents together with (to the extent not heretofore delivered to the Administrative Agent) (i) except to the extent represented by uncertificated securities, original stock certificates or other similar instruments or securities representing all of the issued and outstanding shares of capital stock or other equity interests of each applicable Credit Party (other than Parent), together with stock powers for such Collateral executed in blank and undated, (ii) patent, trademark, and copyright security agreements as the Administrative Agent shall reasonably require, (iii) deposit account and securities account control agreements as the Administrative Agent shall reasonably require with respect to accounts of Credit Parties (other than with respect to (A) the Wells Account, which shall be delivered as provided in Section 4.2, (B) Excluded Accounts and (C) cash and Cash Equivalents consisting of proceeds of Collateral other than First Priority Collateral) and (iv) the Guaranty of each Credit Party (other than the Borrowers);
          (d) the Administrative Agent shall have received evidence of insurance required to be maintained under the Loan Documents, naming the Administrative Agent as lender’s loss payee or additional insured, as applicable;
          (e) the Administrative Agent shall have received for each Lender copies of each Credit Party’s organizational documents (e.g., articles of incorporation or by-laws, or other similar constituent document) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary or analogous officer or manager;
          (f) the Administrative Agent shall have received copies of resolutions of each Credit Party’s board of directors (or analogous governing or supervisory board), authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, together with specimen signatures of the persons authorized to execute such documents on the behalf of such Credit Party, as applicable, all certified in each instance by its Secretary or Assistant Secretary or analogous officer or manager;
          (g) the Administrative Agent shall have received copies of the certificates of good standing for each Credit Party (dated no earlier than 10 days prior to the date hereof) from the office of the secretary of the state of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;
          (h) the Administrative Agent shall have received a list of the Borrowers’ Authorized Representatives;
          (i) the Administrative Agent shall have received an executed fee letter called for by Section 2.1(c) hereof, and the Administrative Agent shall have received for itself and for the Lenders the initial fees called for by Section 2.1 hereof and all reimbursement for reasonable out-of-pocket expenses of the Administrative Agent incurred through the date hereof;

          (j) the Administrative Agent shall have received financing statement, tax, suit and judgment lien search results against the Property of the Credit Parties evidencing the absence of Liens on the Property of the Credit Parties except as permitted by Section 8.8 hereof;
          (k) all financing statements and other documents relating to the Collateral shall have been filed or recorded, as appropriate;
          (l) the Administrative Agent shall have received a certificate with respect to the Credit Parties, duly executed and delivered by an officer of the Borrower Representative, attesting to the solvency of the Credit Parties, in conformity with the provisions of Section 6.19 and after giving effect to the Credit Events contemplated hereby, and attaching such pro forma balance sheets and other materials as may be reasonably requested by Administrative Agent;
          (m) the Administrative Agent shall have received the financial statements referred to in Section 6.5 hereof, a projected Closing Date balance sheet, and projected financial statements for the three-year period following the Closing Date, all in form and substance reasonably acceptable to the Administrative Agent;
          (n) the Administrative Agent shall have received fully executed copies of the Indenture, the Notes issued thereunder, the collateral documents executed and delivered in connection therewith and the Intercreditor Agreement, all in form and substance reasonably satisfactory to Administrative Agent;
          (o) the Administrative Agent shall have received for each Lender the favorable written opinions of counsel to the Credit Parties, in form and substance reasonably satisfactory to the Administrative Agent;
          (p) the Borrowers shall have repaid in full the existing Indebtedness for Borrowed Money owing to Credit Suisse and certain lenders, and Credit Suisse shall have released all of its Liens on the Property of each Credit Party;
          (q) the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)); and
          (r) the Administrative Agent shall have received for the account of the Lenders such other agreements, instruments, documents, certificates, and opinions as the Administrative Agent may reasonably request.

ARTICLE VIII
COVENANTS.
          Each Borrower agrees that, so long as any credit is available to or in use by the Borrowers hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 12.13 hereof:
          Section 8.1 Maintenance of Business.
          Each Borrower shall (a) preserve and maintain its existence, except as otherwise provided in Section 8.10(b) hereof, (b) cause each other Credit Party to preserve and maintain its existence, except as provided in Section 8.10(b) and except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (c) preserve and keep in force and effect and cause each other Credit Party to preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights and other proprietary rights necessary to the proper conduct of its business where the failure to do so could reasonably be expected to have a Material Adverse Effect.
          Section 8.2 Maintenance of Properties.
          Each Borrower shall, and shall cause each other Credit Party to, maintain, preserve and keep all of its material Property, plant and equipment in good repair, working order and condition (ordinary wear and tear excepted) and shall from time to time make all needful and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained; provided, that, this Section 8.2 shall not restrict any Credit Party from consummating any disposition of Property permitted pursuant to Section 8.10 hereof.
          Section 8.3 Taxes and Assessments.
          Each Borrower shall duly pay and discharge, and shall cause each other Credit Party to duly pay and discharge, all taxes, rates, assessments, fees and governmental charges in excess of $250,000 upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor, so long as such contest could not be reasonably likely to have a Material Adverse Effect.
          Section 8.4 Insurance.
          (a) Each Borrower shall insure and keep insured, and shall cause each other Credit Party to insure and keep insured, with insurance companies reasonably acceptable to the Administrative Agent, all insurable Property owned by it which is of a character usually insured by Persons similarly situated and operating like Properties against loss or damage from such hazards and risks, and in such amounts, as are insured by Persons similarly situated and operating like Properties, including without limitation business interruption insurance in amounts reasonably satisfactory to the Administrative Agent; and

each Borrower shall insure, and shall cause each other Credit Party to insure, such other hazards and risks (including, without limitation, employers’ risks, product liability risks and public liability risks) with good and responsible insurance companies as and to the extent usually insured by Persons similarly situated and conducting similar businesses. Each Borrower shall in any event maintain, and cause each other Credit Party to maintain, insurance on the Collateral to the extent required by the Collateral Documents including, without limitation, subject to the Intercreditor Agreement, naming the Administrative Agent as loss payee and/or additional insured, as applicable, on all such insurance policies under lender loss payable and/or additional insured endorsements satisfactory to the Administrative Agent. Each Borrower shall, upon the request of the Administrative Agent, furnish to the Administrative Agent and the Lenders a certificate setting forth in summary form the nature and extent of the insurance maintained pursuant to this Section.
          (b) Subject to the Intercreditor Agreement, each Borrower hereby directs all insurers under such policies of insurance to pay all proceeds of insurance policies directly to the Administrative Agent for application against the Obligations. Subject to the Intercreditor Agreement, each Borrower irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent), as such Borrower’s true and lawful attorney-in-fact for the purpose of (a) making, settling and adjusting claims under all such policies of insurance and for making all determinations and decisions with respect to such policies of insurance; provided, that if no Event of Default or Default is in existence, such Borrower shall be permitted to take such actions with respect to each claim of less than $2,000,000; and (b) endorsing the name of any Borrower or any other Credit Party on any check, draft, instrument or other item of payment received by any Borrower, any other Credit Party or the Administrative Agent pursuant to any such policies of insurance.
          (c) Unless the Borrowers provide the Administrative Agent with evidence of the insurance coverage required by this Agreement, the Administrative Agent may purchase insurance at the Borrowers’ expense, to protect the Administrative Agent’s interests in the Collateral. This insurance may, but need not, protect the interests of the Credit Parties. The coverage that the Administrative Agent purchases may not pay any claim that any Credit Party may make or any claim that is made against any Credit Party in connection with the Collateral. The Borrowers may later cancel any insurance purchased by the Administrative Agent, but only after providing the Administrative Agent with evidence that the Borrowers have obtained insurance as required by this Agreement. If the Administrative Agent purchases insurance for the Collateral, the Borrowers will be responsible for the costs of that insurance, including interest and any other charges that may be imposed in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance that the Credit Parties may be able to obtain on their own.

          Section 8.5 Financial Reports.
          Each Borrower shall, and shall cause each other Company to, maintain a standard system of accounting in accordance with GAAP and shall furnish to the Administrative Agent:
          (a) as soon as available, and in any event no later than 5 Business Days after the end of each calendar week (or, after the occurrence and during the continuance of an Event of Default, on a more frequent basis if the Administrative Agent acting in its reasonable discretion so requires), as to the Borrowing Base, Borrowing Base Certificates each in the form attached hereto as Exhibit B showing the computation of the Borrowing Base in reasonable detail as of the close of business on the last day of the immediately preceding week (with the Inventory component of the applicable Borrowing Base updated not less often than one time per month), together with such other information as is therein required, prepared by the Borrowers and certified to by the chief financial officer of Borrower Representative or such other officer of the Borrowers reasonably acceptable to the Administrative Agent and the Required Lenders; provided, that if both (i) Excess Availability (exclusive of Cash Collateralized Letters of Credit) exceeds $5,000,000 and (ii) the sum of Excess Availability and unrestricted cash on the balance sheets of the Credit Parties exceeds $7,500,000, Borrowing Base Certificates may be delivered monthly, within 30 days after the end of each month;
          (b) as soon as available, and in any event within 30 days after the last day of each calendar month, an accounts receivable and accounts payable aging (including a reconciliation of cash and receivables) for the Credit Parties, and an Inventory stock status report (by major category of Inventory and reserves by type and location of the relevant Inventory) for the Credit Parties, each of the foregoing to be in form and scope reasonably satisfactory to the Administrative Agent and the Required Lenders and prepared by the Borrowers and certified to by the chief financial officer of Borrower Representative or another officer of the Borrowers reasonably acceptable to the Administrative Agent;
          (c) as soon as available, and in any event within 40 days after the last day of each of the first and second months of each calendar quarter, and 60 days after the last day of each of the first, second and third calendar quarters of each year, a copy of the consolidated and consolidating balance sheets of the Companies as of the last day of such month or quarter and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Companies for the month or quarter and for the fiscal year-to-date period then ended, each in reasonable detail, and in the case of the quarter-end statements showing in comparative form the figures for the corresponding date and period in the previous fiscal year as well as in comparative form against the Companies’ budget for the current fiscal year (with a written management discussion and analysis and a written explanation of any material variances of actual results against such budget), prepared by the Borrowers in accordance with GAAP (subject to the absence of footnotes required to be included in conformity with GAAP and year-end audit adjustments) and certified to by the chief financial officer of Borrower Representative or another officer of the Borrowers reasonably acceptable to the Administrative Agent;

          (d) as soon as available, and in any event within 120 days after the close of each fiscal year of the Borrowers, a copy of the consolidated and consolidating balance sheets of the Companies as of the last day of the fiscal year then ended and the consolidated and consolidating statements of income, retained earnings, and cash flows of the Companies for the fiscal year then ended, and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year as well as in comparative form against the Companies’ budget for such fiscal year (with an explanation of any material variances of actual results against such budget unless such variances were previously explained in reports delivered pursuant to the preceding clause (c) above), accompanied in the case of the consolidated financial statements by an unqualified opinion of PriceWaterhouseCoopers or another firm of independent public accountants of recognized national standing, selected by the Borrowers and reasonably satisfactory to the Administrative Agent, to the effect that the consolidated financial statements have been prepared in accordance with GAAP and present fairly in all material respects and in accordance with GAAP the consolidated financial condition of the Companies as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;
          (e) promptly after receipt thereof, any management letters concerning significant aspects of any Credit Party’s operations and financial affairs given to it by its independent public accountants;
          (f) promptly after the sending or filing thereof, copies of each financial statement, report, notice or proxy statement sent by any Credit Party to its stockholders or other equity holders, and copies of each regular, periodic or special report, registration statement or prospectus (including all Form 10-K, Form 10-Q and Form 8-K reports) filed by any Credit Party with any securities exchange or the Securities and Exchange Commission or any successor agency;
          (g) as soon as available, and in any event within 30 days after the end of each fiscal year of the Borrowers, a copy of a consolidated and consolidating budget of the Companies for the following fiscal year, such budget to show the projected consolidated and consolidating revenues, expenses and balance sheet of the Companies on an annual basis and on a fiscal month-by-month basis; in each case such budget shall be in reasonable detail prepared by the Borrowers and in form satisfactory to the Administrative Agent and the Required Lenders and shall include a summary of the assumptions and qualifications made in preparing such budget;
          (h) prompt notice if any Credit Party is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of its business affairs;

          (i) promptly after knowledge thereof shall have come to the attention of any executive officer of any Borrower, written notice of any threatened or pending litigation or governmental or arbitration proceeding or labor controversy against any Credit Party which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or of the occurrence of any Default or Event of Default hereunder;
          (j) promptly after knowledge thereof shall have come to the attention of any executive officer of any Borrower, written notice of any default under, or breach or termination of, any material contract or agreement of any Credit Party, where such default, breach or termination could reasonably be expected to have a Material Adverse Effect;
          (k) with reasonable promptness, such other business or financial data and reports, as the Administrative Agent or any Lender may reasonably request from time to time; and
          (l) with each of the financial statements furnished to the Administrative Agent pursuant to subsections (c) (but solely for the calendar quarter-end financial statements) and (d) above, a written certificate in the form attached hereto as Exhibit D signed by the chief financial officer of the Borrower Representative, or another officer of the Borrowers reasonably acceptable to the Administrative Agent, to the effect that to the best of such officer’s knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by any Credit Party to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.22 of this Agreement.
          Section 8.6 Inspection.
          Each Borrower shall, and shall cause each other Credit Party to, permit the Administrative Agent and each of its duly authorized representatives and agents to visit and inspect any of its Property, corporate books and financial records, to examine and make copies of its books of accounts and other financial records, and to discuss its affairs, finances and accounts with, and to be advised as to the same by, its officers, employees and independent public accountants (and by this provision the Borrowers hereby authorize such accountants to discuss with the Administrative Agent the finances and affairs of the Credit Parties) at such reasonable times and intervals as the Administrative Agent may designate and, so long as no Event of Default exists, with reasonable prior notice to the Borrower Representative. Each Lender shall have the right to have an agent or representative accompany the Administrative Agent during each such visit. The Administrative Agent may obtain (or direct the Borrowers to obtain and provide to the Administrative Agent) updated collateral audits, and appraisals on any fixed assets (including its equipment and/or real property) and Inventory, or any portion thereof, of the Credit Parties from time to time as the Administrative Agent may designate, which appraisal reports shall in each case be prepared by an appraiser reasonably acceptable to the Administrative Agent and be in such format and contain such detail as the Administrative Agent may reasonably request. The reasonable costs and expenses incurred in obtaining any such audits, inspections and/or appraisals shall in each case be borne by the Borrowers (whether obtained by the Administrative Agent or the Borrowers), which in the case of audits shall be computed in the same manner and in the same amounts as the Administrative Agent customarily uses for the assessment of charges for similar audits, plus reimbursement for out-of-pocket costs and expenses; provided that (a) the Borrowers shall only be obligated to incur the costs and expenses of one Inventory appraisal during each 12 month period (and any additional Inventory appraisals performed while an Event of Default exists), (b) except as otherwise provided in clauses (c) and (d) below, the Borrowers shall only be obligated to incur the charges, costs and expenses of one complete audit and inspection during each 12 month period (and any additional audits and inspections performed while an Event of Default exists); (c) if at any time either (i) any Revolving Loans are outstanding or (ii) the sum of the outstanding L/C Obligations (exclusive of Cash Collateralized Letters of Credit) and Hedging Liability exceeds $5,000,000, the Borrowers shall be obligated to incur the charges, costs and expenses of an additional complete audit and inspection in each 12 month period (for a total of two in each 12 month period), so long as the second such audit and inspection in such 12 month period occurs within 60 days after a date upon which one of the conditions in clause (i) or (ii) occurred; (d) if Excess Availability at any time is less than $5,000,000, the Borrowers shall be obligated to incur the charges, costs and expenses of up to three complete audits and inspections during each 12 month period, so long as each audit and inspection after the first such audit and inspection in such 12 month period occurs within 60 days after a date upon which Excess Availability was less than $5,000,000; and (e) the Borrowers shall not be obligated for charges in excess of $30,000 for any single complete audit and inspection or charges in excess of $75,000 in the aggregate for all audits and inspections in any 12 month period, in each case plus out-of-pocket costs and expenses (and any charges, costs and expenses incurred for audits and inspections performed while an Event of Default exists).
          Section 8.7 Incurrence of Indebtedness and Issuance of Preferred Stock.
          No Borrower shall, nor shall it permit any Credit Party to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness for Borrowed Money (including Acquired Debt), and Parent will not issue any Disqualified Stock and will not permit any of its Domestic Subsidiaries (other than any Excluded Subsidiaries) to issue any shares of preferred stock; provided, however, that Parent may incur Indebtedness for Borrowed Money (including Acquired Debt) or issue Disqualified Stock, and the other Credit Parties may incur Indebtedness for Borrowed Money (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Parent’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness for Borrowed Money is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 1.25 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness for Borrowed Money had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period, and an officer of the Borrower Representative has delivered to the Administrative Agent a certificate and supporting data demonstrating pro forma compliance with the Fixed Charge Coverage Ratio as set forth above.
          The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness for Borrowed Money (collectively, “Permitted Debt”):
          (a) the incurrence by the Credit Parties of Indebtedness for Borrowed Money in an aggregate principal amount at any one time outstanding under this clause (a) not to exceed $225,000,000 (reduced by principal payments thereof) evidenced by the notes issued pursuant to the Indenture (including the “Note Guarantees” permitted by the Indenture as of the Closing Date) and any exchange notes issued pursuant to the related Registration Rights Agreement;
          (b) the incurrence by any Credit Party of Indebtedness for Borrowed Money existing on the Closing Date and listed on Schedule 8.7;
          (c) the incurrence by any Credit Party of Indebtedness for Borrowed Money represented by Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of such Credit Parties, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness for Borrowed Money incurred pursuant to this clause (c), not to exceed $3,000,000 at any time outstanding;
          (d) the incurrence by any Credit Party of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness for Borrowed Money (other than intercompany Indebtedness for Borrowed Money) that was permitted by the first paragraph of this covenant or clauses (a), (b), (c), (k), (n), (o) or (p) of this paragraph or this clause (d);
          (e) the incurrence by (i) any Credit Party of intercompany Indebtedness for Borrowed Money owed to another Credit Party; or (ii) any Credit Party of intercompany Indebtedness for Borrowed Money owed to a Foreign Subsidiary or an Excluded Subsidiary, so long as such Indebtedness for Borrowed Money is subordinated to the Obligations on terms satisfactory to the Administrative Agent; provided, that any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness for Borrowed Money being held by a Person other than a Company and any sale or other transfer of any such Indebtedness for Borrowed Money to a Person that is not a Company will be deemed, in each case, to constitute an incurrence of such Indebtedness for Borrowed Money by such Person, as the case may be, that was not permitted by this clause (e);
          (f) the issuance by any Domestic Subsidiary (other than an Excluded Subsidiary) to Parent or to any of its Domestic Subsidiaries (other than an Excluded Subsidiary) of shares of preferred stock; provided, however, that any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than a Credit Party, and any sale or other transfer of any such preferred stock to a Person that is not a Credit Party, will be deemed, in each case, to constitute an issuance of such preferred stock by such Person that was not permitted by this clause (f);
          (g) the incurrence by any Credit Party of Hedging Liability in the ordinary course of business;
          (h) the guarantee by (i) any Credit Party of Indebtedness for Borrowed Money of any other Credit Party, in each case to the extent that the guaranteed Indebtedness for Borrowed Money was permitted to be incurred by another provision of this Section 8.7; provided that if the Indebtedness for Borrowed Money being guaranteed is subordinated to or pari passu with the Obligations, then the guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness for Borrowed Money guaranteed or (ii) Parent of Indebtedness for Borrowed Money of Foreign Subsidiaries or Excluded Subsidiaries described in the paragraph immediately following clause (p) of this Section 8.7, so long as such guarantees are unsecured;
          (i) the incurrence by any Credit Party of Indebtedness for Borrowed Money in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance and surety bonds in the ordinary course of business;
          (j) the incurrence by any Credit Party of Indebtedness for Borrowed Money arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness for Borrowed Money is covered within 5 Business Days;
          (k) the incurrence by any Credit Party of Indebtedness for Borrowed Money in connection with the consummation of a Permitted Acquisition (including Acquired Debt); provided that the principal amount of such Indebtedness for Borrowed Money, together with any other outstanding Indebtedness for Borrowed Money incurred pursuant to this clause (k) and all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness for Borrowed Money incurred pursuant to this clause (k), does not exceed $15,000,000 at any time outstanding and is not secured by First Priority Collateral;
          (l) the incurrence by any Credit Party of Indebtedness for Borrowed Money arising from agreements providing for bona fide indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, asset or Domestic Subsidiary (other than an Excluded Subsidiary), other than guarantees of Indebtedness for Borrowed Money incurred by any Person acquiring all or any portion of such business, assets or Domestic Subsidiary (other than an Excluded Subsidiary) for the purpose of financing such acquisition; provided that (a) such Indebtedness for Borrowed Money is not reflected on Parent’s balance sheet or that of any Domestic Subsidiary of Parent (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)); and (b) the maximum assumable liability in respect of any such Indebtedness for Borrowed Money incurred in connection with a disposition shall at no time exceed the aggregate gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any such subsequent changes in value) actually received by such Credit Party in connection with such disposition;
          (m) the Obligations;
          (n) the incurrence by any Credit Party of commercial letters of credit, “bank guarantees” and similar obligations in the ordinary course of business consistent with past practices, that are denominated in any currency other than Dollars or an Alternative Currency, and are secured only by cash or Cash Equivalents;
          (o) the incurrence by any Credit Party of additional Indebtedness for Borrowed Money in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness for Borrowed Money incurred pursuant to this clause (o), not to exceed $5,000,000 at any time outstanding; and
          (p) the incurrence by any Credit Party of additional Indebtedness for Borrowed Money in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness for Borrowed Money incurred pursuant to this clause (p), not to exceed $10,000,000 at any time outstanding, so long as the Fixed Charge Coverage Ratio for Parent’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness for Borrowed Money is incurred would have been at least 1.10 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness for Borrowed Money had been incurred at the beginning of such four-quarter period, and an officer of the Borrower Representative has delivered to the Administrative Agent a certificate and supporting data demonstrating pro forma compliance with the Fixed Charge Coverage Ratio as set forth above.
          Notwithstanding anything to the contrary contained herein, Parent will not incur, and will not permit any other Company to incur, any Indebtedness for Borrowed Money permitted under Section 4.09(b)(i) of the Indenture, except that Foreign Subsidiaries and Excluded Subsidiaries may incur Indebtedness for Borrowed Money permitted under Section 4.09(b)(i) of the Indenture in an aggregate amount not in excess of $13,000,000 minus the aggregate amount of the Hedging Liability at any time outstanding.
          Parent will not incur, and will not permit any other Credit Party to incur, any Indebtedness for Borrowed Money (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness for Borrowed Money of Parent or such Credit Party unless such Indebtedness for Borrowed Money is also contractually subordinated in right of payment to the Obligations on substantially identical terms; provided, however, that no Indebtedness for Borrowed Money will be deemed to be contractually subordinated in right of payment to any other Indebtedness for Borrowed Money of Parent solely by virtue of being unsecured or by virtue of being secured on junior priority basis.
          For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness for Borrowed Money meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (p) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Parent will be permitted to classify such item of Indebtedness for Borrowed Money on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness for Borrowed Money, in any manner that complies with this covenant. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness for Borrowed Money in the form of additional Indebtedness for Borrowed Money with the same terms, the reclassification of preferred stock as Indebtedness for Borrowed Money due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness for Borrowed Money or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of Parent as accrued. For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness for Borrowed Money, the Dollar Equivalent principal amount of Indebtedness for Borrowed Money denominated in a foreign currency shall be utilized, calculated based on the Dollar Equivalent rate in effect on the date such Indebtedness for Borrowed Money was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness for Borrowed Money that any Credit Party may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.
          The amount of any Indebtedness for Borrowed Money outstanding as of any date will be:
          (1) the accreted value of the Indebtedness for Borrowed Money, in the case of any Indebtedness for Borrowed Money issued with original issue discount;
          (2) the principal amount of the Indebtedness for Borrowed Money, in the case of any other Indebtedness for Borrowed Money; and
          (3) in respect of Indebtedness for Borrowed Money of another Person secured by a Lien on the assets of the specified Person, the lesser of:
          (a) the Fair Market Value of such assets at the date of determination; and

          (b) the amount of the Indebtedness for Borrowed Money of the other Person.
          Section 8.8 Liens.
          No Borrower shall, nor shall it permit any Credit Party to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.
          Section 8.9 Investments, Acquisitions, Loans and Advances.
          No Borrower shall, nor shall it permit any Credit Party to, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to, any other Person, or acquire all or any substantial part of the assets, stock or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:
          (a) investments listed on Schedule 8.9 and any extension or renewal of any such investment;
          (b) equity investments in Parent’s Subsidiaries in amounts existing on the Closing Date; and any such investments arising from the conversion of such equity investments into Indebtedness, so long as such Indebtedness is evidenced by notes that are collaterally assigned to the Administrative Agent;
          (c) investments in Cash Equivalents;
          (d) intercompany advances made from time to time among the Credit Parties, in each case in the ordinary course of business, to finance working capital needs, to the extent permitted under Section 8.7(e);
          (e) the consummation of Permitted Acquisitions;
          (f) any investment made as a result of the receipt of non-cash consideration from (i) an Asset Sale that was made pursuant to and in compliance with Section 8.10(a) or (ii) any sale, disposition, conveyance or transfer of assets not constituting an Asset Sale;
          (g) any investment the payment for which consists solely of Equity Interests (other than Disqualified Stock) of Parent;
          (h) any investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of any Credit Party, including pursuant to any plan of reorganization, workout or similar arrangement upon the bankruptcy, foreclosure or insolvency of any trade creditor or customer; or (ii) litigation, arbitration or other disputes;

          (i) loans or advances to officers, directors and employees in the ordinary course of business not to exceed $1,000,000 in the aggregate at any one time outstanding;
          (j) investments consisting of Hedging Liability permitted under Section 8.7(g);
          (k) investments consisting of prepaid expenses, negotiable instruments held for collection and lease, utility and worker’s compensation, performance and other similar deposits made in the ordinary course of business;
          (l) intercompany advances made from time to time by the Credit Parties to the Foreign Subsidiaries, so long as no Event of Default is continuing, in each case in the ordinary course of business, to finance working capital needs, in an aggregate amount for all such advances not in excess of $6,000,000 at any time outstanding, less the aggregate outstanding balance of intercompany Receivables owing from the Foreign Subsidiaries to the Credit Parties at such time as permitted under Section 8.25, so long as such intercompany advances are evidenced by notes which are collaterally assigned to the Administrative Agent; and
          (m) other investments in an aggregate amount, taken together with all other investments made pursuant to this clause (m) that are at any time outstanding, not to exceed $2,000,000.
In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, investments and acquisitions shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), and loans and advances shall be taken at the principal amount thereof then remaining unpaid.
          Section 8.10 Mergers, Consolidations and Sales.
          (a) No Borrower shall, nor shall it permit any Credit Party to, be a party to any Asset Sale, including any disposition of Property as part of a sale and leaseback transaction, or in any event sell or discount (with or without recourse) any of its notes or accounts receivable, unless:
          (i) such Credit Party, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of;
          (ii) at least 75% of the consideration received in the Asset Sale by such Credit Party is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:
          (A) any liabilities, as shown on the most recent consolidated balance sheet of the Companies or as would be reflected on a balance sheet prepared in accordance with GAAP on the date of such sale, of any Credit

Party (other than contingent liabilities and liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases such Credit Party from or indemnifies against further liability; and
          (B) any securities, notes or other obligations received by such Credit Party from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by such Credit Party into cash, to the extent of the cash received in that conversion;
          (iii) no Default or Event of Default exists after giving effect to such Asset Sale and Borrowers are in compliance with all limitations set forth in Sections 1.1, 1.2 and 1.3 hereof after giving effect to such Asset Sale;
          (iv) if such Asset Sale involves First Priority Collateral, the borrowing base value of such First Priority Collateral being sold does not exceed $500,000 in any fiscal year or $2,000,000 during the term of this Agreement; or if such Asset Sale involves Property other than First Priority Collateral, the book value of such Property being sold does not exceed 5% of the book value of all assets of the Credit Parties in any fiscal year or 10% of the book value of all assets of the Credit Parties during the term of this Agreement; and
          (v) the Loans are repaid by an amount equal to the borrowing base value (pursuant to this Agreement) of all First Priority Collateral sold or otherwise disposed of pursuant to the Asset Sale and all other consideration received by any Credit Party in connection with such Asset Sale are used or otherwise disposed of in a manner which complies with the provisions of the Indenture as in existence on the Closing Date.
Notwithstanding the foregoing, no Borrower shall, nor shall it permit any Credit Party to, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Credit Parties taken as a whole in one or more related transactions.
          (b) No Borrower shall, nor shall it permit any Credit Party to, be a party to any merger or consolidation unless:
          (i) a Credit Party is the surviving entity;
          (ii) no Default or Event of Default exists after giving effect to such merger or consolidation and Borrowers are in compliance with all limitations set forth in Sections 1.1, 1.2 and 1.3 hereof after giving effect to such merger or consolidation; and
          (iii) such merger or consolidation constitutes a Permitted Acquisition.
          Section 8.11 Reserved.

          Section 8.12 Dividends and Certain Other Restricted Payments.
          No Borrower shall, nor shall it permit any Credit Party to, directly or indirectly:
          (a) declare or pay any dividend or make any other payment or distribution on account of any Credit Party’s Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving any Credit Party) or to the direct or indirect holders of any Credit Party’s Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Parent and other than dividends or distributions payable to Parent or a Domestic Subsidiary of Parent (other than an Excluded Subsidiary));
          (b) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Parent) any Equity Interests of Parent or any direct or indirect parent of Parent (other than any such Equity Interests owned by any Credit Party);
          (c) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness for Borrowed Money of any Credit Party that is contractually subordinated to the Obligations (excluding any intercompany Indebtedness for Borrowed Money between or among Parent and any other Credit Party), except a payment of interest or principal at the stated maturity thereof; or
          (d) pay consulting, management, or other similar fees to any Affiliate of Parent (all such payments and other actions set forth in these clauses (a) through (d) above being collectively referred to as “Restricted Payments”);
unless, at the time of and after giving effect to such Restricted Payment:
          (i) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and the Liquidity Test and the Pro Forma Fixed Charge Coverage Ratio Test are satisfied after giving effect thereto; and
          (ii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Credit Parties since the Closing Date (excluding Restricted Payments permitted by clauses (1) through (9) of the next succeeding paragraph), is less than the sum, without duplication, of:
          (1) 50% of the “Consolidated Net Income” (as defined in the Indenture as of the Closing Date) of the Credit Parties for the period (taken as one accounting period) from October 1, 2009 to the end of Parent’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus
          (2) 100% of the aggregate net cash proceeds received by Parent since the Closing Date as a contribution to its common equity capital or from (x) the issue or sale of

Equity Interests of Parent or (y) from the issue or sale of convertible or exchangeable Disqualified Stock of Parent or convertible or exchangeable debt securities of Parent (including any additional net proceeds received by Parent upon such conversion or exchange) that, in the case of this clause (y), have been converted into or exchanged for Equity Interests of Parent (other than Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Domestic Subsidiary of Parent, other than an Excluded Subsidiary); plus
          (3) to the extent that any “Restricted Investment” (as defined in the Indenture as of the Closing Date) of a Credit Party that was made after the Closing Date is sold for cash or otherwise liquidated or repaid for cash, the amount of cash received upon such sale, liquidation or repayment; plus
          (4) 50% of any dividends received in cash by Parent or a “Restricted Subsidiary” (as defined in the Indenture as of the Closing Date) of Parent after the Closing Date from an “Unrestricted Subsidiary” (as defined in the Indenture as of the Closing Date) of Parent, to the extent that such dividends were not otherwise included in the Consolidated Net Income of Parent for such period.
          The preceding provisions will not prohibit:
          (1) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Domestic Subsidiary of Parent) of, Equity Interests of Parent (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Parent; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Equity Interests for purposes of clause (iii)(2) of the preceding paragraph;
          (2) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Domestic Subsidiary of Parent (other than an Excluded Subsidiary) to the holders of its Equity Interests on a pro rata basis;
          (3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness for Borrowed Money of any Credit Party that is contractually subordinated to the Obligations with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;
          (4) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Parent or any Domestic Subsidiary of Parent (other than an Excluded Subsidiary) held by any current or former officer, director, consultant or employee (or any of their respective heirs or estates) of Parent or any of its Domestic Subsidiaries (other than an Excluded Subsidiary) pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any calendar year may not exceed the sum of (x) $1,000,000, plus (y) the aggregate amount of

Restricted Payments permitted (but not made) pursuant to this clause (4) in the previous calendar year, and provided further that after giving effect to the foregoing, no Event of Default is continuing and the Liquidity Test and the Pro Forma Fixed Charge Coverage Ratio Test are satisfied;
          (5) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;
          (6) so long as no Default or Event of Default has occurred and is continuing, and the Liquidity Test and the Pro Forma Fixed Charge Coverage Ratio Test are satisfied, in each case after giving effect thereto, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Parent or any preferred stock of any Domestic Subsidiary of Parent (other than an Excluded Subsidiary) issued on or after the Closing Date;
          (7) payments of cash, dividends, distributions, advances or other payments by Parent or any of its Domestic Subsidiaries (other than an Excluded Subsidiary) in an amount not to exceed $10,000 in any calendar year to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or the conversion or exchange of Capital Stock of any such Person;
          (8) payments to the Principal of management fees and transaction fees pursuant to the terms of the Management Agreement (as in existence on the Closing Date), provided that if immediately before or after such payments, there are Revolving Loans or Reimbursement Obligations outstanding, (y) no transaction fees may be paid if an Event of Default has occurred and is continuing or would be created by such payment, and (z) no management fee may be paid (A) if a Material Event of Default has occurred and is continuing or would be created by such payment, or (B) if any Event of Default (other than a Material Default) has occurred and is continuing or would be created by such payment and the Liquidity Test is not satisfied after the making of such payment; and
          (9) so long as no Default or Event of Default has occurred and is continuing, and the Liquidity Test and the Pro Forma Fixed Charge Coverage Ratio Test are satisfied, in each case after giving effect thereto, other Restricted Payments in an aggregate amount not to exceed $5,000,000 during the term hereof.
          The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by such Credit Party, as the case may be, pursuant to the Restricted Payment. For purposes of determining compliance with any Dollar-denominated restriction on the making of any Restricted Payment, the Dollar Equivalent amount of any Restricted Payment denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date or dates such Restricted Payment was made.

          Section 8.13 ERISA.
          Each Borrower shall, and shall cause each Credit Party to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property in excess of $250,000. Each Borrower shall, and shall cause each Credit Party to, promptly notify the Administrative Agent and each Lender of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any written notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by any Borrower or any other Credit Party of any material liability, fine or penalty, or any material increase in the contingent liability of any Borrower or any other Credit Party with respect to any post-retirement Welfare Plan benefit.
          Section 8.14 Compliance with Laws.
          Each Borrower shall, and shall cause each Credit Party to, comply in all respects with the requirements of all federal, state, and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, where any such non-compliance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property which is not a Permitted Lien.
          Section 8.15 Reserved.
          Section 8.16 No Changes in Fiscal Year.
          Each Company’s fiscal year ends on September 30 of each year, and no Company shall change its fiscal year from its present basis.
          Section 8.17 Formation of Subsidiaries.
          Except for Domestic Subsidiaries existing on the Closing Date and disclosed on Schedule 6.2 hereof and wholly-owned Domestic Subsidiaries formed or acquired in connection with the consummation of Permitted Acquisitions, no Borrower shall, nor shall it permit any Credit Party to, acquire any other Domestic Subsidiary, including without limitation any Excluded Subsidiary.
          Section 8.18 Change in the Nature of Business.
          No Borrower shall, nor shall it permit any of its Credit Parties to, engage in any business other than any business that is the same as, or reasonably related, ancillary or complimentary to, any of the businesses in which the Credit Parties are engaged on the Closing Date and any business activities reasonably incidental thereto.
          Section 8.19 Reserved.

          Section 8.20 No Restrictions.
          Except as provided herein or in any other Loan Document, no Borrower shall, nor shall it permit any Credit Party to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party (other than Parent) to:
          (a) pay dividends or make any other distributions on its Capital Stock to any Credit Party, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to any Credit Party;
          (b) make loans or advances to any Credit Party or repay any of such loans or advances;
          (c) sell, lease or transfer any of its properties or assets to any Credit Party; or
          (d) guarantee some or all of the Obligations and/or grant Liens on its assets to the Administrative Agent as required by the Loan Documents.
          However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:
          (i) agreements as in effect on the Closing Date, including the Indenture and the agreements delivered in connection therewith, and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not otherwise prohibited by any Loan Document or the Intercreditor Agreement and are not materially more restrictive, taken as a whole, as determined by the board of directors of Parent in its reasonable good faith judgment, with respect to such dividend and other restrictions than those contained in those agreements on the Closing Date;
          (ii) agreements governing other Indebtedness for Borrowed Money permitted to be incurred under this Agreement and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements not otherwise prohibited by any Loan Document or the Intercreditor Agreement; provided that the restrictions therein are not materially more restrictive, taken as a whole, as determined by the board of directors of Parent in its reasonable good faith judgment, than those contained in this Agreement;
          (iii) applicable law, rule, regulation or order;
          (iv) any agreement or instrument governing Indebtedness for Borrowed Money or Capital Stock of a Person acquired by any Credit Party in a Permitted Acquisition as in effect at the time of such acquisition (except to the extent such Indebtedness for Borrowed Money or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness for Borrowed Money, such Indebtedness for Borrowed Money was permitted by the terms of this Agreement to be incurred;
          (v) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;
          (vi) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (c) of the preceding paragraph;
          (vii) any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Domestic Subsidiary that restricts distributions by that Domestic Subsidiary pending its sale or other disposition;
          (viii) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness for Borrowed Money being refinanced;
          (ix) Permitted Liens that limit the right of the debtor to dispose of the assets subject to such Liens;
          (x) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (in each case to the extent otherwise permitted hereunder) entered into with the approval of Parent’s board of directors, which limitation is applicable only to the assets that are the subject of such agreements;
          (xi) any agreement or instrument relating to any property, asset or business acquired by any Credit Party in a Permitted Acquisition as in effect at the time of such acquisition, which encumbrance or restriction is not applicable to any property, asset or business other than the properties, assets or businesses so acquired;
          (xii) customary restrictions imposed on the transfer of, or in licenses related to, copyrights, patents or other intellectual property and contained in agreements entered into in the ordinary course of business; and
          (xiii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.
          Section 8.21 Subordinated Debt.
          Except as permitted under Section 8.12, no Borrower shall, nor shall it permit any Credit Party to, amend or modify any of the terms or conditions relating to Subordinated

Debt or effect any voluntary redemption thereof or make any payment on account of Subordinated Debt which is prohibited under the terms of any instrument or agreement subordinating the same to the Obligations.
          Section 8.22 Fixed Charge Coverage Ratio.
          The Borrowers shall not permit the Fixed Charge Coverage Ratio on the last day of any calendar quarter commencing with the calendar quarter ending December 31, 2009, for the twelve-month period ending on any such date, to be less than 1.10 to 1.0.
          Section 8.23 Amendment of Organizational Documents.
          No Borrower shall, nor shall permit any Credit Party to, amend its Certificate or Articles of Incorporation, as applicable, or By-Laws, partnership agreement, limited liability company agreement, operating agreement or other organizational documents, as applicable, in any case in any manner that could be reasonably likely to have a Material Adverse Effect. Each Borrower agrees to provide the Administrative Agent with a copy of any amendment of any Credit Party’s Certificate or Articles of Incorporation or By-Laws or any other organizational documents within 30 days after its effective date.
          Section 8.24 Operating Accounts.
          Each Borrower shall, and shall cause each other Credit Party to, maintain all of its United States lockbox accounts, blocked accounts, disbursement accounts and other operating accounts (other than the Wells Account, Excluded Accounts and investment accounts) with Harris N.A.
          Section 8.25 Intercompany Receivables.
          No Borrower shall, nor shall it permit any Credit Party to, permit the aggregate amount of outstanding Receivables owed to the Credit Parties by the Foreign Subsidiaries in respect of the sale of Inventory by the Credit Parties to the Foreign Subsidiaries, to exceed $6,000,000 at any time outstanding, less the aggregate outstanding amount of intercompany advances from the Credit Parties to the Foreign Subsidiaries permitted under Section 8.9(l).
          Section 8.26 Transactions with Affiliates.
          No Borrower shall, nor shall it permit any Credit Party to make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Parent (each, an “Affiliate Transaction”), unless:
          (a) the Affiliate Transaction is on terms that are no less favorable to such Credit Party than those that would have been obtained in a comparable transaction by such Credit Party with an unrelated Person; and

          (b) Parent delivers to the Administrative Agent:
          (i) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2,500,000, a resolution of the board of directors of Parent set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors of Parent; and
          (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10,000,000, an opinion as to the fairness to such Credit Party of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
          The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:
          (1) any employment or consulting agreement, employee benefit plan, stock option, stock repurchase, severance, officer or director indemnification agreement or any similar arrangement entered into by any Credit Party in the ordinary course of business and payments pursuant thereto;
          (2) transactions between or among the Companies not otherwise prohibited herein or in any other Loan Document;
          (3) payment of reasonable and customary fees and reimbursements of expenses to, and the provision of indemnities (pursuant to indemnity arrangements or otherwise) to, officers, directors, employees or consultants of any Credit Party;
          (4) any issuance of Equity Interests (other than Disqualified Stock) of Parent to Affiliates of Parent;
          (5) Restricted Payments that do not violate the provisions of this Agreement;
          (6) expense reimbursement payments to the Principal pursuant to the Management Agreement as in effect on the Closing Date and any amendments thereto or replacements thereof that are no less favorable to Parent and payment of management fees and transaction fees to the extent permitted by Section 8.12 hereof;
          (7) loans or advances to officers, directors and employees in the ordinary course of business not to exceed $1,000,000 in the aggregate at any one time outstanding;
          (8) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into a Credit Party pursuant to a Permitted Acquisition; provided, that such agreement was not entered into contemplation of such acquisition or merger, or any amendment thereto (so long as any such amendment is not disadvantageous to the holders of the notes when taken as a whole as compared to the applicable agreement as in effect on the date of such acquisition or merger); and
          (9) transactions pursuant to any contract or agreement described in the offering circular under the caption “Certain Relationships and Related Party Transactions” (other than the Management Agreement) and in effect on the Closing Date as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is not, in the reasonable good faith judgment of the board of directors or senior management of Parent, more disadvantageous to the Companies than the contract or agreement as in effect on the Closing Date.
          Section 8.27 Indebtedness for Borrowed Money Under Indenture.
          No Borrower shall, nor shall it permit any Credit Party to, directly or indirectly:
          (a) make any payment in respect of the notes issued pursuant to the Indenture, other than regularly scheduled payments of interest thereunder, and payments with proceeds of Asset Sales of Property other than First Lien Collateral to the extent required under the Indenture, including without limitation any prepayment, purchase, redemption, defeasance or acquisition of such Indebtedness for Borrowed Money, unless, at the time of and after giving effect to such payment, no Default or Event of Default has occurred and is continuing or would occur as a consequence of such payment and the Liquidity Test and the Pro Forma Fixed Charge Coverage Ratio Test are satisfied after giving effect thereto; or
          (b) agree to any amendment or modification of the Indenture or any other agreement, instrument or document delivered in connection therewith, if the effect of such amendment or modification would be to (i) shorten the maturity thereof to a date earlier than 180 days after the Termination Date, (ii) increase the aggregate principal amount thereof in excess of $225,000,000, (iii) increase the interest rate applicable thereto in excess of 200 basis points, (iv) accelerate the dates upon which payments of principal or interest are due thereon, except for prepayments permitted under Section 8.27(a), (v) change any prepayment provisions thereof, except for prepayments permitted under Section 8.27(a) or (vi) other changes that are not adverse to the Lenders.

          Section 8.28 Post Closing Covenant.
          Borrowers shall deliver to Administrative Agent, within 5 Business Days of the date hereof (or such longer period as Administrative Agent shall agree in its sole discretion), a lender loss payable endorsement satisfactory to the Administrative Agent with respect to the Credit Parties’ insurance.
ARTICLE IX
EVENTS OF DEFAULT AND REMEDIES.
          Section 9.1 Events of Default.
          Any one or more of the following shall constitute an “Event of Default” hereunder:
          (a) default in the payment when due of all or any part of (i) the principal of the Loans or any Reimbursement Obligation (whether at the stated maturity thereof or at any other time provided for in this Agreement), (ii) any interest in respect of the Notes or (iii) any fee or other Obligation payable hereunder or under any other Loan Document; provided, that (A) if the Borrowers have sufficient Excess Availability to make any payment under clause (ii) or (iii) above and such payment is not timely made because the Administrative Agent fails to automatically advance funds to the Borrowers to make such payments as provided in Section 1.6(e), such failure to pay shall not constitute an Event of Default unless such payment has not been made within 3 Business Days after the due date thereof and (B) the Borrowers shall have 3 Business Days to cure the first failure of the Borrowers to timely make any payment of interest when due for reasons other than as set forth in clause (A) before such failure shall constitute an Event of Default hereunder;
          (b) default in the observance or performance of any covenant set forth in Section 8.1(a), 8.4, 8.5(a) through (d) (inclusive), 8.6 through 8.10 (inclusive), 8.12, 8.16 through 8.18 (inclusive), 8.20 through 8.22 (inclusive), 8.24, 8.26 or 8.28 hereof or of any provision in any Loan Document dealing with the use, disposition or remittance of the proceeds of Collateral or requiring the maintenance of insurance thereon;
          (c) default in the observance or performance of any provision hereof (other than as set forth in clause (b) above), which is not remedied within 30 days after the occurrence thereof;
          (d) any representation or warranty made herein or in any other Loan Document or in any certificate furnished to the Administrative Agent or the Lenders pursuant hereto or thereto or in connection with any transaction contemplated hereby or thereby proves untrue in any material respect as of the date of the issuance or making or deemed making thereof;
          (e) (i) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents and continues beyond any cure or grace period set forth therein, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect or is declared to be null and void, or (ii) any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien (subject to the Intercreditor Agreement and subject to Permitted Liens under clauses (d), (g), (h), (l), (n), (o), (p), (r), (s), (t) and (v) of the definition of such term) in favor of the Administrative Agent in the First Priority Collateral or any material part thereof except as expressly permitted by the terms thereof, or any Credit Party takes any action for the purpose of terminating, repudiating or rescinding any Loan Document executed by it or any of its obligations thereunder and in the case of this clause (ii) such failure or the taking of such action results in First Priority Collateral having a borrowing base value in excess of $500,000 not being subject to a valid and perfected first priority Lien in favor of the Administrative Agent;
          (f) default shall occur and be continuing under any Indebtedness for Borrowed Money issued, assumed or guaranteed by any Credit Party aggregating in excess of $15,000,000, or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such Indebtedness for Borrowed Money (whether or not such maturity is in fact accelerated), or any such Indebtedness for Borrowed Money shall not be paid when due (whether by demand, lapse of time, acceleration or otherwise) after giving effect to any applicable grace periods; provided, that if any such default under other Indebtedness for Borrowed Money is later waived by the lenders thereunder, the Event of Default under this clause (f) shall be likewise deemed to have been waived without further act of or consent by any Person;
          (g) failure by any Company to pay final and non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $15,000,000 (net of amounts which are covered by insurance or bonded), which judgments are not paid, discharged or stayed for a period of 60 days;
          (h) any Credit Party, or any member of its Controlled Group, shall fail to pay when due an amount or amounts aggregating in excess of $1,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $1,000,000 (collectively, a “Material Plan”) shall be filed under Title IV of ERISA by any Credit Party, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against any Credit Party, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 45 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;
          (i) any Change of Control shall occur;
          (j) reserved;

          (k) any Credit Party shall (i) have entered involuntarily against it an order for relief under the Bankruptcy Code, as amended (or any comparable foreign law), (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the Bankruptcy Code, as amended (or any comparable foreign law), to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) take any corporate action in furtherance of any matter described in parts (i) through (v) above, or (vii) fail to contest in good faith any appointment or proceeding described in Section 9.1(l) hereof;
          (l) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for any Credit Party, or any substantial part of any of its Property, or a proceeding described in Section 9.1(k)(v) shall be instituted against any Credit Party, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 days;
          (m) any Credit Party is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or a material part of its business affairs and such event has had or could be reasonably likely to have a Material Adverse Effect;
          (n) any loss, theft, substantial damage or destruction of any item or items of Collateral shall occur which could reasonably be expected to have a Material Adverse Effect or which results in an interruption of the business of any Credit Party which could reasonably be expected to have a Material Adverse Effect;
          (o) there shall be instituted in any court criminal proceedings against any Credit Party, or any Credit Party shall be indicted for any crime, in either case for which forfeiture of a material amount of its Property is a potential penalty, and which could reasonably be expected to have a Material Adverse Effect; or
          (p) any Guaranty is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect other than as permitted by the terms of the Loan Documents (including a permitted disposition of such Guarantor or its assets), or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Guaranty other than as permitted by the terms of the Loan Documents (including a permitted disposition of such Guarantor or its assets).

          Section 9.2 Non-Bankruptcy Defaults.
          When any Event of Default other than those described in subsection (k) or (l) of Section 9.1 hereof has occurred and is continuing, the Administrative Agent shall, by written notice to the Borrower Representative: (a) if so directed by the Required Lenders, terminate the remaining Revolving Credit Commitments and all other obligations of the Lenders hereunder on the date stated in such notice (which may be the date thereof); (b) if so directed by the Required Lenders, declare the principal of and the accrued interest on all outstanding Loans and all other Obligations to be forthwith due and payable and thereupon all outstanding Loans and all other Obligations, including both principal and interest thereon, shall be and become immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind; and (c) if so directed by the Required Lenders, demand that the Borrowers immediately pay to the Administrative Agent 105% of the full amount then available for drawing under each or any Letter of Credit, and the Borrowers agree to immediately make such payment and acknowledge and agree that the Lenders would not have an adequate remedy at law for failure by the Borrowers to honor any such demand and that the Administrative Agent, for the benefit of the Lenders, shall have the right to require the Borrowers to specifically perform such undertaking whether or not any drawings or other demands for payment have been made under any Letter of Credit. The Administrative Agent, after giving notice to the Borrower Representative pursuant to this Section 9.2, shall also promptly send a copy of such notice to the other Lenders, but the failure to do so shall not impair or annul the effect of such notice.
          Section 9.3 Bankruptcy Defaults.
          When any Event of Default described in subsections (k) or (l) of Section 9.1 hereof has occurred and is continuing, then all outstanding Loans and all other Obligations shall immediately become due and payable together with all other amounts payable under the Loan Documents without presentment, demand, protest or notice of any kind, the obligation of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate and the Borrowers shall immediately pay to the Administrative Agent 105% of the full amount then available for drawing under all outstanding Letters of Credit, the Borrowers acknowledging and agreeing that the Lenders would not have an adequate remedy at law for failure by the Borrowers to honor any such demand and that the Lenders, and the Administrative Agent on their behalf, shall have the right to require the Borrowers to specifically perform such undertaking whether or not any draws or other demands for payment have been made under any of the Letters of Credit.
          Section 9.4 Collateral for Undrawn Letters of Credit.
          (a) If the prepayment of the amount available for drawing under any or all outstanding Letters of Credit is required under Section 1.9(b) or under Section 9.2 or 9.3 above, the Borrowers shall forthwith pay the amount required to be so prepaid, to be held by the Administrative Agent as provided in subsection (c) below.

          (b) In the event that any Letter of Credit has an expiration date (whether due to the renewal thereof or otherwise) which extends beyond the 5th day prior to the scheduled Termination Date, Borrowers shall be required on the 5th day prior to such scheduled Termination Date to immediately pay to the Administrative Agent 105% of the full amount then available for drawing under all such outstanding Letters of Credit. Such amount shall be held by the Administrative Agent as provided in subsection (c) below.
          (c) All amounts prepaid pursuant to subsections (a) and (b) above shall be held by the Administrative Agent in one or more separate collateral accounts (each such account, and the credit balances, properties and any investments from time to time held therein, and any substitutions for such account, any certificate of deposit or other instrument evidencing any of the foregoing and all proceeds of and earnings on any of the foregoing being collectively called the “Collateral Account”) as security for, and for application by the Administrative Agent (to the extent available) to, the reimbursement of any payment under any Letter of Credit then or thereafter made by the Administrative Agent or L/C Issuer, and to the payment of the unpaid balance of any Loans and all other Obligations secured by the Collateral Documents. The Collateral Account shall be held in the name of and subject to the exclusive dominion and control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders and L/C Issuer.
ARTICLE X
CHANGE IN CIRCUMSTANCES.
          Section 10.1 Change of Law.
          Notwithstanding any other provisions of this Agreement or any Note, if at any time any change in applicable law or regulation or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain any Eurodollar Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower Representative and such Lender’s obligations to make or maintain Eurodollar Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain Eurodollar Loans. The Borrowers shall prepay on demand the outstanding principal amount of any such affected Eurodollar Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower Representative may then elect to borrow the principal amount of the affected Eurodollar Loans from such Lender by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.
          Section 10.2 Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR.
          If on or prior to the first day of any Interest Period for any Borrowing of Eurodollar Loans:

          (a) the Administrative Agent determines that deposits in Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or
          (b) the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their Eurodollar Loans for such Interest Period or (ii) that the making or funding of Eurodollar Loans has become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrower Representative and the Lenders, whereupon until the Administrative Agent notifies the Borrower Representative that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make Eurodollar Loans, as applicable, shall be suspended; provided, however, subject to all of the terms and conditions of this Agreement, the Borrower Representative may then elect to borrow the principal amount of the affected Eurodollar Loans from the Lenders by means of Base Rate Loans from such Lender, which Base Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.
          Section 10.3 Increased Cost and Reduced Return.
          (a) If, on or after the date hereof, in the reasonable interpretation of the Administrative Agent or any Lender, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:
          (i) shall subject any Lender (or its Lending Office) or L/C Issuer to any tax, duty or other charge with respect to its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make Eurodollar Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) or L/C Issuer of the principal of or interest on its Eurodollar Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its Eurodollar Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make Eurodollar Loans or issue a Letter of Credit, or acquire participations therein (except for changes in the rate of tax on the overall net income of such Lender or its Lending Office or L/C Issuer imposed by the jurisdiction in which such Lender’s or L/C Issuer’s principal executive office or Lending Office is located); or
          (ii) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the

Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Loans, any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or L/C Issuer or shall impose on any Lender (or its Lending Office) or L/C Issuer or on the interbank market any other condition affecting its Eurodollar Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make Eurodollar Loans or to issue a Letter of Credit, or to participate therein;
and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) of making or maintaining any Eurodollar Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) or L/C Issuer under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender or L/C Issuer to be material, then, within 15 days after demand by such Lender or L/C Issuer (with a copy to the Administrative Agent), the Borrowers shall be obligated to pay to such Lender or L/C Issuer such additional amount or amounts as will compensate such Lender or L/C Issuer for such increased cost or reduction. Upon the receipt by the Borrower Representative of such demand, the Borrowers shall have the option to immediately repay such Eurodollar Loan or convert such Eurodollar Loan to a Base Rate Loan (in each case, subject to Section 1.12 hereof), or terminate such Letter of Credit, in each case in order to minimize or eliminate such increased cost or reduction.
          (b) If, after the date hereof, any Lender, L/C Issuer or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or L/C Issuer or any corporation controlling such Lender or L/C Issuer with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has had the effect of reducing the rate of return on such Lender’s or L/C Issuer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or L/C Issuer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or L/C Issuer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender or L/C Issuer to be material, then from time to time, within 15 days after demand by such Lender or L/C Issuer (with a copy to the Administrative Agent), the Borrowers shall pay to such Lender or L/C Issuer such additional amount or amounts as will compensate such Lender or L/C Issuer for such reduction. Upon the receipt by the Borrower Representative of such demand, the Borrowers shall have the option to immediately repay such Eurodollar Loan or convert such Eurodollar Loan to a Base Rate Loan (in each case subject to Section 1.12 hereof), or terminate such Letter of Credit, in each case in order to minimize or eliminate such incurred cost or reduction.

          (c) A certificate of a Lender or L/C Issuer claiming compensation under this Section 10.3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive if reasonably determined. In determining such amount, such Lender or L/C Issuer may use any reasonable averaging and attribution methods.
          Section 10.4 Lending Offices.
          Each Lender may, at its option, elect to make its Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower Representative and the Administrative Agent.
          Section 10.5 Discretion of Lender as to Manner of Funding.
          Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to Eurodollar Loans shall be made as if each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Eurodollar Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.
ARTICLE XI
THE ADMINISTRATIVE AGENT.
          Section 11.1 Appointment and Authorization of Administrative Agent.
          Each Lender hereby appoints Harris N.A. as the Administrative Agent under the Loan Documents and hereby authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto. The Lenders expressly agree that the Administrative Agent is not acting as a fiduciary of the Lenders in respect of the Loan Documents, the Borrowers or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on the Administrative Agent or any of the Lenders except as expressly set forth herein.
          Section 11.2 Administrative Agent and its Affiliates.
          The Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not the Administrative Agent, and the Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Borrower or any Affiliate of the Borrowers as if it were not the Administrative Agent under the Loan Documents. The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes the Administrative Agent in its individual capacity as a Lender. References in Section 1 hereof to the Administrative Agent’s Loans, or to the amount owing to the Administrative Agent for which an interest rate is being determined, refer to the Administrative Agent in its individual capacity as a Lender.
          Section 11.3 Action by Administrative Agent.
          If the Administrative Agent receives from the Borrower Representative a written notice of an Event of Default pursuant to Section 8.5(j) or (l) hereof, the Administrative Agent shall promptly give each of the Lenders written notice thereof. The obligations of the Administrative Agent under the Loan Documents are only those expressly set forth therein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action hereunder with respect to any Default or Event of Default, except as expressly provided in Section 9.2. Upon the occurrence of an Event of Default, the Administrative Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders. Unless and until the Required Lenders give such direction, the Administrative Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interest of all the Lenders. In no event, however, shall the Administrative Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense and liability which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender or the Borrower Representative. In all cases in which the Loan Documents do not require the Administrative Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder. Any instructions, consents, approvals or waivers of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations.
          Section 11.4 Consultation with Experts.
          The Administrative Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.
          Section 11.5 Liability of Administrative Agent; Credit Decision.
          Neither the Administrative Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents: (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify: (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any Credit Event; (ii) the performance or observance of any of the covenants or agreements of any Credit Party contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in Section 7 hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectibility hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and the Administrative Agent makes no representation of any kind or character with respect to any such matter mentioned in this sentence. The Administrative Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the Borrowers, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties. In particular and without limiting any of the foregoing, the Administrative Agent shall have no responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents. The Administrative Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent. Each Lender acknowledges that it has independently and without reliance on the Administrative Agent or any other Lender, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrowers in the manner set forth in the Loan Documents. It shall be the responsibility of each Lender to keep itself informed as to the creditworthiness of the Credit Parties, and the Administrative Agent shall have no liability to any Lender with respect thereto.
          Section 11.6 Indemnity.
          The Lenders shall, on a pro rata basis, indemnify and hold the Administrative Agent, and its directors, officers, employees, agents and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrowers and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified. The obligations of the Lenders under this Section shall survive termination of this Agreement. The Administrative Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to the Administrative Agent hereunder (whether as fundings of participations, indemnities or otherwise), but shall not be entitled to offset against amounts owed to the Administrative Agent by any Lender arising outside of this Agreement.
          Section 11.7 Resignation of Administrative Agent and Successor Administrative Agent.
          The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower Representative. Upon any such resignation of the Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent, and, so long as no Event of Default has occurred and is continuing, such appointment shall be subject to the prior written consent of the Borrower Representative, which consent shall not be unreasonably withheld. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, and, so long as no Event of Default has occurred and is continuing, such appointment shall be subject to the prior written consent of the Borrower Representative, which consent shall not be unreasonably withheld, which successor shall be any Lender hereunder or any commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $200,000,000. Upon the acceptance of its appointment as the Administrative Agent hereunder, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent under the Loan Documents, and the retiring Administrative Agent shall be discharged from its duties and obligations thereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 11 and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent, but no successor Administrative Agent shall in any event be liable or responsible for any actions of its predecessor. If the Administrative Agent resigns and no successor is appointed, the rights and obligations of such Administrative Agent shall be automatically assumed by the Required Lenders and (i) the Borrowers shall be directed to make all payments due each Lender hereunder directly to such Lender and (ii) the Administrative Agent’s rights in the Collateral Documents shall be assigned without representation, recourse or warranty to the Lenders as their interests may appear.
          Section 11.8 L/C Issuer and Swingline Lender.
          L/C Issuer shall act on behalf of the applicable Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Swingline Lender shall act on behalf of the applicable Lenders with respect to the Swingline Loans made hereunder. L/C Issuer and the Swingline Lender shall each have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 11 with respect to any acts taken or omissions suffered by L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Applications pertaining to such Letters of Credit or by the Swingline Lender in connection with Swingline Loans made or to be made hereunder as fully as if the term “Administrative Agent”, as used in this Section 11, included L/C Issuer and the Swingline Lender with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to L/C Issuer or the Swingline Lender, as applicable.
          Section 11.9 Hedging Liability and Funds Transfer and Deposit Account Liability.
          By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 12.12 hereof, as the case may be, any Affiliate of such Lender with whom any Borrower has entered into an agreement creating Hedging Liability or Funds Transfer and Deposit Account Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranties as more fully set forth in Section 3.1 hereof. At the Administrative Agent’s request, each Lender shall deliver to the Administrative Agent a report on the amount and nature of Hedging Liability and Funds Transfer and Deposit Account Liability owing to such Lender and its Affiliates. In connection with any such distribution of payments and collections, the Administrative Agent shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Funds Transfer and Deposit Account Liability unless such Lender or its Affiliate has notified the Agent in writing of the amount of any such liability owed to it prior to such distribution.
          Section 11.10 Authorization to Release Liens and Limit Amount of Certain Claims.
          The Administrative Agent is hereby irrevocably authorized by each of the Lenders to release any Lien covering any Property of the Credit Parties that is the subject of a sale or other disposition which is permitted by this Agreement or which has been consented to in accordance with Section 12.13. The Administrative Agent is further irrevocably authorized by each of the Lenders to reduce or limit the amount of the obligations secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing, recording and similar taxes.
          Section 11.11 Proportionate Interest of Lenders under the Loan Documents.
          In the event any remedy is exercised with respect to the Loan Documents or the Collateral, the Administrative Agent shall pursue remedies designated by the Required Lenders. Each Lender agrees that no Lender shall have any right individually to realize upon the security created by the Loan Documents or otherwise enforce any provision thereof, or make demand thereunder, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the ratable benefit of the Lenders, under the terms of this Agreement and the Loan Documents. Nothing set forth in the previous sentence shall confer any rights or benefit on the Borrowers or on any other Person except the Lenders.

          Section 11.12 Designation of Additional Agents.
          The Administrative Agent shall have the continuing right, for purposes hereof, at any time and from time to time to designate one or more of the Lenders (and/or its or their Affiliates) as “syndication agents,” “documentation agents,” “book runners,” “lead arrangers,” “arrangers,” or other designations for purposes hereto, but such designation shall have no substantive effect, and such Lenders and their Affiliates shall have no additional powers, duties or responsibilities as a result thereof.
ARTICLE XII
MISCELLANEOUS.
          Section 12.1 Withholding Taxes.
          (a) Payments Free of Withholding. Except as otherwise required by law and subject to Section 12.1(b) hereof, each payment by the Borrowers under this Agreement or the other Loan Documents shall be made without withholding for or on account of any present or future taxes (other than income taxes or similar levies on or incurred by the recipient) imposed by or within the jurisdictions in which the Borrowers are domiciled, any jurisdiction from which the Borrowers make any payment, or (in each case) any political subdivision or taxing authority thereof or therein. If any such withholding is so required, the Borrowers shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Administrative Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender or the Administrative Agent (as the case may be) would have received had such withholding not been made. If the Administrative Agent or any Lender pays any amount in respect of any such taxes, penalties or interest, the Borrowers shall reimburse the Administrative Agent or such Lender for that payment on demand in the currency in which such payment was made. If the Borrowers pay any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Lender or Administrative Agent on whose account such withholding was made (with a copy to the Administrative Agent if not the recipient of the original) on or before the 30th day after payment.
          (b) U.S. Withholding Tax Exemptions. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower Representative and the Administrative Agent on or before the date the initial Credit Event is made hereunder or, if later, the date such financial institution becomes a Lender hereunder, two duly completed and signed copies of (i) either Form W-8 BEN (relating to such Lender and entitling it to a complete exemption from withholding under the Code on all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) or Form W-8 ECI (relating to all amounts to be received by such Lender, including fees, pursuant to the Loan Documents and the Obligations) of the United States Internal Revenue Service or (ii) solely if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, and a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrowers and is not a controlled foreign corporation related to the Borrowers (within the meaning of Section 864(d)(4) of the Code). Thereafter and from time to time, each Lender shall submit to the Borrower Representative and the Administrative Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) and such other certificates as may be (i) requested by the Borrower Representative in a written notice, directly or through the Administrative Agent, to such Lender and (ii) required under then-current United States law or regulations to avoid or reduce United States withholding taxes on payments in respect of all amounts to be received by such Lender, including fees, pursuant to the Loan Documents or the Obligations. Upon the request of the Borrower Representative or the Administrative Agent, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower Representative and the Administrative Agent a certificate to the effect that it is such a United States person.
          (c) Inability of Lender to Submit Forms. If any Lender determines, as a result of any change in applicable law, regulation or treaty, or in any official application or interpretation thereof or otherwise, that it is unable to submit to the Borrower Representative or the Administrative Agent any form or certificate that such Lender is obligated to submit pursuant to subsection (b) of this Section 12.1 or that such Lender is required to withdraw or cancel any such form or certificate previously submitted or any such form or certificate otherwise becomes ineffective or inaccurate, such Lender shall promptly notify the Borrower Representative and Administrative Agent of such fact and the Lender shall to that extent not be obligated to provide any such form or certificate and will be entitled to withdraw or cancel any affected form or certificate, as applicable; in such event the Borrowers shall withhold the required taxes as provided by applicable law and in compliance with Section 12.1(a).
          Section 12.2 No Waiver, Cumulative Remedies.
          No delay or failure on the part of the Administrative Agent or any Lender or on the part of the holder or holders of any of the Obligations in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Administrative Agent, the Lenders and of the holder or holders of any of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.
          Section 12.3 Non-Business Days.
          If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.
          Section 12.4 Documentary Taxes.
          The Borrowers agree to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.
          Section 12.5 Survival of Representations.
          All representations and warranties made herein or in any other Loan Document or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.
          Section 12.6 Survival of Indemnities.
          All indemnities and other provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Loans and Letters of Credit, including, but not limited to, Sections 1.12, 10.3 and 12.15 hereof, shall survive the termination of this Agreement and the other Loan Documents and the payment of the Obligations.
          Section 12.7 Sharing of Set-Off.
          Each Lender agrees with each other Lender a party hereto that if such Lender shall receive and retain any payment, whether by set-off or application of deposit balances or otherwise, on any of the Loans or Reimbursement Obligations in excess of its ratable share of payments on all such Obligations then outstanding to the Lenders, then such Lender shall purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Loans or Reimbursement Obligations, or participations therein, held by each such other Lenders (or interest therein) as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. For purposes of this Section, amounts owed to or recovered by L/C Issuer in connection with Reimbursement Obligations in which Lenders have been required to fund their participation shall be treated as amounts owed to or recovered by L/C Issuer as a Lender hereunder.

          Section 12.8 Notices.
          Except as otherwise specified herein, all notices hereunder and under the other Loan Documents shall be in writing (including, without limitation, notice by facsimile) and shall be given to the relevant party at its address or facsimile number set forth below, or such other address or facsimile number as such party may hereafter specify by notice to the Administrative Agent, the Borrower Representative and the Borrowers given by courier, by United States certified or registered mail, by facsimile or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Loan Documents to the Lenders and the Administrative Agent shall be addressed to their respective addresses or facsimile numbers set forth on the signature pages hereof, and to the Borrowers or the Borrower Representative to:
CPM Acquisition Corp.
c/o CPM Holdings, Inc.
2975 Airline Circle
Waterloo, Iowa 50703
Attention:    Ted Waitman
Telephone:    (319) 464-8255
Facsimile:    (319) 232-2773
Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile numbers specified in this Section or on the signature pages hereof and a confirmation of such facsimile has been received by the sender, (ii) if given by mail, 3 Business Days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section or on the signature pages hereof; provided that any notice given pursuant to Section 1 hereof shall be effective only upon receipt.
          Section 12.9 Counterparts.
          This Agreement may be executed in any number of counterparts, and by the different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.
          Section 12.10 Successors and Assigns.
          This Agreement shall be binding upon the Borrowers and their successors and assigns, and shall inure to the benefit of the Administrative Agent and each of the Lenders and the benefit of their respective successors and permitted assigns, including any subsequent holder of any of the Obligations. The Borrowers may not assign any of their rights or obligations under any Loan Document without the written consent of all of the Lenders.

          Section 12.11 Participants.
          Each Lender shall have the right at its own cost to grant participations (to be evidenced by one or more agreements or certificates of participation) in the Loans made and Reimbursement Obligations and/or Revolving Credit Commitments held by such Lender at any time and from time to time to one or more other Persons; provided that no such participation shall relieve any Lender of any of its obligations under this Agreement, and, provided, further that no such participant shall have any rights under this Agreement except as provided in this Section, and the Administrative Agent shall have not any obligation or responsibility to such participant. Any agreement pursuant to which such participation is granted shall provide that the granting Lender shall retain the sole right and responsibility to enforce the obligations of the Borrowers under this Agreement and the other Loan Documents including, without limitation, the right to approve any amendment, modification or waiver of any provision of the Loan Documents, except that such agreement may provide that such Lender will not agree to any modification, amendment or waiver of the Loan Documents that would reduce the amount of or postpone any fixed date for payment of any Obligation in which such participant has an interest. Any party to which such a participation has been granted shall have the benefits of Section 1.12 and Section 10.3 hereof. The Borrowers authorize each Lender to disclose to any participant or prospective participant under this Section any financial or other information pertaining to any Credit Party.
          Section 12.12 Assignments.
          (a) Each Lender shall have the right at any time, with the prior consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed and which consent shall not be required in the case of an assignment to a Lender, an Affiliate of a Lender or a Related Fund of a Lender), the Swingline Lender and L/C Issuer (which consent shall not be unreasonably withheld or delayed) and, so long as no Event of Default then exists, the Borrower Representative (which consent shall not be unreasonably withheld or delayed and shall not be required for an assignment to a Lender, an Affiliate of a Lender or a Related Fund) to sell, assign, transfer or negotiate all or any part of its rights and obligations under the Loan Documents (including, without limitation, the indebtedness evidenced by the Notes then held by such assigning Lender, together with an equivalent percentage of its obligation to make Loans and participate in Letters of Credit) to one or more commercial banks or other financial institutions or investors, provided that, unless otherwise agreed to by the Administrative Agent, such assignment shall be of a fixed percentage (and not by its terms of varying percentage) of the assigning Lender’s rights and obligations under the Loan Documents; provided, however, that in order to make any such assignment (i) unless consented to by the Administrative Agent and in the absence of an Event of Default, Borrower Representative, or unless the assigning Lender is making such assignment to another Lender, an Affiliate of a Lender or a Related Fund or the assigning Lender is assigning all of its Revolving Credit Commitment, outstanding Loans and interests in Letters of Credit, such assignment shall be in a minimum aggregate amount equal to $5,000,000, (ii) each such assignment shall be evidenced by a written Assignment and Acceptance agreement (substantially in the form attached hereto as Exhibit E or in such other form acceptable to the Administrative Agent) executed by such assigning Lender, such assignee

Lender or Lenders, the Administrative Agent and, if required as provided above, the Borrower Representative, which agreement shall specify in each instance the portion of the Obligations which are to be assigned to the assignee Lender and the portion of the Revolving Credit Commitment of the assigning Lender to be assumed by the assignee Lender, and (iii) the assigning Lender shall pay to the Administrative Agent a processing fee of $3,500 (other than in connection with an assignment to a Lender or a Related Fund) and any out-of-pocket attorneys’ fees and expenses incurred by the Administrative Agent in connection with any such assignment agreement. Any such assignee shall become a Lender for all purposes hereunder to the extent of the rights and obligations under the Loan Documents it assumes and the assigning Lender shall be released from its obligations, and will have released its rights, under the Loan Documents to the extent of such assignment. The address for notices to such assignee Lender shall be as specified in the assignment agreement executed by it. Promptly upon the effectiveness of any such assignment agreement, the Borrowers shall execute and deliver replacement Notes to the assignee Lender and the assigning Lender in the respective amounts of their Revolving Credit Commitments (or assigned principal amounts, as applicable) after giving effect to the reduction occasioned by such assignment (all such Notes to constitute “Notes” for all purposes of the Loan Documents), and the assignee Lender shall thereafter surrender to the Borrowers its old Notes. The Borrowers authorize each Lender to disclose to any purchaser or prospective purchaser of an interest in the Loans and interest in Letters of Credit owed to it or its Revolving Credit Commitment under this Section any financial or other information pertaining to any Company received in accordance with this Agreement and the other Loan Documents.
          (b) Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or grant to a Federal Reserve Bank, and this Section shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party for such Lender as a party hereto; provided further, however, the right of any such pledgee or grantee (other than any Federal Reserve Bank) to further transfer all or any portion of the rights pledged or granted to it, whether by means of foreclosure or otherwise, shall be at all times subject to the terms of this Agreement.
          (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Chicago, Illinois, a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (d) Notwithstanding anything to the contrary herein, if at any time the Swingline Lender assigns all of its Revolving Credit Commitment and Loans pursuant to subsection (a) above, the Swingline Lender may terminate the Swingline Loan facility. In the event of such termination of the Swingline Loan facility, the Borrower shall be entitled to appoint another Lender to act as the successor Swingline Lender hereunder (with such Lender’s consent); provided, however, that the failure of the Borrower to appoint a successor shall not affect the resignation of the Swingline Lender. If the Swingline Lender terminates the Swingline Loan facility, it shall retain all of the rights of the Swingline Lender provided hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such termination, including the right to require Lenders to make Loans or fund participations in outstanding Swingline Loans pursuant to Section 1.3 hereof.
          Section 12.13 Amendments.
          Any provision of this Agreement or the other Loan Documents may be amended or waived or consented to, as applicable, if, but only if, such amendment, waiver or consent is in writing and is signed by (a) the Borrowers, (b) the Required Lenders, and (c) if the rights or duties of the Administrative Agent, L/C Issuer or the Swingline Lender are affected thereby, the Administrative Agent, L/C Issuer or the Swingline Lender, as applicable; provided that:
          (i) no amendment or waiver pursuant to this Section 12.13 shall (A) increase any Revolving Credit Commitment of any Lender without the consent of such Lender or (B) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on any Loan or of any Reimbursement Obligation or of any fee payable hereunder without the consent of the Lender to which such payment is owing or which has committed to make such Loan or Letter of Credit (or participate therein) hereunder (it being understood and agreed that Revolving Credit Commitment reductions may be amended or modified with the written consent of the Required Lenders); and
          (ii) no amendment or waiver pursuant to this Section 12.13 shall, unless signed by each Lender, increase the aggregate Revolving Credit Commitments, change the definitions of Termination Date or Required Lenders or Permitted Overadvance, increase the advance rates provided for in the definition of Borrowing Base, change the provisions of this Section 12.13, release any material guarantor or all or any substantial part of the Collateral (except as otherwise provided for in the Loan Documents), or affect the number of Lenders required to take any action hereunder or under any other Loan Document.
          Section 12.14 Headings.
          Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

          Section 12.15 Costs and Expenses; Indemnification.
          (a) The Borrowers agree to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, negotiation, and administration of the Loan Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent, in connection with the preparation and execution of the Loan Documents, and any amendment, waiver or consent related thereto, whether or not the transactions contemplated herein are consummated, together with any fees and charges suffered or incurred by the Administrative Agent in connection with periodic collateral filing fees and lien searches. The Borrowers agree to pay to the Administrative Agent and each Lender, and any other holder of any Note outstanding hereunder, all expenses reasonably incurred or paid by the Administrative Agent and such Lender or any such holder, including reasonable attorneys’ fees and court costs, in connection with any Default or Event of Default or in connection with the enforcement of any of the Loan Documents (including all such costs and expenses incurred in connection with a proceeding under the Bankruptcy Code, as amended, or any comparable foreign law). The Borrowers further agree to indemnify the Administrative Agent, each Lender, L/C Issuer and their respective directors, officers, employees, agents, financial advisors, and consultants against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto, or any settlement arrangement arising from or relating to any such litigation) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit, other than to the extent of those which arise, in whole or in part, from the gross negligence or willful misconduct of the party claiming indemnification. The Borrowers, upon demand by the Administrative Agent, L/C Issuer or a Lender at any time, shall reimburse the Administrative Agent, L/C Issuer or such Lender for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing (including any settlement costs relating to the foregoing) except if the same is directly due to the gross negligence or willful misconduct of the party to be indemnified. The obligations of the Borrowers under this Section shall survive the termination of this Agreement.
          (b) The Borrowers unconditionally agree to indemnify, defend and hold harmless, and covenants not to sue for any claim for contribution against, the Administrative Agent, L/C Issuer and the Lenders for any damages, costs, loss or expense, including without limitation, response, remedial or removal costs, arising out of any of the following: (i) any presence, release, threatened release or disposal of any hazardous or toxic substance or petroleum by any Credit Party or otherwise occurring on or with respect to its Property (whether owned or leased), (ii) the operation or violation of any environmental law, whether federal, state, or local, and any regulations promulgated thereunder, by any Credit Party or otherwise occurring on or with respect to its Property (whether owned or leased), (iii) any claim for personal injury or property damage in connection with any Credit Party or otherwise occurring on or with respect to its Property (whether owned or leased), and (iv) the inaccuracy or breach of any environmental representation, warranty or covenant by any

Credit Party made herein or in any other Loan Document evidencing or securing any Obligations or setting forth terms and conditions applicable thereto or otherwise relating thereto, except for damages to the extent arising from the willful misconduct or gross negligence of the party claiming indemnification. This indemnification shall survive the payment and satisfaction of all Obligations and the termination of this Agreement and payment or satisfaction in full of any single claim under this indemnification. This indemnification shall be binding upon the successors and assigns of the Borrowers and shall inure to the benefit of Administrative Agent’s, L/C Issuer’s and each Lender’s directors, officers, employees, agents, and collateral trustees, and their successors and assigns.
          Section 12.16 Set-off.
          In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Lender and each subsequent holder of any Obligation is hereby authorized by the Borrowers at any time or from time to time, without notice to the Borrowers or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including Excluded Accounts, and in whatever currency denominated) and any other indebtedness at any time held or owing by that Lender or that subsequent holder to or for the credit or the account of the Borrowers, whether or not matured, against and on account of the Obligations of the Borrowers to that Lender or that subsequent holder under the Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with the Loan Documents, irrespective of whether or not (a) that Lender or that subsequent holder shall have made any demand hereunder or (b) the principal of or the interest on the Loans or Notes and other amounts due hereunder shall have become due and payable pursuant to Section 9 and although said obligations and liabilities, or any of them, may be contingent or unmatured.
          Section 12.17 Reserved.
          Section 12.18 Entire Agreement.
          The Loan Documents constitute the entire understanding of the parties thereto with respect to the subject matter thereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby.
          Section 12.19 Governing Law.
          This Agreement and the other Loan Documents, and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Illinois.

          Section 12.20 Severability of Provisions.
          Any provision of any Loan Document which is unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. All rights, remedies and powers provided in this Agreement and the other Loan Documents may be exercised only to the extent that the exercise thereof does not violate any applicable mandatory provisions of law, and all the provisions of this Agreement and other Loan Documents are intended to be subject to all applicable mandatory provisions of law which may be controlling and to be limited to the extent necessary so that they will not render this Agreement or the other Loan Documents invalid or unenforceable.
          Section 12.21 Excess Interest.
          Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other Obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”). If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither any Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrowers, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither any Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, but subject to applicable law, if for any period of time interest on any of Borrowers’ Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrowers’ Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrowers’ Obligations had the rate of interest not been limited to the Maximum Rate during such period.

          Section 12.22 Construction.
          Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any Collateral Document, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the Collateral Documents; provided, however, that to the extent of any conflict between the provisions of this Agreement and the provisions of any Collateral Documents, the provisions of this Agreement shall govern and control for all purposes.
          Section 12.23 Lenders’ Obligations Several.
          The obligations of the Lenders hereunder are several and not joint. Nothing contained in this Agreement and no action taken by the Lenders pursuant hereto shall be deemed to constitute the Lenders a partnership, association, joint venture or other entity.
          Section 12.24 Submission to Jurisdiction; Waiver of Jury Trial.
          Each Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. Each Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. EACH BORROWER, THE ADMINISTRATIVE AGENT, AND THE LENDERS HEREBY IRREVOCABLY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.
          Section 12.25 USA Patriot Act.
          Each Lender and L/C Issuer that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrowers and each Guarantor that pursuant to the requirements of the Act, it is required to obtain, verify, and record information that identifies the Borrowers and each Guarantor, which information includes the name and address of the Borrowers and each Guarantor and other information that will allow such Lender and L/C Issuer to identify the Borrowers and each Guarantor in accordance with the Act.
[Signature Pages Follow]

          This Agreement is entered into between us for the uses and purposes hereinabove set forth as of the date first above written.

BORROWERS

CPM ACQUISITION CORP., a Delaware corporation

By:	/s/ Douglas Ostrich
Name:	Douglas Ostrich
Title:	Chief Financial Officer

CPM WOLVERINE PROCTOR, LLC, a Delaware limited liability company

By:	/s/ Douglas Ostrich
Name:	Douglas Ostrich
Title:	Manager

CROWN IRON WORKS COMPANY, a Delaware corporation

By:	/s/ Douglas Ostrich
Name:	Douglas Ostrich
Title:	Chief Financial Officer

GUARANTORS

CPM HOLDINGS, INC., a Delaware corporation

By:	/s/ Douglas Ostrich
Name:	Douglas Ostrich
Title:	Chief Financial Officer

CROWN ACQUISITION CORP., a Delaware corporation

By:	/s/ Douglas Ostrich
Name:	Douglas Ostrich
Title:	Chief Financial Officer

CROWN BIOFUELS, LLC, a Minnesota limited liability company

By:	/s/ Douglas Ostrich
Name:	Douglas Ostrich
Title:	Authorized Signatory

CPM SA LLC, a Delaware limited liability company

By:	/s/ Douglas Ostrich
Name:	Douglas Ostrich
Title:	Authorized Signatory

CPM ACQUISITION CORP., a Delaware corporation

By:	/s/ Douglas Ostrich
Name:	Douglas Ostrich
Title:	Chief Financial Officer

CPM WOLVERINE PROCTOR, LLC, a Delaware limited liability company

By:	/s/ Douglas Ostrich
Name:	Douglas Ostrich
Title:	Manager

CROWN IRON WORKS COMPANY, a Delaware corporation

By:	/s/ Douglas Ostrich
Name:	Douglas Ostrich
Title:	Chief Financial Officer

HARRIS N.A., as L/C Issuer, Swingline Lender and as Administrative Agent

By:	/s/ Craig Thistlethwaite
Name:	Craig Thistlethwaite
Title:	Director

BANK OF MONTREAL, CHICAGO BRANCH, in its individual capacity as a Lender

By:	/s/ Craig Thistlethwaite
Name:	Craig Thistlethwaite
Title:	Director

EXHIBIT A
NOTICE OF PAYMENT REQUEST
[Date]
[Name of Lender]
[Address]
Attention:
          Reference is made to the Credit Agreement, dated as of November 20, 2009, by and among CPM Acquisition Corp., a Delaware corporation, CPM Wolverine Proctor, LLC, a Delaware limited liability company and Crown Iron Works Company, a Delaware corporation (hereinafter individually referred to as a “Borrower” and collectively as the “Borrowers”), certain of their Affiliates, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, and Harris N.A., as Administrative Agent (the “Credit Agreement”). Capitalized terms used herein and not defined herein have the meanings assigned to them in the Credit Agreement. [The Borrowers have failed to pay their Reimbursement Obligation in the amount of $[____________]. Your Revolver Percentage of the unpaid Reimbursement Obligation is $[_____________]] or [[_________________________] has been required to return a payment by the Borrowers of a Reimbursement Obligation in the amount of $[_______________]. Your Revolver Percentage of the returned Reimbursement Obligation is $[_______________].]
Exhibit A — Page 1

EXHIBIT B
BORROWING BASE CERTIFICATE
Attached
Exhibit B — Page 1

EXHIBIT C
REVOLVING NOTE

Chicago, Illinois
$[____________]	[________], 20[__]
          On the Termination Date, for value received, each of the undersigned, CPM Acquisition Corp., a Delaware corporation, CPM Wolverine Proctor, LLC, a Delaware limited liability company and Crown Iron Works Company, a Delaware corporation (each, a “Borrower” and collectively, the “Borrowers”), hereby jointly and severally promises to pay to the order of [_________________] (the “Lender”) at the office of Administrative Agent, at 111 West Monroe Street, Chicago, Illinois, (i) the principal sum of [_______________________] DOLLARS ($[___________]), or (ii) such different amount as may at the time of the maturity hereof, whether by acceleration or otherwise, be the aggregate unpaid principal amount of all Revolving Loans owing from the Borrowers to the Lender under the Credit Agreement hereinafter mentioned.
          This Revolving Note evidences the Revolving Loans made and to be made to the Borrowers by the Lender under that certain Credit Agreement dated as of November 20, 2009, among the Borrowers, certain of their Affiliates, as Guarantors, Harris N.A., as Administrative Agent, the Lender and the other lenders from time to time party thereto (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the “Credit Agreement”), and each Borrower hereby promises to pay (subject to the same limitation referenced above), interest at the office specified above on the outstanding principal balance of the Revolving Loans evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.
          This Revolving Note is issued by the Borrowers under the terms and provisions of the Credit Agreement and is secured by, among other things, the Collateral Documents, and this Revolving Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Revolving Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.
Exhibit C — Page 1

          Each Borrower hereby promises to pay all costs and expenses (including attorneys’ fees) suffered or incurred by the holder hereof in collecting this Revolving Note or enforcing any rights in any Collateral therefor in accordance with Section 12.15 of the Credit Agreement. Each Borrower hereby waives presentment for payment and demand. THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

CPM ACQUISITION CORP., a Delaware corporation

By:
Name:
Title:

CPM WOLVERINE PROCTOR, LLC, a Delaware limited liability company

By:
Name:
Title:

CROWN IRON WORKS COMPANY, a Delaware corporation

By:
Name:
Title:

Exhibit C — Page 2

EXHIBIT D
COMPLIANCE CERTIFICATE
          This Compliance Certificate is furnished to Harris N.A., as Administrative Agent as provided for in and pursuant to that certain Credit Agreement dated as of November 20, 2009 among CPM Acquisition Corp., a Delaware corporation, CPM Wolverine Proctor, LLC, a Delaware limited liability company and Crown Iron Works Company, a Delaware corporation (collectively, the “Borrowers”), certain of their Affiliates, as Guarantors, certain Lenders which are signatories thereto and Harris N.A., as Administrative Agent (the “Credit Agreement”). Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.
          THE UNDERSIGNED HEREBY CERTIFIES THAT:
          1. I hold the office of ____________________ of the Borrower Representative;
          2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of each of the Credit Parties during the accounting period covered by the attached financial statements;
          3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or the occurrence of any event which constitutes a Default or Event of Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below;
          4. The financial statements required by Section 8.5 of the Credit Agreement and being furnished to you concurrently with this certificate are true, correct and complete as of the dates and for the periods covered thereby; and
          5. The Attachment hereto sets forth financial data and computations evidencing the Borrowers’ compliance with a certain covenant of the Credit Agreement, all of which data and computations are, to the best of my knowledge, true, complete and correct and have been made in accordance with the relevant Section of the Credit Agreement.
          Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, are taking, or propose to take with respect to each such condition or event:

Exhibit D — Page 1

          The foregoing certifications, together with the computations set forth in the Attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _________ day of __________________ 20__.

____________________,
as Borrower Representative

By:
Name:
Title:

Exhibit D — Page 2

ATTACHMENT TO COMPLIANCE CERTIFICATE
Compliance Calculations for Credit Agreement
Dated as of November 20, 2009
Calculations as of _____________, 20___
Fixed Charge Coverage Ratio (Section 8.22)

1. Net Income for the period	$

2. Interest expense for the period	$

3. Taxes for the period	$

4. Depreciation and amortization for the period	$

5. EBITDA of Targets of Permitted Acquisitions for the period	$

6. Non-cash losses, adjustments and charges	$

7. Cash losses, adjustments and charges permitted by the Administrative Agent	$

8. Add Lines 1 through 7 (EBITDA)	$

9. Unfinanced Capital Expenditures for the period	$

10. Line 8 minus Line 9	$

11. Principal payments for the period	$

12. Interest Expense paid in cash for the period	$

13. Federal, state, local and foreign income taxes paid in cash for the period, net of income tax refunds received in cash for the period	$

14. Restricted Payments made in cash for the period, other than management fees	$

15. Add Lines 11 through 14 (Fixed Charges)	$

16. Ratio of Line 10 to Line 15		____:1.0

17. Line 16 ratio must not be less than 1.10 : 1.0		1.10:1.0

18. The Borrowers are in compliance (circle yes or no)	Yes/No
Exhibit D — Page 3

EXHIBIT E
ASSIGNMENT AND ACCEPTANCE
Dated _____________, 20___
          Reference is made to the Credit Agreement, dated as of November 20, 2009, by and among CPM Acquisition Corp., a Delaware corporation, CPM Wolverine Proctor, LLC, a Delaware limited liability company and Crown Iron Works Company, a Delaware corporation (hereinafter individually referred to as a “Borrower” and collectively as the “Borrowers”), certain of their Affiliates, as Guarantors, the several financial institutions from time to time party to this Agreement, as Lenders, and Harris N.A., as Administrative Agent (the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meaning.
          _________________________ (the “Assignor”) and _________________________ (the “Assignee”) agree as follows:
          1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, a ________% interest in and to [all of] the Assignor’s rights and obligations under the Credit Agreement as of the Effective Date (as defined below), including, without limitation, such percentage interest in the Assignor’s Revolving Credit Commitment as in effect on the Effective Date and the Loans, if any, owing to the Assignor on the Effective Date and the Assignor’s Revolver Percentage of any outstanding L/C Obligations and Swingline Loans.
          2. The Assignor (i) represents and warrants that as of the date hereof (A) its Revolving Credit Commitment is $_______________, (B) the aggregate outstanding principal amount of Loans made by it under the Credit Agreement that have not been repaid is $___________ ($____________ of Revolving Loans) and a description of the interest rates and interest periods of such Loans is attached as Annex 1 hereto, and (C) the aggregate principal amount of Assignor’s Revolver Percentage of outstanding L/C Obligations is $___________; (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, lien, or encumbrance of any kind; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Company or the performance or observance by any Credit Party of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.
          3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered to the Lenders pursuant to Section 8.5 thereof and such other documents and information as it has
Exhibit E — Page 1

deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (v) specifies as its lending office (and address for notices) the offices set forth beneath its name on the signature pages hereof.
          4. As consideration for the assignment and sale contemplated in Annex 1 hereof, the Assignee shall pay to the Assignor on the Effective Date in Federal funds an amount equal to $____________*. It is understood that commitment and/or letter of credit fees accrued to the Effective Date with respect to the interest assigned hereby are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.
          5. The effective date for this Assignment and Acceptance shall be ____________ (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance, if required, and recording by the Administrative Agent, L/C Issuer and the Swingline Lender and, if required, the Borrower Representative.
          6. Upon such acceptance, as required, and recording, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
          7. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

*	Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.
Exhibit E — Page 2

          8. In accordance with Section 12.12 of the Credit Agreement, the Assignor and the Assignee request and direct that the Administrative Agent prepare and cause the Borrowers to execute and deliver to the Assignee the relevant Notes payable to the Assignee in the amount of its Revolving Credit Commitment and new Notes to the Assignor in the amount of its Revolving Credit Commitment after giving effect to this assignment.
Exhibit E — Page 3

          9. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of Illinois.

[Assignor Lender]

By:
Name:
Title:

[Assignee Lender]

By:
Name:
Title:

Lending office (and address for notices):

Accepted and consented [if applicable] this
______ day of ________________, 20__
_________________________,
as Borrower Representative

By:
Name:
Title:

Exhibit E — Page 4

Accepted and consented [if applicable] this ______ day of ________________, 20__

HARRIS N.A., as Administrative Agent

By:
Name:
Title:

Exhibit E — Page 5

ANNEX I
TO ASSIGNMENT AND ACCEPTANCE

PRINCIPAL AMOUNT	TYPE OF LOAN	INTEREST RATE	MATURITY DATE
Exhibit E — Page 6